The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated November 8, 2004

PROSPECTUS SUPPLEMENT
(To Prospectus dated March 23, 2004)	Filed Pursuant to Rule 424(b)(2) File No. 333-109326

                 Shares

PartnerRe Ltd.

            % SERIES D CUMULATIVE REDEEMABLE PREFERRED SHARES

(Liquidation Preference $25.00 per share)

The Series D Cumulative Redeemable Preferred Shares will not be redeemable before November     , 2009. Beginning November     , 2009, PartnerRe Ltd. may redeem Series D Cumulative Redeemable Preferred Shares, in whole at any time or in part from time to time, at $25.00 per share plus accumulated and unpaid dividends without interest. Dividends on the Series D Cumulative Redeemable Preferred Shares will be cumulative from the date of issuance and are payable quarterly, starting March 1, 2005.

PartnerRe Ltd. expects to list the Series D Cumulative Redeemable Preferred Shares on the New York Stock Exchange and expects that trading will commence within 30 days after the initial delivery of the Series D Cumulative Redeemable Preferred Shares.

Investing in the Series D Cumulative Redeemable Preferred Shares involves risks. See “ Risk Factors” on page 3 of the accompanying prospectus and in our Form 8-K filed on November 8, 2004.

PRICE $25 PER SHARE

	Price to Public(1)		Underwriting Discounts and Commissions(2)	Proceeds to PartnerRe
Per Share		$25.00	$	$
Total	$		$	$

(1)	Plus accrued dividends, if any, from the date of original issuance.
(2)	For sales to certain institutions, the underwriting commissions will be $0.50 per Series D Cumulative Redeemable Preferred Share and, to the extent of such sales, the total underwriting discounts and commissions will be less than the amount set forth above.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

PartnerRe has granted the underwriters the right to purchase up to an additional                      Series D Cumulative Redeemable Preferred Shares to cover over-allotments.

The underwriters expect to deliver the Series D Cumulative Redeemable Preferred Shares to purchasers on or about November     , 2004.

Joint Book-Running Managers

Citigroup	UBS Investment Bank	Wachovia Securities

Merrill Lynch & Co.	Morgan Stanley

Bear, Stearns & Co. Inc.

Credit Suisse First Boston

JPMorgan

Lehman Brothers

November     , 2004

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front cover of this prospectus supplement or the date of the accompanying prospectus, as applicable.

i

PROSPECTUS SUPPLEMENT SUMMARY

The following summary contains basic information about us and our Series D preferred shares. It does not contain all the information that is important to you. You should read the summary together with the more detailed information and financial statements and notes to the financial statements contained elsewhere or incorporated by reference in this prospectus supplement or the accompanying prospectus. To fully understand this offering, you should read all of these documents. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information in this prospectus supplement shall control. As used in this prospectus supplement, the terms the “Company,” “we,” “our” or “us” may, depending upon the context, refer to PartnerRe, to one or more of PartnerRe’s consolidated subsidiaries or to all of them taken as a whole.

PartnerRe Ltd.

We provide multi-line reinsurance to insurance companies on a worldwide basis through our wholly-owned subsidiaries, Partner Reinsurance Company Ltd., PartnerRe SA and Partner Reinsurance Company of the U.S. Risks reinsured include, but are not limited to, property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering/energy, marine, special risk, other lines and life/annuity and health. We also offer financial products that provide weather and credit protection to industrial and service companies on a worldwide basis. We are a Bermuda company with principal executive offices located at 96 Pitts Bay Road, Pembroke HM 08, Bermuda. Our telephone number is (441) 292-0888.

Recent Developments

On October 26, 2004, we reported net income of $83.2 million, or $1.46 per share on a fully diluted basis, for the third quarter of 2004. This net income included net after-tax realized gains on investments of $21.0 million or $0.39 per share. Net income for the third quarter of 2003, including net after-tax realized gains on investments of $15.3 million or $0.29 per share, was $116.9 million or $2.08 per share. Operating earnings for the third quarter of 2004 were $57.3 million or $1.07 per share on a fully diluted basis. Operating earnings exclude net after-tax realized investment gains and losses and are calculated after payment of preferred dividends. This compared to operating earnings of $96.7 million, or $1.79 per share, for the third quarter of 2003. All references to per share amounts are on a fully diluted basis.

We achieved annualized net income returns on beginning common shareholders’ equity of 14% for the quarter and 19% for the year-to-date, and annualized operating returns on beginning common shareholders’ equity of 10% for the quarter and 16% for the year-to-date. Book value per share grew 11% to $47.35 on a year-to-date basis.

Summary unaudited consolidated financial data for the period is set out below.

U.S.$ thousands (except per share amounts and ratios)	Three months ended September 30,		Nine months ended September 30,
	2004	2003(b)	2004	2003(b)
Net Premiums Written	$805,252	$743,525	$3,169,674	$2,817,132
Net Premiums Earned	$943,785	$888,211	$2,791,408	$2,557,295
Non-Life Combined Ratio	99.5%	93.1%	94.2%	92.6%
Net Income	$83,205	$116,865	$348,684	$363,150
Net Income per share (a)	$1.46	$2.08	$6.17	$6.30
Net Operating Earnings (a)	$57,332	$96,694	$271,938	$268,033
Net Operating Earnings per share (a)	$1.07	$1.79	$5.02	$4.98

(a)	Net income per share is defined as net income available to common shareholders divided by the weighted average number of fully diluted shares outstanding for the period. Net income available to common shareholders is defined as net income less preferred dividends. Net operating earnings is net income available to common shareholders excluding after-tax net realized gains/losses on investments. Net operating earnings per share is defined as net operating earnings divided by the weighted average number of fully diluted shares outstanding for the period. Per share results are on a fully diluted basis.

(b)	Developing interpretations of accounting guidance resulted in changes in the classification of certain income statement items. We performed these reclassifications as if these interpretations were available as of January 1, 2003.

Net premiums written for the third quarter 2004 were $805.3 million, an 8% increase over the comparable period in 2003. Total revenues for the quarter were up 9% from the third quarter in 2003 to $1.1 billion, including $943.8 million of net premiums earned – an increase of 6%; net investment income of $69.6 million – an increase of 8%; and net realized investment gains of $32.8 million. The Non-Life combined ratio of 99.5% for the quarter included $137 million or 16 points from the four Atlantic hurricanes.

For the first nine months of 2004, net premiums written were $3.2 billion, a 13% increase over the same period in 2003. Net income was $348.7 million or $6.17 per share. Net income for the period includes a net after-tax realized gain on investments of $62.1 million or $1.15 per share. Operating earnings were $271.9 million, or $5.02 per share. Net income for the first nine months of 2003 was $363.1 million or $6.30 per share including net after-tax realized gains of $70.7 million, or $1.32 per share. Operating earnings for the same period in 2003 were $268.0 million or $4.98 per share. Total revenues for the first nine months of 2004 were $3.1 billion, including $2.8 billion of net premiums earned, net investment income of $218.0 million, and net realized investment gains of $78.7 million. Total revenues for the same period in 2003 were $2.8 billion.

At September 30, 2004, total assets were $11.9 billion, total capitalization was $3.4 billion, and total shareholders’ equity was $2.8 billion. This compared to total assets of $10.9 billion, total capitalization of $3.2 billion, and total shareholders’ equity of $2.6 billion at December 31, 2003. Book value per common share at September 30, 2004 was $47.35 on a fully diluted basis, compared to $42.48 per share at December 31, 2003.

We are continuing the share repurchase program which we initiated during the second quarter of 2004. During the quarter ended September 30, 2004, we repurchased 711,400 shares, bringing the total number of shares repurchased for the year-to-date to 874,700. We intend to use the proceeds of this offering in part to repurchase our common shares.

On October 26, 2004, our Board of Directors declared a regular quarterly dividend of $0.34 per common share. The dividend will be payable on December 1, 2004, to common shareholders of record on November 19, 2004, with the stock trading ex-dividend commencing November 17, 2004.

Results by Segment

The Non-Life segment reported net premiums written of $707.1 million for the quarter, up 4% as compared to the same period in 2003. Timing differences in the recording of written premiums affect quarterly year-over-year comparisons, and therefore, the year-to-date written premium growth rate is more reflective of the full-year trend. For the first nine months of 2004, Non-Life net premiums written were $2.9 billion, representing an increase of 10%. The combined ratio was 99.5% for the third quarter compared to 93.1% for the same period in 2003. The Non-Life technical result was $52.8 million compared to $102.9 million for the third quarter of 2003. The results for the third quarter of 2004 included $43.2 million of net reductions to prior year reserves. The nine month technical result was $290.6 million, compared to $303.6 million for the same period in 2003. The combined ratio for the nine month period was 94.2% compared to 92.6% in 2003.

The U.S. Property and Casualty business, which represented approximately 29% of total net premiums written for the quarter, reported net premiums written of $233.7 million, up 18% over the prior year’s third quarter. Net premiums earned increased 7% during the quarter when compared to the same period in 2003. The technical ratio for this sub-segment was 118.1%, compared to 102.8% in the third quarter of 2003, primarily reflecting the increased level of large losses relating to the four Atlantic hurricanes, as well as approximately $17.8 million in additions to prior year reserves. For the first nine months of 2004, net premiums written increased 10% to $810.5 million. The nine-month technical ratio was 102.0%, compared to 98.1% in 2003.

The Global (Non-U.S.) Property and Casualty business, which represented approximately 19% of total net premiums written, reported net premiums written of $154.7 million for the third quarter of 2004, compared to $165.0 million for the same period in 2003. Timing differences in the recording of premiums affect the quarterly comparison, and therefore the year-to-date written premium growth rate is more reflective of the full-year-trend. For the first nine months of 2004, net premiums written increased 25% to $821.0 million. Net premiums earned during the quarter were $212.9 million, up 10% from $193.6 million in the third quarter of 2003. The technical ratio for this sub-segment for the third quarter was 99.7% compared to 113.8% for the same period in 2003, reflecting strong results in both property and casualty lines, as well as approximately $16.1 million in net reductions to prior year reserves. The nine-month technical ratio was 101.2%, compared to 99.8% in 2003.

The Worldwide Specialty business, which represented approximately 40% of total net premiums written for the quarter, reported net premiums written of $318.7 million for the third quarter, essentially flat with the same prior year period. Net premiums earned were down 5% for the quarter, compared to the same period in 2003. This sub-segment’s technical ratio was 76.4%, compared to 67.4% for the third quarter of 2003, reflecting the increased level of large catastrophe losses during the quarter, partially offset by net reserve reductions for prior years of approximately $44.8 million. For the nine-month period, net premiums written increased 3% to $1.3 billion. The nine-month technical ratio was 72.2%, compared to 74.0% in 2003.

The Life segment, which markets coverages primarily in Europe, Canada and Latin America, and represented approximately 12% of total net premiums written in the quarter, reported net premiums written of $97.0 million for the quarter, reflecting 60% growth over the third quarter of 2003. The allocated underwriting result was breakeven for the quarter, compared to a similar result in the third quarter of 2003. For the nine-month period, net premiums written increased 36% to $283.7 million, with an allocated underwriting loss of $3.5 million, compared to a gain of $3.2 million for the comparable period in 2003.

The ART (Alternative Risk Transfer) segment comprises finite reinsurance, structured finance, weather related products, and the results of our recent investment in Channel Re. Premiums are not a representative measure of activity in ART, as reinsurance accounting does not apply for much of the business in this segment. The ART segment recognizes reinsurance revenues, gross margins, net spreads, or changes in the value of derivative instruments on its various transactions either on the “premium written”, “premium earned”, “investment income”, or “other income” line of the income statement, in accordance with the applicable accounting guidance. The underwriting result for this segment was a gain of $1 million for the third quarter of 2004, comparable to a similar result in the third quarter of 2003.

While we expect the recent natural catastrophes and competitive dislocations to have a steadying influence on pricing in some lines, we continue to expect prices and terms and conditions to be more competitive at January 1, 2005.

Below is a reconciliation of Net Income to Operating Earnings Available to our Common Shareholders:

	For the three months ended September 30,		For the nine months ended September 30,
	2004	2003	2004	2003
	(in thousands of U.S. dollars except per share data)
Net income	$83,205	$116,865	$348,684	$363,150
Less:
Net realized investment gains, net of tax	20,979	15,317	62,065	70,697
Dividends to preferred shareholders	4,894	4,854	14,681	24,421

Operating income available to common shareholders	$57,332	$96,694	$271,938	$268,032

Diluted net income per common share	$1.46	$2.08	$6.17	$6.30
Less:
Net realized investment gains, net of tax, per common share	0.39	0.29	1.15	1.32

Diluted operating earnings per common share	$1.07	$1.79	$5.02	$4.98

Annualized return on beginning common shareholders’ equity calculated with net income	13.6%	24.5%	19.3%	24.7%
Less:
Net realized investment gains, net of tax	3.6	3.3	3.6	5.1

Annualized operating return on equity	10.0%	21.2%	15.7%	19.6%

Below is a reconciliation of Technical Result to Net Income:

	For the three months ended September 30,		For the nine months ended September 30,
	2004	2003	2004	2003
	(in millions of U.S. dollars)
Non-Life technical result	$53	$103	$291	$304
ART technical result	(6)	0	(4)	0
Life technical result	(7)	(7)	(20)	(20)

Total technical result	$40	$96	$267	$284
Other operating expenses	(68)	(63)	(204)	(172)
Net investment income	70	65	218	189
Other income	10	4	17	9
Interest expense	(10)	(10)	(30)	(31)
Net foreign exchange gains	0	0	2	9
Net realized investment gains	33	12	79	68
Income tax benefit	8	13	0	7

Net income	$83	$117	$349	$363

We use operating earnings, diluted operating earnings per share and operating return on beginning common shareholders’ equity to measure performance, as these measures focus on the underlying fundamentals of our operations without the influence of realized gains and losses from the sale of investments, which is driven by the timing of the disposition of investments and not by our operating performance. For planning purposes, we do not anticipate realized investment gains or losses. We also use technical ratio and technical result as measures of underwriting performance. These metrics exclude overhead expenses. All references to per share amounts in “—Recent Developments” are on the basis of fully diluted shares. Certain reclassifications have been made to prior year consolidated financial statement amounts to conform to the current year presentation and the new segment presentation.

The Offering

The description of the terms of the Series D preferred shares in this section is not complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the Certificate of Designation relating to the Series D preferred shares (the “Certificate of Designation”) and our Bye-Laws. See “Description of Series D Cumulative Redeemable Preferred Shares.”

Securities Offered	% Series D Cumulative Redeemable Preferred Shares ( Series D Cumulative Redeemable Preferred Shares if the underwriters exercise their over-allotment option in full).

Dividends

Dividends on the Series D preferred shares will be cumulative from the date of original issuance and will be payable when, as and if declared by our board of directors, quarterly in arrears on the first day of March, June, September and December of each year (or, if such date is not a business day, on the business day immediately following such date), commencing March 1, 2005, in an amount per share equal to     % of the liquidation preference per annum (equivalent to $             per share). See “Description of Series D Cumulative Redeemable Preferred Shares—Dividend Rights.”

Liquidation Rights

Upon liquidation, holders of the Series D preferred shares will be entitled to receive from our assets legally available for distribution to shareholders a liquidation preference of $25.00 per share, plus accrued and unpaid dividends, if any, to the date of liquidation. See “Description of Series D Cumulative Redeemable Preferred Shares—Liquidation Preference.”

Conversion	The Series D preferred shares are not convertible into or exchangeable for any other securities of the Company.

Redemption

On or after November     , 2009, the Series D preferred shares will be redeemable at our option in whole at any time or in part from time to time, at a redemption price of $25.00 per share, plus accrued and unpaid dividends, if any, to the date of redemption, without interest. The Series D preferred shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption. See “Description of Series D Cumulative Redeemable Preferred Shares—Redemption.”

Voting Rights

Generally, the holders of the Series D preferred shares will not have any voting rights. Whenever dividends on the Series D preferred shares or any class or series of capital shares ranking on a parity with the Series D preferred shares with respect to the payment of dividends and amounts upon liquidation, dissolution or winding up, as further described in the Certificate of Designation are in arrears in an amount equivalent to dividends for six full dividend periods (whether or not consecutive), the Certificate of Designation provides that holders of the Series D preferred shares (voting together as a single class with the holders of parity shares) will have the right to elect two directors whose terms of office shall continue until such dividend arrearage is eliminated. In addition, certain transactions that would vary the rights of holders of the Series D preferred shares cannot be made without the approval of the holders of 75% of the Series D preferred shares. See “Description of Series D Cumulative Redeemable Preferred Shares—Voting Rights.”

Ranking

The Series D preferred shares will rank senior to our common shares and pari passu with our Series B Cumulative Redeemable Preferred Shares and Series C Cumulative Redeemable Preferred Shares with respect to payment of dividends and amounts upon liquidation, dissolution or winding up. See “Description of Series D Cumulative Redeemable Preferred Shares—Dividend Rights” and “—Liquidation Preference.”

Limitations on Transfer and Ownership

Our Bye-Laws and the Certificate of Designation provide that, subject to waiver by the board of directors, no person may acquire ownership of our shares (including preferred shares) if such purchase would result in such person owning or controlling more than 9.9% of the voting power of our outstanding shares. In addition, in the event we become aware of such ownership, we may reduce the voting rights with respect to any of our shares (including any preferred shares) owned or controlled by such person to the extent necessary to limit the voting power owned or controlled by such person to 9.9% in the aggregate. For these purposes, references to ownership or control of our shares mean ownership within the meaning of Section 958 of the Internal Revenue Code and Section 13(d)(3) of the Exchange Act. Our Bye-Laws provide for additional limitations on transfer and ownership of our capital stock.

New York Stock Exchange Listing

We expect to list the Series D preferred shares on the New York Stock Exchange and expect that trading will commence within 30 days after initial delivery of the Series D preferred shares. While the underwriters have advised us that they intend to make a market in the Series D preferred shares prior to commencement of trading on the New York Stock Exchange, they are under no obligation to do so. This is the initial offering of the Series D preferred shares and there is no existing market for them. We cannot assure you that a market for the Series D preferred shares will develop upon commencement of trading.

Use of Proceeds	We intend to use the net proceeds from the sale of the Series D preferred shares for general corporate purposes including the repurchase of common shares.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table sets forth summary historical consolidated financial and other data of PartnerRe. The year-end financial data has been derived from our audited financial statements, which have been audited by Deloitte & Touche. You should read the following information in conjunction with our financial statements and the related notes and the other financial and statistical information that is included or incorporated by reference in this prospectus.

	Year Ended December 31,
	2003	2002	2001
	(in millions of U.S. dollars or common shares, except per share data and ratios)
Operating data:
Gross premiums written	$3,624.5	$2,705.7	$1,878.3
Net premiums written	3,589.6	2,655.4	1,825.1
Net premiums earned	3,503.4	2,425.7	1,633.5
Net investment income	261.7	245.2	239.6
Net realized investment gains	86.7	(6.7)	20.2
Other income	21.1	5.7	1.7
Total revenues	3,872.9	2,669.9	1,895.0
Losses and loss expenses including life policy benefits	2,365.7	1,715.8	1,631.8
Total expenses	3,381.5	2,449.7	2,149.6
Income (loss) before distributions related to Trust Preferred and Mandatorily Redeemable Preferred Securities and taxes	491.4	220.2	(254.6)
Distributions related to Trust Preferred and Mandatorily Redeemable Preferred Securities	21.6	27.2	3.0
Income tax expenses (benefit)	2.1	2.7	(69.3)

Net income (loss) before cumulative effect of adopting new accounting standard, net of tax	467.7	190.3	(188.3)
Cumulative effect of adopting new accounting standard, net of tax	—	—	27.8

Net income (loss)	$467.7	$190.3	$(160.5)

Diluted net income (loss) per common share	$8.13	$3.28	$(3.60)

Weighted average number of common and common equivalent shares outstanding	53.9	51.9	50.1
Non-Life ratios:
Loss ratio(1)	65.5%	69.3%	100.4%
Expense ratio(2)	29.0%	28.6%	29.8%

Combined ratio(3)	94.5%	97.9%	130.2%

	As of December 31,
	2003	2002	2001
	(in millions of U.S. dollars or common shares, except per share data and ratios)
Balance sheet data:
Total investments, cash and cash equivalents	$6,790.7	$5,185.4	$4,410.7
Total assets	10,903.0	8,547.9	7,173.0
Unpaid losses and loss expenses and policy benefits for life and annuity contracts	5,917.1	4,474.4	3,698.9
Long-term debt	220.0	220.0	220.0
Debt related to Trust Preferred Securities	206.0	—	—
Trust Preferred and Mandatorily Redeemable Preferred Securities	200.0	400.0	400.0
Number of common shares outstanding	53.7	52.4	50.2
Total shareholders’ equity	2,594.4	2,077.2	1,748.1
Diluted book value per common and common equivalent share	$42.48	$34.02	$29.05

(1)	The loss ratio is calculated by dividing non-life loss and loss adjustment expenses by non-life net premiums earned.

(2)	The expense ratio is calculated by dividing non-life acquisition costs and other operating expenses by non-life net premiums earned.

(3)	The combined ratio is the sum of the non-life loss ratio and the non-life expense ratio.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE SHARE DIVIDENDS

For purposes of computing the following ratios, earnings consist of net income before income tax expense plus fixed charges to the extent that such charges are included in the determination of earnings. Fixed charges consist of interest costs plus one-third of minimum rental payments under operating leases (estimated by management to be the interest factor of such rentals).

	Nine Months Ended September 30,	Year Ended December 31,
	2004	2003		2002	2001		2000	1999
Ratio of Earnings to Combined Fixed Charges and Preference Share Dividends	6.49x	6.01x	(2)	3.16x	NM	(1)	2.44x	1.66x

(1)	NM: not meaningful. The ratio for the 2001 period above is not meaningful due to the net loss which we reported for 2001, which included losses related to the terrorist attack of September 11, 2001. Further information regarding the impact of this attack on our financial results can be found in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Additional earnings of $249.8 million would be necessary to result in a one-to-one coverage ratio for the ratio of earnings to combined fixed charges and preference share dividends.

(2)	If the provisions of the Financial Accounting Standards Board’s (“FASB”) Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, and FASB’s Interpretation No. 46(R), Consolidation of Variable Interest Entities, had been applied with effect from January 1, 2003, the ratio of earnings to combined fixed charges and preference share dividends would have remained unchanged.

CAPITALIZATION

The following table sets forth, as of September 30, 2004, our long-term debt and capitalization on an historical basis and as adjusted to give effect to our sale of the Series D preferred shares in this offering (assuming no exercise of the underwriters’ over-allotment option). You should read this table in conjunction with our historical consolidated financial statements and the other financial and statistical information that are included or incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information.”

	As of September 30, 2004
	Actual	As Adjusted
	(unaudited, in millions of U.S. dollars)
Long-term debt	$220		$220
Trust Preferred Securities(1)	200		200
Series B Cumulative Redeemable Preferred Shares (PEPS) (4,000,000 shares authorized, issued and outstanding)	200		200
Shareholders’ equity:
Common shares (par value $1.00; 53,038,591 shares issued and outstanding)	53		53
Preferred Shares:
Series C Cumulative Redeemable Preferred Shares (11,600,000 shares authorized, issued and outstanding; aggregate liquidation preference: $290,000,000)	12		12
Series D Cumulative Redeemable Preferred Shares ( shares authorized, issued and outstanding)	—
Additional paid-in capital	989
Other shareholders’ equity	1,767		1,767

Total shareholders’ equity	$2,821	$

Total capitalization	$3,441	$

(1)	Neither the Trust that issued the securities nor PartnerRe Finance, which owns the Trust, meet the consolidation requirements of FIN 46(R). Accordingly, we show the related intercompany debt of $206.2 million on our consolidated balance sheets.

DESCRIPTION OF SERIES D CUMULATIVE REDEEMABLE PREFERRED SHARES

The description of the terms and provisions of the Series D preferred shares in this prospectus supplement is not complete and is subject to, and qualified in its entirety by reference to the terms and provisions of the Bye-Laws and the Certificate of Designation. A copy of the Bye-Laws is filed as an exhibit to the Quarterly Report of the Company on Form 10-Q for the period ended June 30, 2004, and incorporated into the registration statement of which this prospectus supplement is a part. The Certificate of Designation will be filed with the Securities and Exchange Commission as an exhibit to a Current Report of the Company on Form 8-K and incorporated into that registration statement. See “Material Bermuda and United States Federal Income Tax Consequences” for a summary of the taxation of the holders of the Series D preferred shares under current law.

General

When issued and paid for as contemplated by this prospectus supplement, the Series D preferred shares will be duly authorized, validly issued and fully paid. The holders of the Series D preferred shares will have no preemptive rights with respect to any of our common shares or any of our other securities convertible into or carrying rights or options to purchase any such shares. The Series D preferred shares will not be subject to any sinking fund or other obligation on our part to redeem or retire the Series D preferred shares. Unless we redeem them, the Series D preferred shares will have a perpetual term with no maturity.

Our board of directors may from time to time create and issue additional preferred shares without the approval of our shareholders and fix their relative rights, preferences and limitations. The alteration of the special rights attached to the Series D preferred shares requires the approval of their holders. See “—Voting Rights.” At present, we have issued and outstanding $200 million of Series B Cumulative Redeemable Preferred Shares and $290 million of Series C Cumulative Redeemable Preferred Shares, which are in parity with respect to payment of dividends and distribution of assets in liquidation with the Series D preferred shares. We intend to use the proceeds of this offering for general corporate purposes including the repurchase of common shares. See “Prospectus Supplement Summary—The Offering—Use of Proceeds.” We have not issued shares that are senior to the Series D preferred shares with respect to payment of dividends and distribution of assets in liquidation.

Dividend Rights

Holders of the Series D preferred shares will be entitled to receive, when, as and if declared by our board of directors out of funds legally available for the payment of dividends, cumulative preferential cash dividends in an amount per share equal to     % of the liquidation preference per annum (equivalent to $          per share). Such dividends shall begin to accrue and shall be fully cumulative from the date of original issuance and shall be payable quarterly, when, as and if declared by the board of directors, in arrears on the first day of March, June, September and December of each year or, if such date is not a business day, on the business day immediately after such date (each, a “Dividend Payment Date”). The first dividend, which will be payable on March 1, 2005, will represent the period from the original issue date up to February 28, 2005. The dividend for such dividend period and any other dividend payable on the Series D preferred shares for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in our register of members at the close of business on the applicable record date, which shall be on the tenth calendar day immediately preceding such Dividend Payment Date (each, a “Dividend Record Date”).

Our board of directors shall not declare any dividends on the Series D preferred shares nor shall we pay or set apart for payment any dividends at such time as the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such action would constitute a breach of or default under such agreement, or if such action is restricted or prohibited by law. Notwithstanding the foregoing, dividends on the Series D preferred shares will accrue and shall be cumulative, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Holders of our Series D preferred shares will not be entitled to any dividends in excess of full cumulative dividends as described above. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on our Series D preferred shares which may be in arrears.

If there is any change in the law, regulation or official directive (whether or not having the force of law) or in the interpretation by any Bermuda governmental authority or court of competent jurisdiction which imposes on us any condition with respect to our Series D preferred shares as a result of which any dividend payment is reduced, we shall give notice to the holders of our Series D preferred shares of such event and all reductions shall be borne in full by the holders of our Series D preferred shares (but only to the extent permitted by law).

“Parity shares” are the Series B Cumulative Redeemable Preferred Shares, the Series C Cumulative Redeemable Preferred Shares and any other class or series of our shares whose holders are entitled to receive dividends and amounts distributable upon liquidation, dissolution or winding up along with the Series D preferred shares, each in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other. If any of the Series D preferred shares are outstanding, no dividends or other distributions shall be declared or paid or set apart for payment on any class or series of parity shares for any period unless either (i) full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payments on the Series D preferred shares for all dividend periods terminating on or prior to the dividend payment date on such parity shares, or (ii) all dividends declared upon the Series D preferred shares and any class or series of parity shares are declared pro rata so that the amount of dividends declared per share on the Series D preferred shares and any class or series of parity shares shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the Series D preferred shares and such class or series of parity shares bear to each other.

“Fully junior shares” are common shares or other shares ranking junior to the Series D preferred shares both as to dividends and as to the distribution of assets upon any liquidation, dissolution or winding up of the Company. “Junior shares” are common shares or any other capital shares ranking junior to the Series D preferred shares either as to dividends or as to the distribution of assets upon any liquidation, dissolution or winding up of the Company. If any of the Series D preferred shares are outstanding, unless full cumulative dividends on the Series D preferred shares and any parity shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than those paid in fully junior shares) shall be declared or paid or set apart for payment and no other distribution shall be declared or paid or set apart for payment on the junior shares, nor shall any common shares or any other junior shares be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of common shares made for purposes of any employee incentive or benefit plan of the Company or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund or the redemption of any common shares or any other junior shares) by us (except by conversion into or exchange for fully junior shares).

Any dividend payment made on the Series D preferred shares shall first be credited against the earliest accrued but unpaid dividend due with respect to the Series D preferred shares which remains payable.

Certain Restrictions on Payment of Dividends and Redemption of Shares

Under Bermuda law, we may not lawfully declare or pay a dividend unless there are reasonable grounds for believing that we are, or will after payment of the dividend be, able to pay our liabilities as they become due, and that the realizable value of the our assets will, after payment of the dividend, be greater than the aggregate value of our liabilities, issued share capital and share premium accounts.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company, the holders of the Series D preferred shares will be entitled to receive from our assets legally available for distribution to shareholders, $25.00 per share plus all dividends accrued and unpaid, if any, to the date fixed for distribution before any distribution is made to holders of our common shares and any other class or series of junior shares.

After payment of the full amount of the liquidating distributions to which they are entitled, the holders of our Series D preferred shares will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding Series D preferred shares and the corresponding amounts payable on all classes or series of parity shares, then the holders of the Series D preferred shares and all such classes or series of parity shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

If liquidating distributions shall have been made in full to all holders of the Series D preferred shares and all classes or series of parity shares, our remaining assets shall be distributed among the holders of our common shares or any other classes or series of our junior shares, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, our consolidation, amalgamation or merger with or into any other entity, the sale, lease or conveyance of all or substantially all of our shares or property or business or a statutory share exchange shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

Redemption

The Series D preferred shares are not redeemable prior to November     , 2009. On or after such date, we, at our option upon not less than 30 nor more than 90 days written notice, may redeem the Series D preferred shares, in whole at any time or in part from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends, if any, thereon to the date fixed for redemption, without interest. The Series D preferred shares will not be subject to any sinking fund or other obligation on our part to redeem or retire the Series D preferred shares. Holders of shares to be redeemed shall surrender certificates for such shares at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid dividends payable to the date of redemption.

If fewer than all of the outstanding Series D preferred shares are to be redeemed, we will determine the number of shares to be redeemed and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares), by lot or by any other method that we may deem equitable in our sole discretion.

Unless full cumulative dividends on all the Series D preferred shares and all parity shares shall have been declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, we shall not redeem, purchase, or otherwise acquire any Series D preferred shares or any parity shares unless all outstanding Series D preferred shares and any of our parity shares are redeemed; provided, however, that the foregoing shall not prevent our purchase or acquisition of fewer than all outstanding Series D preferred shares or parity shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series D preferred shares and parity shares.

The Series D preferred shares will form part of the core capital of PartnerRe, and as such, it is our intention to redeem the Series D preferred shares with proceeds raised from new capital offerings during the life of the Series D preferred shares with equal or greater equity benefit.

Notice of any redemption will be mailed at least 30 days but not more than 90 days before the redemption date to each holder of record of the Series D preferred shares to be redeemed at the address shown in our register of members. Each notice shall state, as appropriate: (i) the redemption date; (ii) the number of Series D preferred shares to be redeemed; (iii) the redemption price (including any accrued dividends); (iv) the place or places where certificates for the Series D preferred shares are to be surrendered for payment of the redemption price; and (v) that, where applicable, dividends on the Series D preferred shares to be redeemed will cease to accrue on such redemption date. If fewer than all of the Series D preferred shares are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of the Series D preferred shares to be redeemed from such holder. If we have given notice of redemption of any of the Series D preferred shares and set apart the funds necessary for such redemption in trust for the benefit of the holders of the Series D preferred shares so called for redemption, then from and after the redemption date, dividends will cease to accrue on the Series D preferred shares being redeemed, such Series D preferred shares shall no longer be deemed to be outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus all accrued and unpaid dividends, if any.

The holders of the Series D preferred shares at the close of business on a Dividend Record Date will be entitled to receive the dividend payable with respect to such Series D preferred shares on the corresponding Dividend Payment Date notwithstanding the redemption thereof between such Dividend Record Date and the corresponding Dividend Payment Date or our default in the payment of the dividend due. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series D preferred shares which have been called for redemption.

Voting Rights

Generally, the Series D preferred shares shall have no voting rights. Whenever dividends payable on the Series D preferred shares or any class or series of parity shares shall be in arrears (whether or not such dividends have been earned or declared) in an amount equivalent to dividends for six full dividend periods (whether or not consecutive), then, immediately upon the happening of such event, the holders of the Series D preferred shares, together with the holders of shares of every class or series of parity shares, voting as a single class regardless of class or series, shall have the right to elect two directors to our board of directors (which is composed of ten members as of the date hereof). Whenever all arrearages in dividends on the Series D preferred shares and the parity shares then outstanding shall have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, then the right of holders of the Series D preferred shares and the parity shares to be represented by directors shall cease (but subject always to the same provision for the vesting of such rights in the case of any future arrearages in an amount equivalent to dividends for six full dividend periods), and the terms of office of the additional directors elected to our board shall forthwith terminate.

Without the written consent, or the sanction of a resolution passed at a separate meeting, of the holders of at least 75% of the Series D preferred shares at the time outstanding, we may not (i) make any amendment or alteration to, or repeal, any of the provisions of our Memorandum of Association, Bye-Laws or the Certificate of Designation that would vary the rights, preferences or voting powers of the holders of the Series D preferred shares; (ii) authorize any amalgamation, consolidation, merger or statutory share exchange that affects the Series D preferred shares, unless in each such case each Series D preferred share shall remain outstanding with no variation in its rights, preferences or voting powers or shall be converted into or exchanged for preferred shares of the surviving entity having rights, preferences and voting powers identical to that of a Series D preferred share; or (iii) authorize any creation or increase in the authorized amount of, any shares of any class or series or any security convertible into shares of any class or series ranking prior to the Series D preferred shares in payment of dividends or the distribution of assets on any liquidation, dissolution or winding up of the Company. However, no such vote of the holders of the Series D preferred shares shall be required if, prior to the time when any of the foregoing actions is to take effect, all the outstanding Series D preferred shares shall have been redeemed. We may create and issue additional classes or series of parity shares and fully junior shares without the consent of any holder of the Series D preferred shares. The holders of the Series D preferred shares are not entitled to vote on any sale of all or substantially all of our assets.

Conversion

Our Series D preferred shares are not convertible or exchangeable for any of our other securities.

Limitations on Transfer and Ownership

Our Bye-Laws and the Certificate of Designation provide that, subject to waiver by our board of directors, no person may acquire ownership of our shares, including Series D preferred shares, if such purchase would result in such person owning or controlling more than 9.9% of the voting power of our outstanding shares. A transferee will be permitted to dispose of any shares purchased which violate the restriction and as to the transfer of which registration is refused. In addition, in the event we become aware of such ownership, we may reduce the voting rights with respect to any of our shares (including any Series D preferred shares) owned or controlled by such person to the extent necessary to limit the voting power held by such person to 9.9% in the aggregate. Our Bye-Laws provide for additional limitations on transfer and ownership of our capital stock. The voting rights with respect to all shares held by such person in excess of the 9.9% limitation will be allocated to the other holders of shares, pro rata based on the number of shares held by all such other holders of shares, subject only to the further limitation that no shareholder allocated such voting rights may exceed the 9.9% limitation as a result of such allocation. For these purposes, references to ownership or control of our shares mean ownership within the meaning of Section 958 of the Internal Revenue Code and Section 13(d)(3) of the Exchange Act.

Other Matters

We have agreed to submit ourselves to the jurisdiction of the Supreme Court of the State of New York, New York County, and to the jurisdiction of the United States District Court for the Southern District of New York, for purposes of any suit, action or other proceeding brought by holders of the Series D preferred shares arising out of, or relating to, the enforcement of any designation, preferences or other special rights of the Series D preferred shares as set forth in the Certificate of Designation. Bermuda substantive law will be applied in any such proceeding.

MATERIAL BERMUDA AND UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

Statements made below as to Bermuda law are based on the opinion of Mr. Marc Wetherhill, our corporate counsel. Statements made below as to United States federal income tax law are based on the opinion of Davis Polk & Wardwell, United States counsel to PartnerRe Ltd.

Bermuda Taxation

There will be no Bermuda withholding tax on our dividend payments made with respect to the Series D preferred shares.

United States Taxation

In this section, we summarize certain material United States federal income tax consequences of purchasing, holding and disposing of the Series D preferred shares. Except where we state otherwise, this summary deals only with Series D preferred shares held as capital assets as defined in the Internal Revenue Code of 1986, as amended (the “Code”), by a U.S. Holder (as defined below) who purchases Series D preferred shares for cash at the stated offering price.

A “U.S. Holder” is a beneficial owner of Series D preferred shares who or which is:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

We do not address all of the tax consequences that may be relevant to a U.S. Holder. We also do not address the tax consequences to holders other than U.S. Holders or to holders that may be subject to special tax treatment (such as financial institutions, real estate investment trusts, personal holding companies, regulated investment companies, insurance companies, entities classified as partnerships for U.S. federal income tax purposes, S corporations, traders and dealers in securities or currencies and certain U.S. expatriates). Further, we do not address:

•	the United States federal income tax consequences to shareholders in, or partners or beneficiaries of, an entity that is a holder of Series D preferred shares;

•	the United States federal estate, gift or alternative minimum tax consequences of the purchase, ownership or disposition of Series D preferred shares;

•	consequences to persons who hold Series D preferred shares as a position in a “straddle” or “synthetic security” or as part of a “hedging,” “conversion,” “constructive sale” or other integrated transaction or whose “functional currency” is not the United States dollar;

•	except as stated explicitly below, consequences to persons that own or are deemed to own 10% or more of our capital stock;

•	except as stated explicitly below, consequences to tax-exempt organizations; or

•	any state, local or non-U.S. tax consequences of the purchase, ownership or disposition of Series D preferred shares.

Accordingly, you should consult your own tax advisor regarding the tax consequences of purchasing, owning and disposing of Series D preferred shares in light of your own circumstances.

This summary is based on the Code, U.S. Treasury regulations (proposed and final) issued under the Code, and administrative and judicial interpretations thereof, all as they currently exist as of the date of this prospectus supplement. These income tax laws and regulations, however, may change at any time, possibly on a retroactive basis. Any such changes may affect the matters discussed in this summary.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SERIES D PREFERRED SHARES IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, AND NON-U.S. LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

Taxation of Distributions

Subject to the discussion in the next paragraph as well as the discussion below relating to the potential application of the “controlled foreign corporation,” “related person insurance income,” “passive foreign investment company” and “foreign personal holding company” rules, cash distributions made with respect to the Series D preferred shares will constitute dividends taxable as ordinary income for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits. U.S. Holders of the Series D preferred shares generally will be subject to U.S. federal income tax on the receipt of such dividends. Such dividends will not be eligible for the dividends received deduction provided by Section 243 of the Code. To the extent that a distribution exceeds earnings and profits, it will first be treated as a return of the U.S. Holder’s basis to the extent thereof, and then as gain from the sale of a capital asset, subject to the discussion below related to the potential application of the “controlled foreign corporation,” “related person insurance income” and “passive foreign investment company” rules.

In 2003, the U.S. Congress reduced the rates on qualified dividend income through 2009, including dividends paid by a “qualified foreign corporation” to a non-corporate U.S. Holder, to the equivalent of capital gains, rather than ordinary income, rates, provided certain holding period requirements are met. Based on recent guidance provided by the Internal Revenue Service (“IRS”) in Notice 2004-71, we believe that dividends on the Series D preferred shares should be eligible for capital gains treatment under these rules. This conclusion is based on our determinations that (1) the Series D preferred shares will be “readily tradable” on an established securities market in the United States (under the definition in Notice 2004-71), (2) the Series D preferred shares will be classified as equity for U.S. federal income tax purposes, and (3) we believe that we should not be classified as a “passive foreign investment company” or “foreign personal holding company” (as discussed further below). The U.S. Treasury has announced its intention to promulgate rules pursuant to which holders of ADSs or shares and intermediaries through whom such securities are held will be permitted to rely on certifications from issuers to establish that dividends are eligible to be treated as qualified dividends. Because such procedures have not yet been issued, it is not clear whether the Company will be able to comply with the procedures. The Company will use reasonable efforts to facilitate appropriate tax reporting by providing these certifications or other similar certifications pursuant to any subsequent rules the U.S. Internal Revenue Service or U.S. Treasury may promulgate to the extent it is reasonably able to do so without material cost. Further, if we were to be treated as a passive foreign investment company or foreign personal holding company (as discussed further below), such treatment could adversely affect the eligibility of U.S. Holders for capital gains rates on dividends with respect to the Series D preferred shares.

Sales, Exchanges or Other Dispositions of Series D Preferred Shares

In general, a U.S. Holder will recognize gain or loss on a sale, exchange, or other taxable disposition (collectively, a “disposition”) of a Series D preferred share in an amount equal to the difference between the amount realized and the adjusted tax basis for that Series D preferred share. Selling expenses incurred by a U.S. Holder will reduce the amount of gain or increase the amount of loss recognized by such U.S. Holder upon the disposition of the Series D preferred shares. Subject to the discussion below relating to the potential application of the “controlled foreign corporation,” “related person insurance income” and “passive foreign investment company” rules, gain or loss on the disposition of a Series D preferred share generally will be a capital gain or loss, and generally will be a long-term capital gain or loss if, at the time of the disposition, the U.S. Holder has a holding period for the Series D preferred share of more than one year. Capital gains of individuals in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Redemption of Series D Preferred Shares

A redemption of the Series D preferred shares for cash will be treated under Section 302 of the Code as a dividend if we have sufficient earnings and profits, unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code enabling the redemption to be treated as a sale or exchange. If the redemption is treated as a sale or exchange of the U.S. Holder’s Series D preferred shares, the U.S. Holder’s treatment will be as discussed above in “Sales, Exchanges or Other Dispositions of Series D preferred shares”. The redemption will be treated as a sale or exchange only if it (i) is “substantially disproportionate,” (ii) constitutes a “complete termination of the holder’s stock interest” in us or (iii) is not “essentially equivalent to a dividend,” each within the meaning of Section 302(b). In determining whether any of these tests is met, shares of our capital stock actually owned, as well as shares considered to be owned by the U.S. Holder by reason of certain constructive ownership rules, must be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) is satisfied with respect to a particular holder of the Series D preferred shares will depend on that holder’s particular facts and circumstances as of the time the determination is made, U.S. Holders should consult their own tax advisors to determine their tax treatment in light of their own particular investment circumstances.

Application of Controlled Foreign Corporation Rules

Generally, each “10% U.S. Shareholder” (as defined below), including in certain circumstances one that is generally tax exempt, that owns, directly or indirectly through one or more foreign entities, shares of a foreign corporation that is a “controlled foreign corporation” (“CFC”) for an uninterrupted period of 30 days or more during any taxable year must include in its gross income its pro rata share of certain types of income, including insurance income and passive income such as interest and dividends, realized by the CFC for such year, even if that income is not distributed.

A “10% U.S. Shareholder” of a foreign corporation is any U.S. person that owns, directly or indirectly through one or more foreign entities, or is considered to own (by application of certain constructive ownership rules) 10% or more of the total combined voting power of all classes of stock of the foreign corporation. In general, a foreign corporation will be treated as a CFC only if its 10% U.S. Shareholders collectively own (directly, indirectly through foreign entities, or by attribution) more than 50% (or 25%, in the case of an insurance company with respect to certain insurance income) of its total combined voting power or value. In particular, our subsidiaries that are insurance companies (each, an “Insurance Subsidiary”) generally will be treated as CFCs if 10% U.S. Shareholders collectively own (directly, indirectly through foreign entities, or by attribution) more than 25% of the relevant Insurance Subsidiary’s total combined voting power or value.

As discussed above under “Description of Series D Cumulative Redeemable Preferred Shares—Limitations on Transfer and Ownership,” certain provisions in our Bye-Laws (i) limit the transfer of our capital stock in the event such transfer would result in any person owning or controlling more than 9.9% of our capital stock and (ii) restrict the voting power of our capital stock beneficially owned or controlled by any person to 9.9%. Because of the restrictions in our Bye-Laws and the fact that we are currently not aware of any 10% U.S. Shareholder, we believe that neither we nor any of our subsidiaries is a CFC, although there can be no assurance that we or one or more of our subsidiaries will not be a CFC.

Each prospective investor should consult its own tax advisor to determine whether its ownership interest would cause it to become a 10% U.S. Shareholder of us or any of our subsidiaries and to determine the impact of such a classification of such investor.

Application of Related Person Insurance Income Rules

Potential Inclusion of Related Person Insurance Income

The “related person insurance income” (“RPII”) rules of the Code will apply to U.S. persons (including tax-exempt persons) who, through their ownership of our capital stock (including Series D preferred shares), are indirect shareholders of an Insurance Subsidiary if both (A) the Insurance Subsidiary is a CFC for RPII purposes (a “RPII CFC”) (which will be the case if, as is anticipated, 25% or more of the value or voting power of such Insurance Subsidiary’s capital stock is owned (directly, indirectly through foreign entities, or by attribution) by U.S. persons), and (B)(i) such Insurance Subsidiary has gross RPII equal to 20% or more of its gross insurance income and (ii) 20% or more of either the voting power or the value of such Insurance Subsidiary’s capital stock is owned directly or indirectly through entities by persons (directly or indirectly) insured or reinsured by such Insurance Subsidiary or persons related to such insureds or reinsureds. RPII is Section 953(a) insurance income (investment income and premium income) from the direct or indirect insurance or reinsurance of any U.S. person who holds capital stock of the applicable Insurance Subsidiary (directly or indirectly through foreign entities) or of a person related to such a U.S. holder of capital stock. An Insurance Subsidiary may be considered to indirectly reinsure the risk of a direct or indirect holder of shares that is a U.S. person, and thus generate RPII, if an unrelated company that insured such risk in the first instance reinsures the risk with such Insurance Subsidiary.

While there can be no assurance, it is not anticipated that 20% or more of the gross insurance income of any Insurance Subsidiary for any taxable year will constitute RPII. If 20% or more of the gross insurance income of an Insurance Subsidiary for any taxable year were to constitute RPII and 20% or more of the voting power or the value of the capital stock of such Insurance Subsidiary were held directly or indirectly by insureds or reinsureds or persons related thereto, each direct and indirect (including by reason of ownership of our Series D preferred shares) U.S. Holder of capital stock of such Insurance Subsidiary (a “RPII Holder”) on the last day of such Insurance Subsidiary’s taxable year would be taxable currently with respect to its allocable share of the RPII for the entire year (whether distributed or not). For this purpose, all of such Insurance Subsidiary’s RPII would be allocated solely to RPII Holders to the extent of their ratable share of such Insurance Subsidiary’s income. A RPII Holder who owns our capital stock (including Series D preferred shares) during a taxable year but not on the last day of the taxable year, which would normally be December 31, is generally not required to include in gross income any part of an Insurance Subsidiary’s RPII.

Computation of RPII

In an effort to determine how much RPII each Insurance Subsidiary has earned in each taxable year, we intend to obtain information concerning its insureds to determine whether they or persons related to them own our capital stock and are U.S. persons. We will take reasonable steps to secure such information, but there can be no assurance that our procedures will enable us to identify all of the Insurance Subsidiaries’ RPII. For any year that we determine that an Insurance Subsidiary’s gross RPII is 20% or more of that entity’s gross insurance income for the year, we may also seek information from our shareholders as to whether beneficial owners of our capital stock at the end of the year are U.S. persons so that RPII may be apportioned among such persons. To the extent we are unable to determine whether a beneficial owner of our capital stock is a U.S. person, we may assume that such owner is not a U.S. person for purposes of apportioning RPII, thereby increasing the per share RPII amount for all RPII Holders.

Basis Adjustments

Under proposed regulations, a RPII Holder’s tax basis in our capital stock (including Series D preferred shares) will be increased by the amount of any RPII that the shareholder includes in income. The RPII Holder may exclude from income the amount of any distribution by us to the extent of the RPII included in income for the year in which the distribution was paid or for any prior year. The RPII Holder’s tax basis in our capital stock will be reduced by the amount of such distributions that are excluded from income.

Dispositions of Series D Preferred Shares

Section 1248 of the Code generally provides that if a U.S. person sells or exchanges stock in a foreign corporation and such person is a 10% U.S. Shareholder at any time during the 5-year period ending on the date of the sale or exchange when such foreign corporation was a CFC, any gain from such sale or exchange may be treated as ordinary income to the extent of the CFC’s earnings and profits during the period that the shareholder held the shares (with certain adjustments). A 10% U.S. Shareholder will be required to report a disposition of shares of a CFC by attaching IRS Form 5471 to the U.S. income tax or information return that it would normally file for the taxable year in which the disposition occurs.

Section 953(c)(7) of the Code generally provides that Section 1248 will also apply to gain recognized by a RPII Holder with respect to the sale or exchange of shares in a foreign corporation that earns RPII and is characterized as a RPII CFC if the foreign corporation would be taxed as an insurance company if it were a domestic corporation, regardless of whether the RPII Holder is a 10% U.S. Shareholder or whether the corporation qualifies for either the RPII 20% ownership exception or the RPII 20% gross income exception. Existing Treasury Department regulations do not clarify whether Section 1248 and the requirement to file IRS Form 5471 would apply with respect to the disposition of shares in a foreign corporation (such as PartnerRe Ltd.) that is not itself a RPII CFC but has a foreign insurance subsidiary that is a RPII CFC and that would be taxed as an insurance company if it were a domestic corporation, nor do proposed regulations issued by the Treasury Department. Accordingly, it is possible that Section 1248 and the requirement to file IRS Form 5471 do not apply to a RPII Holder that is not a 10% U.S. Shareholder of our capital stock because we are not directly engaged in the insurance business. There can be no assurance, however, that the Internal Revenue Service will interpret the regulations in this manner or that the Treasury Department will not amend the regulations to provide that Section 1248 and the requirement to file IRS Form 5471 will apply to dispositions of our capital stock (including Series D preferred shares) in respect of our ownership of the Insurance Subsidiaries. If the Internal Revenue Service or U.S. Treasury Department makes Section 1248 and the IRS Form 5471 filing requirement applicable to the sale of our capital stock, we intend to notify shareholders of such developments and provide to them information necessary to comply with Section 1248 and the filing requirement.

Application of Passive Foreign Investment Company Rules

Sections 1291 through 1298 of the Code contain special rules applicable with respect to foreign corporations that are “passive foreign investment companies” (“PFICs”). In general, a foreign corporation will be a PFIC if 75% or more of its income constitutes “passive income” or 50% or more of its assets produce passive income. If we were to be characterized as a PFIC, certain adverse consequences could apply to U.S. Holders of our capital stock (including Series D preferred shares). If we were to be treated as a PFIC for any taxable year, gain recognized by a U.S. Holder on a disposition of our capital stock would be allocated ratably over the U.S. Holder’s holding period for the capital stock. The amounts allocated to the taxable year of the disposition and to any year before we became a PFIC would be taxed as ordinary income. The amounts allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, and an interest charge would be imposed on the amount allocated to such taxable year. Further, any distribution in respect of our capital stock in excess of 125 percent of the average of the annual distributions on our capital stock received by the U.S. Holder during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, would be subject to taxation as described above. In addition, if we and one of our subsidiaries were treated as PFICs, U.S. Holders of our capital stock could, under proposed Treasury Department regulations, be subject to taxation as described above upon our sale of the subsidiary stock or our receipt of a distribution paid from such subsidiary. If we were to be characterized as a PFIC, for an investor in Series D preferred shares, the adverse tax consequences described above would generally apply to gain on a sale, exchange or other disposition, but would not apply to the receipt of dividends if paid on a regular, quarterly basis. Certain elections may be available (including a mark to market election) to U.S. persons that may mitigate the adverse consequences resulting from PFIC status.

In determining whether a foreign corporation has the requisite passive income so as to be considered a PFIC, the Code contains an express exception for income “derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business.” This exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. The Code contains a look-through rule stating that, for purposes of determining whether a foreign corporation is a PFIC, such foreign corporation shall be treated as if it “received directly its proportionate share of the income” and as if it “held its proportionate share of the assets” of any other corporation in which it owns at least 25% of the stock. Under the look-through rule, we would be deemed to own the assets and to have received any income of the Insurance Subsidiaries directly for the purposes of determining whether we qualify for the insurance exception described above. We believe that we (through our subsidiaries) and each of the Insurance Subsidiaries are predominantly engaged in an insurance business and do not have financial reserves in excess of the reasonable needs of our insurance businesses, so that neither we nor either of the Insurance Subsidiaries should be considered to be a PFIC.

No regulations interpreting these specific issues under the PFIC provisions have yet been issued. Therefore, substantial uncertainty exists with respect to their application or their possible retroactivity. Each U.S. person who is considering an investment in the Series D preferred shares should consult its tax advisor as to the effects of these rules.

Application of Foreign Personal Holding Company Rules

Pursuant to recently enacted legislation, the rules described in the next paragraph that are applicable to foreign personal holding companies and their shareholders have been repealed. With respect to a direct or indirect shareholder of PartnerRe and its non-U.S. subsidiaries, this repeal is expected to be effective beginning in the shareholder’s tax year that includes December 31, 2005.

A non-U.S. corporation will be classified as a foreign personal holding company (“FPHC”) for U.S federal income tax purposes if both of the two following tests are satisfied: (i) five or fewer individuals who are U.S. citizens or residents own or are deemed to own (under certain attribution rules) more than 50% of all classes of the corporation’s stock measured by voting power or value and (ii) the corporation receives at least 60% (50% in later years) of its gross income (regardless of source) from certain passive sources. If we or any of our non-U.S. subsidiaries were classified as a FPHC, U.S. Holders of our capital stock (including Series D preferred shares) would be required to recognize certain gross income inclusions in respect of the FPHC’s “undistributed foreign personal holding company income.” We believe that because of the wide dispersion of our share ownership and the restrictions in our Bye-Laws (described above under “Application of Controlled Foreign Corporation Rules”) neither we nor any of our subsidiaries is a FPHC, although there can be no assurance that the IRS will not seek to treat one or more of our subsidiaries as a FPHC.

Foreign Tax Credit

In the event that U.S. persons own at least 50% of our shares, only a portion of the dividends paid by us will be treated as foreign source income for purposes of computing a shareholder’s U.S. foreign tax credit limitation. It is likely that substantially all of any RPII and dividends that are foreign source income will constitute either “passive” or “financial services” income for foreign tax credit limitation purposes. Thus, it may not be possible for most U.S. Holders to utilize excess foreign tax credits to reduce U.S. tax on such income.

Under recently enacted legislation, Congress has reduced the number of baskets of foreign source income for foreign tax credit limitation purposes to two: “passive” and “general.” Income previously categorized as “financial services” income will be categorized as “general” income beginning in taxable years beginning after December 31, 2006. The provision would also apply to carryforwards from prior years.

Backup Withholding Tax and Information Reporting

Payments of dividends, sales proceeds and the redemption price of the Series D preferred shares generally are subject to information reporting and to backup withholding at the applicable rate unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) the U.S. Holder provides a correct taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred.

The amount of any backup withholding from a payment to the U.S. Holder will be allowed as a credit against such holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

UNDERWRITING

Citigroup Global Markets Inc., UBS Securities LLC and Wachovia Capital Markets, LLC are acting as joint book-running managers and are acting together with Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Bear, Stearns & Co. Inc., Credit Suisse First Boston LLC, J.P. Morgan Securities Inc. and Lehman Brothers Inc. as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of Series D preferred shares set forth opposite the underwriter’s name.

Underwriter	Number of Preferred Shares
Citigroup Global Markets Inc.
UBS Securities LLC
Wachovia Capital Markets, LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. Incorporated
Bear, Stearns & Co. Inc.
Credit Suisse First Boston LLC
J.P. Morgan Securities Inc.
Lehman Brothers Inc.

Total

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Series D preferred shares (other than those covered by the over-allotment option described below) if they purchase any of the Series D preferred shares.

The underwriters propose to offer some of the Series D preferred shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the Series D preferred shares to dealers at the public offering price less a concession not to exceed $             per share. The underwriters may allow, and dealers may reallow, a concession not to exceed $             per share on sales to other dealers. If all of the Series D preferred shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to             additional Series D preferred shares at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional Series D preferred shares approximately proportionate to that underwriter’s initial purchase commitment.

We expect to list the Series D preferred shares on the New York Stock Exchange. Trading of the Series D preferred shares on the New York Stock Exchange, if listing is approved, is expected to commence within 30 days after initial delivery of the Series D preferred shares. The underwriters have advised us that they intend to make a market in the Series D preferred shares prior to the commencement of trading on the New York Stock Exchange. The underwriters will have no obligation to make a market in the Series D preferred shares, however, and may cease market-making activities, if commenced, at any time.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase an additional number of our Series D preferred shares. The underwriters have advised us that the underwriting commission will be $0.50 per Series D preferred share with respect to any Series D preferred shares sold to certain institutions. Therefore, to the extent any sales are made to any of those institutions, the actual total underwriting discounts and commissions will be less than the amounts shown in the table below and the actual total proceeds to us will be greater than the amounts described in this prospectus supplement.

	No exercise	Full exercise
Per share	$	$
Total	$	$

In connection with the offering, Citigroup Global Markets Inc., UBS Securities LLC and Wachovia Capital Markets, LLC on behalf of the underwriters, may purchase and sell Series D preferred shares in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of Series D preferred shares in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short position involve either purchases of the Series D preferred shares in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing Series D preferred shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup Global Markets Inc., UBS Securities LLC or Wachovia Capital Markets, LLC repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the Series D preferred shares. They may also cause the price of the Series D preferred shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that the total expenses of this offering will be $500,000.

The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. Affiliates of certain of our underwriters are currently lenders under our credit facility.

A prospectus supplement and the accompanying prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Because the underwriters or associated or affiliated persons may in the aggregate own an amount of our common shares to be repurchased with the proceeds of the offering such that more than 10% of the proceeds of the offering, not including underwriting compensation, may be deemed to be received by the underwriters or associated or affiliated persons, this offering is being made pursuant to the provisions of Section 2710(h) of the Conduct Rules of NASD, Inc.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Davis Polk & Wardwell, New York, New York, and for the underwriters by Willkie Farr & Gallagher LLP, New York, New York, in each case in reliance as to Bermuda law upon the opinion of Mr. Marc Wetherhill, our corporate counsel. The validity of the Series D preferred shares offered hereby and certain Bermuda tax matters have been passed upon by Mr. Wetherhill. The description of United States federal income tax laws has been passed upon by Davis Polk & Wardwell.

WHERE YOU CAN FIND MORE INFORMATION

Government Filings.    We file annual, quarterly and special reports and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document that we file at the SEC’s public reference rooms at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings subsequent to June 2001 are also available to you free of charge at the Commission’s website at http://www.sec.gov.

Stock Market.    Our common shares are traded on the New York Stock Exchange and we have a secondary listing on the Bermuda Stock Exchange. Material filed by PartnerRe Ltd. can be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Information Incorporated by Reference.    The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2003.

2.	Our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2004 and March 31, 2004.

3.	Our Current Reports on Form 8-K dated September 17, 2004 and November 8, 2004 (“Risk Factors”), which supersedes our Current Report on Form 8-K dated September 28, 2003.

You may request free copies of these filings by writing or telephoning us at the following address:

96 Pitts Bay Road

Pembroke HM 08

Bermuda

Attention: Director of Group Legal

Telephone: 441-292-0888

Fax: 441-292-7010

PROSPECTUS

PartnerRe Ltd.

Common Shares, Preferred Shares, Debt Securities, Depositary Shares, Warrants to

Purchase Common Shares, Warrants to Purchase Preferred Shares, Warrants to

Purchase Debt Securities, Share Purchase Contracts, Share Purchase Units and Units

PartnerRe Finance II Inc.

Debt Securities

Fully and Unconditionally Guaranteed

by

PartnerRe Ltd.

PartnerRe Capital Trust II

PartnerRe Capital Trust III

Preferred Securities

Fully and Unconditionally Guaranteed to the Extent Provided in this Prospectus by

PartnerRe Ltd.

We, PartnerRe Finance II, PartnerRe Capital Trust II and/or PartnerRe Capital Trust III may offer and sell from time to time:

•	common shares;

•	preferred shares;

•	depositary shares representing preferred shares or common shares;

•	warrants to purchase common shares, preferred shares or debt securities;

•	senior or subordinated debt securities;

•	senior, subordinated or junior subordinated debt securities of PartnerRe Finance II which we will guarantee;

•	preferred securities of Capital Trust II and/or Capital Trust III which we will guarantee; and

•	share purchase contracts, share purchase units and units.

The offering price of all securities issued under this prospectus may not exceed $600,000,000.

This prospectus may not be used to confirm sales of any securities unless accompanied by a prospectus supplement.

These securities may be sold to or through underwriters and also to other purchasers or through agents. The names of any underwriters or agents, the offering prices and any applicable commission or discount will be stated in an accompanying prospectus supplement.

Our common shares are traded on the New York Stock Exchange under the symbol “PRE.”

Investing in our securities involves certain risks. See “Risk Factors” on page 3 and in our Form 8-K filed on September 29, 2003.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is March 23, 2004.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY SUPPLEMENT. NEITHER WE, PARTNERRE FINANCE II INC., PARTNERRE CAPITAL TRUST II NOR PARTNERRE CAPITAL TRUST III HAS AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE, PARTNERRE FINANCE II INC., PARTNERRE CAPITAL TRUST II AND PARTNERRE CAPITAL TRUST III ARE OFFERING THESE SECURITIES ONLY IN STATES WHERE THE OFFER IS PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

Except as expressly provided in an underwriting agreement, no offered securities may be offered or sold in Bermuda (although offers may be made to persons in Bermuda from outside Bermuda) and offers may only be accepted from persons resident in Bermuda, for Bermuda exchange control purposes, where such offers have been delivered outside of Bermuda. Persons resident in Bermuda, for Bermuda exchange control purposes, may require the prior approval of the Bermuda Monetary Authority in order to acquire any offered securities.

In this prospectus, references to “dollar” and “$” are to United States currency, and the terms “United States” and “U.S.” mean the United States of America, its states, its territories, its possessions and all areas subject to its jurisdiction.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we, PartnerRe Finance and the Capital Trusts have filed with the Commission using a “shelf” registration process, relating to the common shares, preferred shares, depositary shares, debt securities, debt securities guarantees, warrants, share purchase contracts, share purchase units, preferred securities and preferred securities guarantees described in this prospectus. This means:

•	we, PartnerRe Finance and the Capital Trusts may issue any combination of securities covered by this prospectus from time to time, up to a total initial offering price of $600,000,000;

•	we, PartnerRe Finance and the Capital Trusts, as the case may be, will provide a prospectus supplement each time these securities are offered pursuant to this prospectus; and

•	the prospectus supplement will provide specific information about the terms of that offering and also may add to or update information contained in this prospectus.

This prospectus provides you with a general description of the securities we, PartnerRe Finance or a Capital Trust may offer. This prospectus does not contain all of the information set forth in the registration statement as permitted by the rules and regulations of the Commission. For additional information regarding us, PartnerRe Finance, the Capital Trusts and the offered securities, please refer to the registration statement. To the extent that information in any prospectus supplement is inconsistent with information contained in this prospectus, the information in such prospectus supplement shall govern. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

All references to “we,” “us,” “our” or “PartnerRe” refer to PartnerRe Ltd.

PARTNERRE LTD.

Overview

We are a leading international reinsurance group. We provide reinsurance on a worldwide basis through our wholly owned subsidiaries, Partner Reinsurance Company Ltd., PartnerRe SA and Partner Reinsurance Company of the U.S. Risks reinsured include, but are not limited to, property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering/energy, marine, special risk, and life/annuity and health.

We are a Bermuda company with principal executive offices located at 96 Pitts Bay Road, Pembroke HM 08, Bermuda. Our telephone number is (441) 292-0888.

For further information regarding PartnerRe, including financial information, you should refer to our recent filings with the Commission.

PARTNERRE FINANCE II INC.

PartnerRe Finance II Inc. (“PartnerRe Finance”) is a Delaware corporation, with its principal executive offices located at c/o PartnerRe U.S. Corporation, One Greenwich Plaza, Greenwich, Connecticut 06830-6352. PartnerRe Finance’s telephone number is (203) 485-4200. PartnerRe Finance is an indirect, wholly-owned subsidiary of PartnerRe that was created solely for the purpose of issuing from time to time senior and subordinated debt securities and issuing junior subordinated debt securities to a capital trust.

THE CAPITAL TRUSTS

PartnerRe Capital Trust II, and PartnerRe Capital Trust III are statutory business trusts each created under Delaware law pursuant to a trust agreement executed by PartnerRe Finance, as depositor of each Capital Trust, and the Capital Trustees for such Capital Trust and the filing of a certificate of trust with the Delaware Secretary of State on December 11, 2001. Each trust agreement will be amended and restated in its entirety substantially in the form incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. Each restated trust agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended.

Each Capital Trust exists for the exclusive purposes of:

•	issuing and selling preferred securities and common securities that represent undivided beneficial interests in the assets of such Capital Trust;

•	using the proceeds from the sale of its preferred securities and common securities to acquire junior subordinated debt securities issued by PartnerRe Finance and guaranteed by us; and

•	engaging in only those other activities necessary or incidental to the issuance and sale of its preferred securities and common securities.

The common securities of each Capital Trust, all of which will be directly or indirectly owned by PartnerRe Finance, will rank equally, and payments will be made on the common securities pro rata, with the preferred securities of such Capital Trust, except that, if an event of default under the applicable restated trust agreement has occurred and is continuing, the rights of the holders of the common securities of such Capital Trust to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the preferred securities of such Capital Trust. Unless otherwise disclosed in the applicable prospectus supplement, PartnerRe Finance will, directly or indirectly, acquire common securities in an aggregate liquidation amount equal to at least 3% of the total capital of each Capital Trust. Each of the Capital Trusts is a legally separate entity and the assets of one are not available to satisfy the obligations of the other.

Unless otherwise disclosed in the related prospectus supplement, each Capital Trust will have a term of approximately 55 years, but may dissolve earlier as provided in the applicable restated trust agreement. Unless otherwise disclosed in the applicable prospectus supplement, each Capital Trust’s business and affairs will be conducted by the trustees, which we refer to as the Capital Trustees, appointed by PartnerRe Finance, as the direct or indirect holder of all of the common securities of such Capital Trust. The holder of the common securities of each Capital Trust will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the Capital Trustees of such Capital Trust. The duties and obligations of the Capital Trustees of each Capital Trust will be governed by the restated trust agreement of such Capital Trust.

Unless otherwise disclosed in the related prospectus supplement, two of the Capital Trustees, which we refer to as the Administrative Trustees, of each Capital Trust will be persons who are employees or officers of or affiliated with PartnerRe Finance. One Capital Trustee of each Capital Trust will be a financial institution, which we refer to as the Property Trustee, that is not affiliated with PartnerRe Finance. Each Property Trustee will have a minimum amount of combined capital and surplus of not less than $50,000,000, and shall act as property trustee and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act, pursuant to the terms set forth in the applicable prospectus supplement. In addition, one Capital Trustee of each Capital Trust, which may be the Property Trustee, if it otherwise meets the requirements of applicable law, will have its principal place of business or reside in the State of Delaware, which we refer to as the Delaware Trustee. We or one of our affiliates will pay all fees and expenses related to each Capital Trust and the offering of preferred securities and common securities by such Capital Trust.

The office of the Delaware Trustee for each Capital Trust in the State of Delaware is located at c/o Chase Manhattan Bank USA, National Association, 500 Stanton Christiana Road, OPS4–3rd Floor, Newark, Delaware 19173. The principal executive offices for each Capital Trust is located at c/o PartnerRe U.S. Corporation, One Greenwich Plaza, Greenwich, CT 06830-6352. The telephone number for both Capital Trusts is (203) 485-4200.

RISK FACTORS

Before you invest in securities issued by PartnerRe Ltd., PartnerRe Finance or the Capital Trusts, you should carefully consider the risks involved. Accordingly, you should carefully consider:

•	the information contained in or incorporated by reference into this prospectus;

•	information contained in or incorporated by reference into any prospectus supplement relating to specific offerings of securities;

•	the risks described in our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 29, 2003, which we incorporate by reference into this prospectus; and

•	other risks and other information that may be contained in, or incorporated by reference from, other filings we make with the Commission.

FORWARD-LOOKING STATEMENTS

Certain statements contained or incorporated by reference in this prospectus are based on our assumptions and expectations concerning future events and are inherently subject to significant business, economic and competitive risks and uncertainties, many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies can cause actual results to differ materially from those expressed in any such forward-looking statements.

These uncertainties and other factors (which we describe in more detail elsewhere in this prospectus and in our filings with the Securities and Exchange Commission that we have incorporated by reference) include, but are not limited to:

•	the occurrence of catastrophic or other loss events with a frequency or severity exceeding our expectations;

•	a decrease in the level of demand for reinsurance and/or an increase in the supply of reinsurance capacity;

•	increased competitive pressures, including the consolidation and increased globalization of reinsurance providers;

•	actual losses and loss expenses exceeding our loss reserves, which are necessarily based on actuarial and statistical projections of ultimate losses;

•	acts of terrorism;

•	changes in the cost, availability and performance of retrocessional reinsurance, including the ability to collect reinsurance recoverables;

•	concentration risk in dealing with a limited number of brokers;

•	developments in and risks associated with global financial markets which could affect our investment portfolio;

•	changing rates of inflation and other economic conditions;

•	availability of borrowings and letters of credit under our credit facilities;

•	losses due to foreign currency exchange rate fluctuations;

•	restrictions in the issue of work permits which could result in loss of service of any one of our executive employees;

•	changes in the legal or regulatory environments in which we operate, including the passage of federal or state legislation subjecting Partner Reinsurance Company Ltd. or PartnerRe SA to supervision or regulation, including additional tax regulation, in the United States or other jurisdictions in which we operate; and

•	actions by rating agencies that might impact our ability to write new business.

The foregoing review of important factors should not be construed as exhaustive.

The words “believe,” “anticipate,” “estimate,” “project,” “plan,” “expect,” “intend,” “hope,” “will likely result” or “will continue”, or words of similar impact, generally involve forward-looking statements. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

The net proceeds from the sale of preferred securities by each Capital Trust will be used to purchase junior subordinated debt securities of PartnerRe Finance. Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of securities offered by PartnerRe or PartnerRe Finance will be used for working capital, capital expenditures, acquisitions or other general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

AND PREFERRED SHARE DIVIDENDS OF PARTNERRE

For purposes of computing the following ratios, earnings consist of net income before income tax expense plus fixed charges to the extent that such charges are included in the determination of earnings. Fixed charges consist of interest costs plus one-third of minimum rental payments under operating leases (estimated by management to be the interest factor of such rentals).

	Fiscal Year Ended December 31,
	2003 Pro Forma	2003	2002	2001		2000	1999
Ratio of Earnings to Fixed Charges (2)	9.03x	12.46x	6.60x	NM	(1)	3.84x	2.88x
Ratio of Earnings to Combined Fixed Charges and Preference Share Dividends (2)	6.01x	6.01x	3.16x	NM	(1)	2.44x	1.66x

(1)	NM: not meaningful. The ratios for the 2001 periods above are not meaningful due to the net loss which PartnerRe reported for 2001, which included losses related to the terrorist attack of September 11, 2001. Further information regarding the impact of this attack on PartnerRe’s financial results can be found in the documents incorporated by reference herein. Additional earnings of $227.5 million and $249.8 million would be necessary to result in a one to one coverage ratio of the Ratio of Earnings to Fixed Charges and the Ratio of Earnings to Combined Fixed Charges and Preference Share Dividends respectively.

(2)	If the provisions of SFAS 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, and FIN 46 (R), Consolidation of Variable Interest Entities, had been applied with effect from January 1, 2003, the Ratio of Earnings to Fixed Charges for the year ended December 31, 2003 would have been 9.03 and the Ratio of Earnings to Combined Fixed Charges and Preference Share Dividends would have remained unchanged.

Neither PartnerRe Finance nor the Capital Trusts had any operations during the periods set forth above.

GENERAL DESCRIPTION OF THE OFFERED SECURITIES

We may from time to time offer under this prospectus, separately or together:

•	common shares;

•	preferred shares;

•	depositary shares, each representing a fraction of a common share or of a preferred share;

•	unsecured senior or subordinated debt securities;

•	warrants to purchase common shares;

•	warrants to purchase preferred shares;

•	warrants to purchase debt securities;

•	share purchase contracts to purchase common shares;

•	share purchase units, each representing ownership of a share purchase contract and, as security for the holder’s obligation to purchase common shares under the share purchase contract, any of (1) our debt obligations, (2) debt obligations of third parties, including U.S. Treasury securities, or (3) preferred securities of any of the Capital Trusts; and

•	units which may consist of any combination of the securities listed above.

PartnerRe Finance may from time to time offer unsecured senior, subordinated or junior subordinated debt securities, which will be fully and unconditionally guaranteed by us to the extent described in this prospectus.

Each of Capital Trust II and Capital Trust III may offer preferred securities representing undivided beneficial interests in their respective assets, which will be fully and unconditionally guaranteed by us to the extent described in this prospectus.

The aggregate initial offering price of these offered securities will not exceed $600,000,000.

DESCRIPTION OF OUR CAPITAL SHARES

The following is a summary of certain provisions of:

•	our Memorandum of Association and Bye-Laws, which set forth certain terms of our capital stock,

•	the certificate of designation for our 5.61% Series B Cumulative Redeemable Preferred Shares, which we refer to in this prospectus as the Series B Preferred Shares, and

•	the certificate of designation for our 6.75% Series C Cumulative Redeemable Preferred Shares, which we refer to in the prospectus as the Series C Preferred Shares.

This summary is not complete. You should read our Memorandum of Association and Bye-Laws and the certificate of designation of each series of our preferred shares for complete information regarding the provisions of these governing documents including the definitions of some of the terms used below. Copies of our Memorandum of Association and Bye-Laws and the certificates of designation are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. Whenever we refer to particular sections or defined terms of our Memorandum of Association, Bye-Laws or the certificates of designation, those sections or defined terms are incorporated by reference into this prospectus, and the statement in connection with which such reference is made is qualified in its entirety by such reference.

General

Our authorized share capital consists of 100,000,000 common shares, par value $1.00 per share, 4,000,000 Series B Preferred Shares, 11,600,000 Series C Preferred Shares and 34,400,000 undesignated shares, par value $1.00 per share. As of March 4, 2004, approximately 53,776,198 common shares were issued and outstanding, 4,000,000 Series B Preferred Shares were issued and outstanding and 11,600,000 Series C Preferred Shares were issued and outstanding. We also have issued and outstanding 4,000,000 PEPS Units, which require the holder thereof to purchase, and us to sell to such holder, a variable number of our common shares. See “—Warrants and — PEPS Units below.”

Common Shares

Our common shares are listed on the New York Stock Exchange under the symbol “PRE.” The common shares currently issued and outstanding are fully paid and nonassessable within the meaning of applicable Bermuda law. There are no provisions of Bermuda law, our Memorandum of Association or our Bye-Laws which impose any limitation on the rights of shareholders to hold or vote common shares by reason of their not being residents of Bermuda.

Under our Bye-Laws, the holders of common shares have no redemption, conversion or sinking fund rights. Subject to the restrictions set forth under “Transfer of Shares”, below, holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares and do not have any cumulative voting rights. If we are liquidated, dissolved, or wound-up, the holders of common shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities and the liquidation preference of any outstanding preferred shares.

Other than as required by Bermuda law or in respect of alteration of class rights and reporting requirements and certain procedural matters, all actions by our shareholders are decided by a simple majority of votes cast.

The holders of common shares will receive such dividends, if any, as may be declared by our board of directors out of funds legally available for such purposes.

A more detailed description of our common shares is set forth in our registration statements filed under the Exchange Act on Form 8-A on October 4, 1993 (file no. 001-14536) and October 24, 1996, including any amendment or report for the purpose of updating such description.

Series B Preferred Shares

On November 21, 2001, we completed an issuance of 4,000,000 of our 8% PEPS Units, which we describe below in “—PEPS Units”. We issued 4,000,000 of our Series B Preferred Shares as part of this PEPS Units offering. The 4,000,000 Series B Preferred Shares currently issued and outstanding are not separately listed on any stock exchange and are not freely tradeable until they are released from the pledge arrangement relating to the PEPS Units, see “—PEPS Units.” The Series B Preferred Shares currently issued and outstanding are fully paid and nonassessable within the meaning of applicable Bermuda law.

The holders of the Series B Preferred Shares will have no preemptive rights with respect to any of our common shares or any of our other securities convertible into or carrying rights or options to purchase any such shares. The Series B Preferred Shares are not subject to any sinking fund or other obligation of PartnerRe to redeem or retire the Series B Preferred Shares. The Series B Preferred Shares are subject to mandatory redemption on June 30, 2005. At present, we do not have any issued shares which are senior to the Series B Preferred Shares, with respect to payment of dividends and distribution of assets in liquidation. Our Series C Preferred Shares rank equally with our Series B Preferred Shares with respect to payment of dividends and distribution of assets in liquidation.

Dividends. Holders of Series B Preferred Shares are entitled to receive, when, as and if declared by our board of directors out of funds legally available for the payment of dividends, cumulative preferential cash dividends in an amount per share equal to 5.61% of the liquidation preference per annum (equivalent to $2.8050 per share). Dividends are payable quarterly, when, as and if declared by our board of directors.

If any Series B Preferred Shares are outstanding, unless we pay full cumulative dividends on the Series B Preferred Shares, we generally may not:

•	declare or pay any dividends upon any other shares ranking equally with the Series B Preferred Shares, unless all dividends are declared and paid or declared and set apart upon the Series B Preferred Shares and the shares ranking equally with the Series B Preferred Shares;

•	declare or pay any dividends upon the common shares or any other shares ranking junior to the Series B Preferred Shares; or

•	redeem any common shares or other shares ranking junior to the Series B Preferred Shares.

Liquidation. Upon any voluntary liquidation, dissolution or winding-up of the affairs of PartnerRe, the holders of Series B Preferred Shares will be entitled to receive from our assets legally available for distribution to shareholders $50.00 per share, plus all dividends accrued and unpaid to the date fixed for distribution, before any distribution is made to holders of common shares and any other shares ranking junior to the Series B Preferred Shares.

Redemption. The Series B Preferred Shares are not redeemable prior to June 30, 2005. On June 30, 2005, we are obligated to redeem the Series B Preferred Shares at a redemption price of $50.00 per share, plus all accrued and unpaid dividends.

Voting. Generally, the Series B Preferred Shares have no voting rights. However, the holders of Series B Preferred Shares, together with the holders of our Series C Preferred Shares and the holders of any other shares ranking equally with the Series B Preferred Shares, voting as a single class, shall have the right to elect two directors to our board of directors, if:

•	dividends payable on Series B Preferred Shares are in arrears in an amount equivalent to dividends for six full dividend periods;

•	on any date following the remarketing of the Series B Preferred Shares, dividends payable on Series B Preferred Shares or shares ranking equally with the Series B Preferred Shares are in arrears in any amount; or

•	we fail to redeem the Series B Preferred Shares on June 30, 2005.

Whenever we have paid all arrears in dividends on the Series B Preferred Shares and any shares that rank equal to the Series B Preferred Shares then outstanding and we have paid or declared and set apart for payment, dividends for the current quarterly dividend period or we have paid or set apart for payment, the redemption price for the Series B Preferred Shares, as the case may be, then the right of holders of the Series B Preferred Shares and any shares that rank equal to the Series B Preferred Shares to be represented by directors shall cease. As of March 18, 2004, there were no dividends in arrears on the Series B Preferred Shares.

In addition, without the written consent of the holders of at least 75% of the outstanding Series B Preferred Shares, we may not:

•	amend or repeal any of the provisions of our Memorandum of Association, Bye-Laws or the certificate of designation relating to the Series B Preferred Shares that would vary the rights, preferences or voting powers of the holders of the Series B Preferred Shares;

•	authorize any amalgamation, consolidation, merger or statutory share exchange that affects the Series B Preferred Shares, unless each Series B Preferred Share remains outstanding with no variation in its rights, preferences or voting powers, or is converted into or exchanged for preferred shares of the surviving entity having rights, preferences and voting powers identical to that of a Series B Preferred Share;

•	authorize any creation of any shares of any class or series or any security convertible into shares of any class or series ranking prior to the Series B Preferred Shares in payment of dividend or the distribution of assets on any liquidation, dissolution or winding up of PartnerRe; or

•	enter into any transaction or take any action which would amount to a variation of the rights, preferences or voting powers of the holders of the Series B Preferred Shares.

We may create and issue additional classes or series of shares that rank equal or junior to the Series B Preferred Shares without the consent of any holder of Series B Preferred Shares.

A more detailed description of our Series B Preferred Shares is set forth in our registration statement filed under the Exchange Act on Form 8-A on November 14, 2001 (file no. 001-14536), including any amendment or report for the purpose of updating such description.

Series C Preferred Shares

The Series C Preferred Shares are listed on the New York Stock Exchange under the symbol “PRE PrC.” The Series C Preferred Shares currently issued and outstanding are fully paid and nonassessable within the meaning of applicable Bermuda law.

The holders of the Series C Preferred Shares have no preemptive rights with respect to any of our common shares or any of our other securities convertible into or carrying rights or options to purchase any such shares. The Series C Preferred Shares are not subject to any sinking fund or other obligation on our part to redeem or retire the Series C Preferred Shares. Unless we redeem them, the Series C Preferred Shares will have a perpetual term with no maturity. We have not issued shares that are senior to the Series C Preferred Shares with respect to payment of dividends and distribution of assets in liquidation. Our Series C Preferred Shares rank equally with our Series B Preferred Shares, with respect to dividends and distribution of assets in liquidation.

Dividends. Holders of the Series C Preferred Shares are entitled to receive, when, as and if declared by our board of directors out of funds legally available for the payment of dividends, cumulative preferential cash dividends in an amount per share equal to 6.75% of the liquidation preference per annum (equivalent to $1.6875 per share). Such dividends are payable quarterly, when, as and if declared by the board of directors.

If any of the Series C Preferred Shares are outstanding, unless full cumulative dividends on the Series C Preferred Shares have been paid, we generally may not:

•	declare or pay any dividends upon any other capital shares ranking pari passu with the Series C Preferred Shares, as to dividends and the distribution of assets upon any liquidation, dissolution or winding up of PartnerRe, unless either all dividends are declared upon the Series C Preferred Shares, or all dividends declared upon the Series C Preferred Shares and the shares ranking equally with the Series C Preferred Shares are declared pro rata;

•	declare or pay any dividends upon the common shares or any other capital shares ranking junior to the Series C Preferred Shares, as to dividends or the distribution of assets upon any liquidation, dissolution or winding up of PartnerRe; or

•	redeem any common shares or other shares ranking junior to the Series C Preferred Shares.

Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company, the holders of the Series C Preferred Shares will be entitled to receive from our assets legally available for distribution to shareholders, $25.00 per share, plus all dividends accrued and unpaid to the date fixed for distribution. This distribution must be made before we make any distribution to holders of our common shares and any other shares ranking junior to the Series C Preferred Shares.

Redemption. The Series C Preferred Shares are not redeemable prior to May 8, 2008. On or after such date, we, at our option upon not less than 30 nor more than 90 days written notice, may redeem the Series C Preferred Shares, in whole at any time or in part from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends, if any, thereon to the date fixed for redemption, without interest.

Voting. Generally, the Series C Preferred Shares shall have no voting rights. However, the holders of Series C Preferred Shares, together with the holders of any other shares ranking equally with the Series C Preferred Shares, voting as a single class, shall have the right to elect two directors to our board of directors whenever dividends payable on the Series C Preferred Shares or any other shares ranking equally with the Series C Preferred Shares are in arrears in an amount equivalent to dividends for six full dividend periods.

Whenever we have paid all arrearages in dividends on the Series C Preferred Shares and any shares that rank equal to the Series C Preferred Shares then outstanding and we have paid or declared and set apart for payment, dividends for the current quarterly dividend period, then the right of holders of the Series C Preferred Shares and any shares that rank equal to the Series C Preferred Shares to be represented by directors shall cease. As of March 18, 2004, there were no dividends in arrears on the Series C Preferred Shares.

In addition, without the written consent of the holders of at least 75% of the outstanding Series C Preferred Shares, we may not:

•	amend or repeal any of the provisions of our Memorandum of Association, Bye-Laws or the certificate of designation relating to the Series C Preferred Shares that would vary the rights, preferences or voting powers of the holders of the Series C Preferred Shares;

•	authorize any amalgamation, consolidation, merger or statutory share exchange that affects the Series C Preferred Shares, unless each Series C Preferred Share remains outstanding with no variation in its rights, preferences or voting powers or is converted into or exchanged for preferred shares of the surviving entity having rights, preferences and voting powers identical to that of a Series C Preferred Share; or

•	authorize any creation or increase in the authorized amount of, any shares of any class or series or any security convertible into shares of any class or series ranking prior to the Series C Preferred Shares in payment of dividends or the distribution of assets on any liquidation, dissolution or winding up of the Company.

We may create and issue additional classes or series of shares that rank equal or junior to the Series C Preferred Shares without the consent of any holder of the Series C Preferred Shares.

A more detailed description of our Series C Preferred Shares is set forth in our registration statement filed under the Exchange Act on Form 8-A on May 2, 2003 (file no. 001-14536), including any amendment or report for the purpose of updating such description.

Other Preferred Shares

From time to time, pursuant to the authority granted by our Bye-Laws, our board of directors may create and issue one or more series of preferred shares. The particular rights and preferences of the preferred shares offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply to the offered preferred shares, will be described in the prospectus supplement.

A prospectus supplement will specify the terms of a particular class or series of preferred shares as follows:

•	the number of shares to be issued and sold and any distinctive designation;

•	the dividend rights of the preferred shares, whether dividends will be cumulative and, if so, from which date or dates and the relative rights or priority, if any, of payment of dividends on preferred shares and any limitations, restrictions or conditions on the payment of such dividends;

•	the voting powers, if any, of the preferred shares, equal to or greater than one vote per share, which may include the right to vote, as a class or with other classes of capital stock, to elect one or more of our directors;

•	the terms and conditions (including the price or prices, which may vary under different conditions and at different redemption dates), if any, upon which all or any part of the preferred shares may be redeemed, at whose option such a redemption may occur, and any material limitations, restrictions or conditions on such redemption;

•	the terms, if any, upon which the preferred shares will be convertible into or exchangeable for our shares of any other class, classes or series;

•	the relative amounts, and the relative rights or priority, if any, of payment in respect of preferred shares, which the holders of the preferred shares will be entitled to receive upon our liquidation, dissolution or winding up;

•	the terms, if any, of any purchase, retirement or sinking fund to be provided for the preferred shares;

•	the restrictions, limitations and conditions, if any, upon the issuance of our indebtedness so long as any preferred shares are outstanding; and

•	any other relative rights, preferences, limitations and powers not inconsistent with applicable law, the Memorandum of Association or the Bye-Laws.

Subject to the specification of the above terms of preferred shares in a supplement to this prospectus, we anticipate that the terms of such preferred shares will correspond to those set forth below.

Undesignated Shares

Under our Bye-Laws, we have authorized 34,400,000 shares, par value $1.00 per share, the rights and preferences of which are undesignated. Without further action of our shareholders, our board of directors may fix the relative rights, preferences and limitations of such shares. Such determination may include:

•	fixing the dividend rates and payment dates;

•	the extent of voting rights, if any,

•	the terms and prices of redemption;

•	the amount payable on the shares in the event of liquidation;

•	sinking fund provisions; and

•	the terms and conditions on which shares may be converted if the shares are to be issued with the privilege of conversion.

PEPS Units

Our PEPS Units are listed on the New York Stock Exchange under the symbol “PRE-PrP.” “PEPS” is an acronym for Premium Equity Participating Security. Each PEPS Unit consists of one of our Series B Preferred Shares and a purchase contract issued by us. The purchase contract obligates us to sell to the holder, and obligates the holder to purchase from us, on or before December 31, 2004, for a price of $50.00, a number of our common shares. The number of common shares will range between 0.8696 and 1.0638 shares, depending on the average closing price of our common shares over the 20-trading day period ending on the third trading day prior to December 31, 2004. If a holder chooses to settle its purchase contract before December 31, 2004, it will receive, for each PEPS Unit surrendered, 0.8696 of our common shares, regardless of the market price of our common shares on the date of early settlement. The number of common shares that will be received for each PEPS Unit surrendered is subject to anti-dilution adjustments. Up to 4,255,200 of our common shares would be issuable upon settlement of the purchase contracts.

Holders of PEPS Units are entitled to receive quarterly cash distributions of contract adjustment payments payable by us at the rate of 2.39% per year of $50 per PEPS Unit. We have the right to defer contract adjustment payments until no later than December 31, 2004 or, if applicable, the date of any early settlement of a purchase contract. Any deferred contract adjustment payments will accrue additional contract adjustment payments at the rate of 2.39% per year, compounded quarterly, until paid.

Each Series B Preferred Share that is part of a PEPS Unit is pledged as collateral to secure the holder’s obligation under the related purchase contract. If a holder settles its purchase contract in cash rather than having its Series B Preferred Share remarketed (as described below), the Series B Preferred Share comprising a component of the surrendered PEPS Unit will then be released from the pledge arrangement upon such settlement and delivered to such holder, who will retain the right to have such Series B Preferred Share remarketed as described in the next paragraph.

Unless a holder of a PEPS Unit settles the related purchase contract in cash, such holder’s Series B Preferred Share comprising a part of such PEPS Unit will be remarketed by the remarketing agent three business days prior to December 31, 2004. The remarketing agent will use its reasonable efforts to remarket the Series B Preferred Shares at a price equal to 100.25% of the stated liquidation preference of $50 per Series B Preferred Share, plus any accrued dividends that are not paid in full as of December 31, 2004.

The purchase contracts will terminate automatically if certain bankruptcy, insolvency or reorganization events occur with respect to us, or, in certain circumstances, if there is a failed remarketing. If the purchase contracts terminate, the holders will have no obligation to pay for, or right to receive, our common shares. If the purchase contracts are terminated, the holders will receive their Series B Preferred Shares free of our security interest.

Transfer of Shares

Our Bye-Laws contain various provisions affecting the transferability of our capital shares. Under the Bye-Laws, our board of directors has absolute discretion to decline to register a transfer of shares:

•	unless the appropriate instrument of transfer is submitted along with such evidence as our board of directors may reasonably require showing the right of the transferor to make the transfer;

•	unless, where applicable, the consent of the Bermuda Monetary Authority has been obtained; or

•	if our board of directors determines that such transfer would result in a person (other than Swiss Re or its affiliates) controlling more than 9.9% of all of our outstanding shares.

One of the primary purposes of the restriction on a holder of our capital shares from controlling more than 9.9% of our outstanding shares is to reduce the likelihood that we will be deemed a foreign personal holding company within the meaning of the Internal Revenue Code of 1986, as amended. This limit may also have the effect of deterring purchases of large blocks of common shares or proposals to acquire us, even if some or a majority of the shareholders might deem these purchases or acquisition proposals to be in their best interests. With respect to this issue, and with respect to our proposal to remove the exemption for Swiss Re and its affiliates from the 9.9 % share control limitation in our Bye-Laws, see the provisions discussed below under “Anti-Takeover Effects of Certain Bye-Laws Provisions.”

We entered into a standstill agreement, dated as of July 10, 1997, with Swiss Re pursuant to which Swiss Re agreed to limit its and its affiliates ownership in PartnerRe to 30% of the voting power of our outstanding shares, unless we otherwise consent. Swiss Re also has a right of first refusal under the standstill agreement with respect to certain issuances or sales by us of our voting shares, in an amount equal to its percentage ownership of our voting shares prior to such issuance or sale, subject to certain exceptions. The standstill agreement terminates on July 10, 2004. Swiss Re disposed of all its shares in PartnerRe in May 2003.

If our board of directors refuses to register any transfer of shares, it shall send notice of such refusal to the transferee within three months of the date on which the transfer was lodged with us.

Our Bermuda counsel has advised us that while the precise form of the restrictions on transfers contained in the Bye-Laws is untested, as a matter of general principle, restrictions on transfers are enforceable under Bermuda law and are not uncommon.

Anti-Takeover Effects of Certain Bye-Laws Provisions

In addition to those provisions of the Bye-Laws discussed above under “Transfers of Shares,” our Bye-Laws contain certain provisions that make it more difficult to acquire control of us by means of a tender offer, open market purchase, a proxy fight or otherwise. These provisions are designed to encourage persons seeking to acquire control of us to negotiate with our board of directors. We believe that, as a general rule, the interests of our shareholders would be best served if any change in control results from negotiations with our board of directors. Our board of directors would negotiate based upon careful consideration of the proposed terms, such as the price to be paid to shareholders, the form of consideration to be paid and the anticipated tax effects of the transaction. However, these provisions could have the effect of discouraging a prospective acquiror from making a tender offer or otherwise attempting to obtain control of us. To the extent these provisions discourage takeover attempts, they could deprive shareholders of opportunities to realize takeover premiums for their shares or could depress the market price of the shares.

Board Provisions. Our Bye-laws provide for a classified board, to which approximately one-third of our board of directors is elected each year at our annual general meeting of shareholders. Accordingly, our directors serve three-year terms rather than one-year terms. Each class of directors is required to have a minimum of one director and a maximum of four directors.

The classification of directors will have the effect of making it more difficult for shareholders to change the composition of our board of directors. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of our board of directors. Such a delay may help ensure that our directors, if confronted by a holder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be in our best interests, including the shareholders. The classification provisions will apply to every election of directors, however, regardless of whether a change in the composition of our board of directors would be beneficial to PartnerRe and its shareholders and whether or not a majority of our shareholders believe that such a change would be desirable.

The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of PartnerRe, even though such an attempt might be beneficial to PartnerRe and its shareholders. The classification of our board of directors could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the classification provisions may discourage accumulations of large blocks of our stock by purchasers whose objective is to take control of PartnerRe and remove a majority of our board of directors, the classification of our board of directors could tend to reduce the likelihood of fluctuations in the market price of the shares that might result from accumulations of large blocks for such a purpose. Accordingly, shareholders could be deprived of certain opportunities to sell their shares at a higher market price than might otherwise be the case.

Voting Rights Limitations. Our Bye-Laws provide that the voting rights with respect to shares directly or indirectly beneficially or constructively owned by any person (except Swiss Re or its affiliates) owning more than 9.9% of the voting power of the outstanding shares, including common shares and preferred shares, of the Company will be limited to voting power of 9.9%. The voting rights with respect to all shares held by such person in excess of the 9.9% limitation will be allocated to the other holders of shares pro rata based on the number of shares held by all such other holders of shares, subject only to the further limitation that no shareholder allocated any such voting rights may exceed the 9.9% limitation as a result of such allocation. We have proposed an amendment to our Bye-Laws to remove the exemption for Swiss Re and its affiliates from the 9.9% limitation. Our shareholders will vote on this proposal at our upcoming annual general meeting on May 13, 2004.

Availability of Shares for Future Issuances. We have available for issuance a large number of authorized but unissued common shares. Generally, these shares may be issued by action of our directors without further action by shareholders, except as may be required by applicable stock exchange requirements. The availability of these shares for issue could be viewed as enabling the directors to make more difficult a change in our control. For example, the directors could determine to issue warrants or rights to acquire shares. In addition, we have authorized a sufficient amount of our shares such that we could put in place a shareholder rights plan without further action by shareholders. A shareholder rights plan could serve to dilute or deter stock ownership of persons seeking to obtain control of us.

Our ability to take these actions makes it more difficult for a third party to acquire us without negotiating with our board of directors, even if some or a majority of the shareholders desired to pursue a proposed transaction. Moreover, these powers could discourage or defeat unsolicited stock accumulation programs and acquisition proposals.

DESCRIPTION OF THE DEPOSITARY SHARES

General

We may elect to offer depositary shares, each representing a fraction of a common share or a particular series of preferred shares as described below. The relevant fraction will be set forth in the prospectus supplement relating to our common shares or a particular series of preferred shares. If we elect to do so, depositary receipts evidencing depositary shares will be issued to the public.

We will deposit the common shares or a class or series of preferred shares represented by depositary shares under a deposit agreement among us, a depositary selected by us and the holders of the depositary receipts. The depositary will be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a common share or preferred share represented by such depositary share, to all the rights and preferences of the common shares or preferred shares, including dividend, voting, redemption and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. We will distribute depositary receipts to those persons purchasing the fractional common shares or related class or series of preferred shares in accordance with the terms of the offering described in the related prospectus supplement. If we issue depositary shares we will file copies of the forms of deposit agreement and depositary receipt as exhibits to the registration statement of which this prospectus forms a part, and the following summary is qualified in its entirety by reference to such exhibits.

The following description of the depositary shares sets forth the material terms and provisions of the depositary shares to which any prospectus supplement may relate. The particular terms of the depositary shares offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered securities, will be described in the prospectus supplement.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other distributions received on the related common shares or class or series of preferred shares to the record holders of depositary shares relating to the common shares or class or series of preferred shares in proportion to the number of such depositary shares owned by the holders.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make such distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from such sale to the applicable holders.

Withdrawal of Shares

Upon surrender of the depositary receipts at the corporate trust office of the depositary, unless the related depositary shares have previously been called for redemption, the holder of the depositary shares is entitled to delivery of the number of whole shares of the related common shares or preferred shares and any money or other property represented by the depositary shares. Holders of depositary shares will be entitled to receive whole shares of the related common shares or preferred shares on the basis set forth in the prospectus supplement. However, holders of such whole common shares or preferred shares will not be entitled to exchange them for depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole common shares or preferred shares to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. We will not deliver fractional common shares or preferred shares upon surrender of depositary receipts to the depositary.

Redemption of Depositary Shares

If we redeem common shares or preferred shares held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the common shares or the related preferred shares redeemed. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to such common shares or preferred shares. If we redeem less than all the depositary shares, the depositary shares to be redeemed will be selected by lot or pro rata as the depositary may determine.

Voting the Common Shares or Preferred Shares

Upon receipt of notice of any meeting at which the holders of the common shares or preferred shares are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares underlying such shares. Each record holder of such depositary shares on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred shares or common shares represented by such holder’s depositary shares. The record date for the depositary shares will be the same date as the record date for the applicable common shares or preferred shares. The depositary will try, as far as practicable, to vote the number of the common shares or preferred shares represented by such depositary shares in accordance with such instructions. We will agree to take all action which the depositary deems necessary in order to enable the depositary to do so.

Amendment of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary receipts will not be effective unless such amendment has been approved by the holders of depositary receipts representing at least a majority of the depositary shares then outstanding.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the related common shares or class or series of preferred shares and any redemption of such common shares or preferred shares. Holders of depositary receipts will pay all other transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

Miscellaneous

The depositary will forward all reports and communications from us which are delivered to the depositary and which we are required to furnish to the holders of the common shares or preferred shares.

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our obligations under the deposit agreement. Our obligations and the obligations of the depositary under the deposit agreement will be limited to performance in good faith of their duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding relating to any depositary shares or class or series of preferred shares unless satisfactory indemnity is furnished. We and the depositary may rely on written advice of counsel or accountants, or information provided by persons presenting preferred shares for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary; Termination of the Deposit Agreement

The depositary may resign at any time by delivering to us notice of its resignation, and we may at any time remove the depositary. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. We will appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. The deposit agreement may be terminated at our direction or by the depositary if 90 days have expired after the depositary has delivered to us written notice of its resignation and a successor depositary has not been appointed. Upon termination of the deposit agreement, the depositary will discontinue the transfer of depositary receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notice of such termination) or perform any further acts under the deposit agreement. The depositary will continue to deliver common or preferred share certificates, together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property in exchange for depositary receipts surrendered. Upon our request, the depositary shall deliver all books, records, certificates evidencing common or preferred shares, depositary receipts and other documents relating to the subject matter of the depositary agreement to us.

DESCRIPTION OF THE DEBT SECURITIES

We or PartnerRe Finance may offer debt securities. The following description of debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. Our senior debt securities would be issued under a senior indenture between us and JPMorgan Chase Bank, as trustee. This senior indenture is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. Our subordinated debt securities would be issued under a subordinated indenture between us and JPMorgan Chase Bank, as trustee. This subordinated indenture is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

PartnerRe Finance’s senior debt securities would be issued under a senior indenture between PartnerRe Finance, us, as guarantor, and JPMorgan Chase Bank, as trustee. This senior indenture is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. PartnerRe Finance’s subordinated debt securities would be issued under a subordinated indenture between PartnerRe Finance, us, as guarantor, and JPMorgan Chase Bank, as trustee. This subordinated indenture is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. PartnerRe Finance may also issue junior subordinated debt securities to a Capital Trust in connection with the issuance of preferred securities and common securities by that Capital Trust. These junior subordinated debt securities would be issued under a junior subordinated indenture between PartnerRe Finance, us, as guarantor, and JPMorgan Chase Bank, as trustee. This junior subordinated indenture is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

In this prospectus, we refer to our senior indenture, our subordinated indenture, the PartnerRe Finance senior indenture, the PartnerRe Finance subordinated indenture and the PartnerRe Finance junior subordinated indenture collectively as the “indentures” and each individually as an “indenture.” In this prospectus, we refer to our senior indenture and the PartnerRe Finance senior indenture collectively as the “senior indentures” and each individually as a “senior indenture.” In this prospectus, we refer to our subordinated indenture and the PartnerRe Finance subordinated indenture collectively as the “subordinated indentures” and each individually as a “subordinated indenture.” The particular terms of the debt securities offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered debt securities, will be described in the prospectus supplement.

The following summaries of the material terms and provisions of the indentures and the related debt securities are not complete. You should read the indentures and the debt securities for complete information regarding the terms and provisions of the indentures, including the definitions of some of the terms used below, and the debt securities. Wherever we refer to particular articles, sections or defined terms of an indenture, those articles, sections or defined terms are incorporated herein by reference, and the statement in connection with which such reference is made is qualified in its entirety by such reference. Whenever we refer to particular articles, sections or defined terms of an indenture, without specific reference to an indenture, those articles, sections or defined terms are contained in all indentures. The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended. Our senior indenture and our subordinated indenture are substantially identical to one another, except for certain covenants of ours relating to subordination contained in our subordinated indenture. Similarly, the PartnerRe Finance senior indenture and the PartnerRe Finance subordinated indenture are substantially identical to one another, except for certain covenants of PartnerRe Finance relating to subordination contained in the PartnerRe Finance subordinated indenture. The PartnerRe Finance subordinated indenture and the PartnerRe Finance junior subordinated indenture are substantially identical to one another, except for certain rights and covenants and provisions relating to the issuance of securities to the applicable Capital Trust.

General

The indentures do not limit the aggregate principal amount of the debt securities which we or PartnerRe Finance may issue. The indentures provide that we or PartnerRe Finance may issue the debt securities from time to time in one or more series. (Section 3.1) The indentures do not limit the amount of other indebtedness or the debt securities which the issuer or its subsidiaries may issue.

Unless otherwise provided in the related prospectus supplement, senior debt securities will be unsecured obligations of the issuer and will rank equally with all of the issuer’s other unsecured and unsubordinated indebtedness. The subordinated debt securities will be unsecured obligations of the issuer, subordinated in right of payment to the prior payment in full of all senior indebtedness of the issuer as described below under “Subordination of Subordinated Debt Securities Issued by PartnerRe,” “Subordination of Subordinated Debt Securities Issued by PartnerRe Finance” and in the applicable prospectus supplement. The junior subordinated debt securities will be unsecured obligations of PartnerRe Finance, subordinated in right of payment to the prior payment in full of all of PartnerRe Finance’s senior indebtedness, as described below under “Subordination of the Junior Subordinated Debt Securities”.

Because we are a holding company, our rights and the rights of our creditors (including the holders of our debt securities and the holders of PartnerRe Finance debt securities who are creditors of PartnerRe by virtue of our guarantee of the debt securities issued by PartnerRe Finance) and shareholders to participate in any distribution of assets of any of our subsidiaries upon that subsidiary’s liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary’s creditors, except to the extent that we may ourselves be a creditor with recognized claims against that subsidiary. The rights of our creditors (including the holders of our debt securities and the holders of PartnerRe Finance debt securities who are creditors of PartnerRe by virtue of our guarantee of the debt securities issued by PartnerRe Finance) to participate in the distribution of stock owned by us in certain of our subsidiaries, including our insurance subsidiaries, may also be subject to approval by certain insurance regulatory authorities having jurisdiction over such subsidiaries.

If PartnerRe Finance issues junior subordinated debt securities to a Capital Trust in connection with the issuance of preferred securities and common securities by such Capital Trust, such junior subordinated debt securities may be distributed pro rata to the holders of such preferred securities and common securities in connection with the dissolution of such Capital Trust upon the occurrence of certain events. These events will be described in the prospectus supplement relating to such preferred securities and common securities. Only one series of junior subordinated debt securities will be issued by PartnerRe Finance to each Capital Trust in connection with the issuance of preferred securities and common securities by such Capital Trust.

The prospectus supplement relating to the particular debt securities being offered will describe the following terms of the offered debt securities:

•	the title and series of such debt securities, which may include medium-term notes;

•	the aggregate principal amount of such debt securities and any limit upon such principal amount;

•	the date or dates on which the principal of such debt securities will be payable;

•	the rate or rates at which such debt securities will bear interest, if any;

•	the date or dates from which such interest, if any, will accrue or the method by which such date or dates will be determined;

•	the date or dates on which interest, if any, on such debt securities will be payable and any regular record dates applicable to the date or dates on which interest will be so payable;

•	any right to extend or defer the interest payment period and the duration of the extension;

•	the portion of the principal amount of the debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	the place or places where the principal of, any premium or interest on or any additional amounts with respect to such debt securities will be payable;

•	any optional or mandatory redemption terms or prepayment, conversion, sinking fund or remarketing provisions;

•	if other than denominations of $1,000 or multiples of $1,000, the denominations in which debt securities to be issued in registered form (as defined below) will be issuable;

•	if other than a denomination of $5,000, the denominations in which debt securities to be issued in bearer form (as defined below) will be issuable;

•	any convertibility or exchangeability provisions;

•	any index, formula or other method used to determine the amount of payments of principal of, any premium or interest on or any additional amounts with respect to such debt securities;

•	whether such debt securities will be issued in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary for such global security or securities;

•	whether such debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the specific subordination provisions applicable thereto;

•	in the case of debt securities issued by PartnerRe Finance, the agreement relating to our guarantee of such debt securities;

•	in the case of junior subordinated debt securities issued by PartnerRe Finance to a Capital Trust, the form of restated trust agreement and the agreement relating to our guarantee of the preferred securities of such Capital Trust;

•	United States federal income tax considerations, if any;

•	the currency or currencies, if other than the U.S. dollar, in which payments of the principal of and interest on the debt securities will be payable;

•	in the case of junior subordinated debt securities issued by PartnerRe Finance to a Capital Trust, the terms and conditions of any obligation or right of PartnerRe Finance or such Capital Trust to convert or exchange such junior subordinated debt securities into or for preferred securities of such Capital Trust;

•	any deletions from, modifications of or additions to the Events of Default or covenants of the issuer with respect to such debt securities; and

•	any other material terms of such debt securities and any other deletions from or modifications or additions to the applicable indenture in respect of such debt securities. (Section 3.1)

The issuer will have the ability under the indentures to “reopen” a previously issued series of the debt securities and issue additional debt securities of that series or establish additional terms of that series. The issuer is also permitted to issue debt securities with the same terms as previously issued debt securities. (Section 3.1)

Unless otherwise provided in the related prospectus supplement, principal, premium, interest and additional amounts, if any, with respect to any debt securities will be payable at the office or agency maintained by the issuer for such purposes. The payment office will initially be the corporate trust office of the trustee. In the case of debt securities issued in registered form, interest may be paid by check mailed to the persons entitled to the payment at their addresses appearing on the security register or by wire transfer to an account maintained by the payee with a bank located in the United States. A security issued in “registered form” is a security for which the issuer or the paying agent keeps a record of all the current holders. Interest on debt securities issued in registered form will be payable on any interest payment date to the persons in whose names the debt securities are registered at the close of business on the regular record date with respect to such interest payment date. Interest on such debt securities which have a redemption date after a regular record date, and on or before the following interest payment date, will also be payable to the persons in whose names the debt securities are registered. All paying agents initially designated by the issuer for the debt securities will be named in the related prospectus supplement. The issuer may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that the issuer will be required to maintain a paying agent in each place where the principal of, any premium or interest on or any additional amounts with respect to the debt securities are payable. (Sections 3.7, 10.2 and 11.6)

Unless otherwise provided in the related prospectus supplement, the debt securities may be presented for transfer or exchanged for other debt securities of the same series at the office or agency maintained by the issuer for such purposes. This office will initially be the corporate trust office of the trustee. If so required by the issuer or the security registrar, any debt security presented for transfer must be duly endorsed or accompanied by a written instrument of transfer. Debt securities received upon exchange will contain identical terms and provisions, in any authorized denominations, and of a like aggregate principal amount. Such transfer or exchange will be made without service charge, but the issuer may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses then payable. The issuer will not be required to:

•	issue, register the transfer of, or exchange, the debt securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such debt securities and ending at the close of business on the day of such mailing,

•	register the transfer of or exchange any debt security so selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part or

•	register the transfer of or exchange any debt security which, in accordance with its terms, has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid. (Section 3.5)

We and PartnerRe Finance have appointed the trustee as security registrar. Any transfer agent (in addition to the security registrar) initially designated by either issuer for any debt securities will be named in the related prospectus supplement. The issuer may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that the issuer will be required to maintain a transfer agent in each place where the principal of, any premium or interest on or any additional amounts with respect to the debt securities are payable. (Section 10.2)

Unless otherwise provided in the related prospectus supplement, the debt securities will be issued only in fully registered form without coupons in denominations of $1,000 and any integral multiple thereof. The debt securities may be represented in whole or in part by one or more global debt securities (as defined below) registered in the name of a depositary or its nominee and, if so represented, interests in such global debt security will be shown on, and transfers thereof will be effected only through, records maintained by the designated depositary and its participants as described below. Where the debt securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and special United States federal income tax considerations, applicable to such debt securities and to payment on and transfer and exchange of such debt securities will be described in the related prospectus supplement. A security issued in “bearer form” is a security for which the issuer does not keep a record of the holder. The owner is deemed to be the person holding the security.

If the purchase price of any debt securities is payable in one or more foreign currencies or currency units or if any debt securities are denominated in one or more foreign currencies or currency units or if the principal of, or any premium or interest on, or any additional amounts with respect to, any debt securities is payable in one or more foreign currencies or currency units, the restrictions, elections, certain United States federal income tax considerations, specific terms and other information with respect to such debt securities and such foreign currency or currency units will be set forth in the related prospectus supplement.

The issuer will comply with Section 14(e) under the Exchange Act, and any other tender offer rules under the Exchange Act which may then be applicable, in connection with any obligation of the issuer to purchase debt securities at the option of the holders. Any such obligation applicable to a series of debt securities will be described in the related prospectus supplement.

You should refer to the prospectus supplement relating to a particular series of debt securities for information regarding any deletions from, modifications of or additions to the Events of Defaults described below or covenants contained in the indentures, including any addition of a covenant or other provisions providing event risk or similar protection.

Conversion and Exchange

The terms, if any, on which debt securities of any series are convertible into or exchangeable for common shares, preferred shares or other securities, whether or not issued by PartnerRe or PartnerRe Finance, property or cash, or a combination of any of the foregoing, will be set forth in the related prospectus supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at the option of the issuer, in which the securities, property or cash to be received by the holders of the debt securities would be calculated according to the factors and at such time as described in the related prospectus supplement. Any such conversion or exchange will comply with applicable law, including securities laws, and the issuer’s organizational documents.

Global Securities

The debt securities of a series may be issued in whole or in part under a book entry system in the form of one or more global debt securities. Each global security will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to such series.

The depositary will be a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York banking law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The depositary’s participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of which (and/or their representatives) own the depositary. Access to the depositary’s book-entry system is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

The specific terms of the depositary arrangement with respect to a series of the debt securities will be described in the prospectus supplement relating to such series. We and PartnerRe Finance anticipate that the following provisions will apply to all depositary arrangements.

Upon the issuance of a global security in registered form, the depositary for such global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such global security to the participants’ accounts. Such accounts will be designated by the underwriters or agents with respect to such debt securities or by the issuer if such debt securities are offered and sold directly by the issuer. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in the global security will be shown on, and the transfer of that ownership will be effected only through the participants’ records. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

So long as the depositary, or its nominee, is the owner of record of a global security, we consider such depositary or its nominee the sole owner or holder of the debt securities represented by a global security for all purposes under the applicable indenture. Except as described below, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by a global security registered in their names, and will not receive or be entitled to receive physical delivery of the debt securities of that series in definitive form and will not be considered the owners or holders thereof under the indenture under which these debt securities are issued. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary. Persons who are not participants must rely on the procedures of the participant through which they own their interest. We understand that under existing industry practices, if we request any action of holders or if any owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, the depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instruction of beneficial owners holding through them.

Payments of principal of, any premium and interest on, and any additional amounts on, the debt securities represented by a global security registered in the name of a depositary or its nominee will be paid to the depositary or its nominee, as the case may be, as the registered owner. None of the trustee, any paying agent, the security registrar or the issuer will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global security for such debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We and PartnerRe Finance expect that the depositary for a series of the debt securities or its nominee, upon receipt of any payment with respect to such debt securities, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the global security for such debt securities as shown on the records of such depositary or its nominee. We and PartnerRe Finance also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name,” and will be the responsibility of such participants.

The indentures provide that global securities will be exchanged for the debt securities of such series in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations, if:

•	the depositary for a series of the debt securities notifies the issuer that it is unwilling or unable to continue as depositary or if such depositary ceases to be eligible under the applicable indenture and a successor depositary is not appointed by the issuer within 90 days of written notice;

•	the issuer determines that the debt securities of a particular series will no longer be represented by global securities and execute and deliver to the trustee a company order to such effect; or

•	an Event of Default with respect to a series of the debt securities has occurred and is continuing.

Such definitive debt securities will be registered in such name or names as the depositary shall instruct the trustee. (Section 3.5) We expect that such instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in global securities.

Payment of Additional Amounts

Unless otherwise provided in the related prospectus supplement, the issuer will make all payments of principal of and premium, if any, interest and any other amounts on, the debt securities of any series without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the jurisdiction in which the issuer is organized (a “taxing jurisdiction”) or any political subdivision or taxing authority thereof or therein, unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by (x) the laws (or any regulations or rulings promulgated thereunder) of a taxing jurisdiction or any political subdivision or taxing authority thereof or therein or (y) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in a taxing jurisdiction or any political subdivision thereof). If a withholding or deduction by the issuer is required by the law of the jurisdiction in which the issuer is organized, the issuer will, subject to certain limitations and exceptions described below or in the applicable prospectus supplement, pay to the holder of any such debt security such additional amounts as may be necessary so that every net payment of principal, premium, if any, interest or any other amount made to such holder, after the withholding or deduction, will not be less than the amount provided for in such debt security and the applicable indenture to be then due and payable.

Notwithstanding the foregoing, the issuer will not be required to pay any additional amounts under the applicable indenture for or on account of:

(1)	any tax, fee, duty, assessment or governmental charge of whatever nature which would not have been imposed but for the fact that such holder (a) was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the relevant taxing jurisdiction or any political subdivision thereof or otherwise had some connection with the relevant taxing jurisdiction other than by reason of the mere ownership of, or receipt of payment under, such debt security, (b) presented such debt security for payment in the relevant taxing jurisdiction or any political subdivision thereof, unless such debt security could not have been presented for payment elsewhere, or (c) presented such debt security for payment more than 30 days after the date on which the payment in respect of such debt security became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to such additional amounts if it had presented such debt security for payment on any day within that 30-day period;

(2)	any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(3)	any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder or the beneficial owner of such debt security to comply with any reasonable request by us addressed to the holder within 90 days of such request (a) to provide information concerning the nationality, residence or identity of the holder or such beneficial owner or (b) to make any declaration or other similar claim or satisfy any information or reporting requirement, which is required or imposed by statute, treaty, regulation or administrative practice of the relevant taxing jurisdiction or any political subdivision thereof as a precondition to exemption from all or part of such tax, assessment or other governmental charge; or

(4)	any combination of items (1), (2) and (3).

In addition, the issuer will not pay additional amounts with respect to any payment of principal of, or premium, if any, interest or any other amounts on, any such debt security to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such debt security to the extent such payment would be required by the laws of the relevant taxing jurisdiction (or any political subdivision or relevant taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had it been the holder of the debt security. (Section 10.4)

Consolidation, Amalgamation, Merger and Sale of Assets

Each indenture provides that the issuer may not (1) consolidate or amalgamate with or merge into any person or convey, transfer or lease the properties and assets of the issuer as an entirety or substantially as an entirety to any person, or (2) permit any person to consolidate or amalgamate with or merge into the issuer, or convey, transfer or lease such person’s properties and assets as an entirety or substantially as an entirety to the issuer, unless:

•	such person is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, Bermuda or any country which is, on the date of the indenture, a member of the Organization of Economic Cooperation and Development;

•	such person will expressly assume, by supplemental indenture, the due and punctual payment of the principal of, any premium and interest on and any additional amounts with respect to all of the debt securities issued under the applicable indenture, and the performance of the issuer’s obligations under such indenture and the debt securities issued under the applicable indenture, and provides for conversion or exchange rights in accordance with the provisions of the debt securities of any series that are convertible or exchangeable into common shares or other securities;

•	immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the issuer as a result of such transaction as having been incurred by the issuer or such subsidiary at the time of such transaction, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, will have happened and be continuing; and

•	certain other conditions are met. (Section 8.1)

The senior, subordinated and junior subordinated indentures of PartnerRe Finance include a like restriction on consolidation, amalgamation and merger involving PartnerRe, as guarantor of PartnerRe Finance’s obligations under PartnerRe Finance’s senior, subordinated and junior subordinated debt securities, respectively. (Section 8.3 of the senior, subordinated and junior subordinated indentures of PartnerRe Finance)

Events of Default

Unless the issuer provides other or substitute Events of Default in a prospectus supplement, the following events will constitute an Event of Default under the applicable indenture with respect to any debt securities issued under the applicable indenture:

(1)	default in paying interest or any additional amounts on any debt security, when they become due and payable, and the default continues for a period of 30 days;

(2)	default in paying principal, any premium or any additional amounts on any debt security, when such principal, additional amount or premium becomes due and payable;

(3)	default in the performance, or breach, of any covenant or warranty in the applicable indenture for the benefit of such debt securities, and the continuance of such default or breach for a period of 60 days after written notice of default is given under the indenture;

(4)	if any event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness of the issuer for borrowed money (other than Indebtedness which is non-recourse to the issuer) happens and consists of default in the payment of more than $100,000,000 in principal amount of such Indebtedness when due (after giving effect to any applicable grace period) or shall result in such Indebtedness in principal amount in excess of $100,000,000 becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such default is not cured or waived or such acceleration is not rescinded or annulled within a period of 30 days after there has been given written notice as provided in the applicable indenture;

(5)	the issuer fails within 60 days to pay, bond or otherwise discharge any uninsured judgment or court order for the payment of money in excess of $100,000,000, which is not stayed on appeal or is not otherwise being appropriately contested in good faith; and

(6)	certain events relating to bankruptcy, insolvency or reorganization of the issuer.

In the senior, subordinated and junior subordinated indentures of PartnerRe Finance, the Events of Default described in clauses (3) through (6) above also include references to PartnerRe, as guarantor under the applicable indenture.

If an Event of Default (other than an Event of Default described in (6) of the preceding paragraph) occurs with respect to the debt securities of any series and continues, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of such series may, by written notice as provided in the applicable indenture, declare the principal amount (or such lesser amount as may be provided for in the debt securities of such series) of all outstanding debt securities of such series to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain other provisions of the applicable indenture, the holders of a majority in aggregate principal amount of the debt securities of such series may, under certain circumstances, rescind and annul such acceleration. An Event of Default described in (6) of the preceding paragraph will cause the principal amount and accrued interest (or such lesser amount as provided for in the debt securities of such series) to become immediately due and payable without any declaration or other act by the trustee or any holder. (Section 5.2)

Each indenture provides that, within 90 days after the occurrence of any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to the debt securities of any series (a “default”), the trustee will transmit, in the manner set forth in such indenture, notice of such default to the holders of the debt securities of such series unless such default has been cured or waived. However, except in the case of a default in the payment of principal, premium, interest or additional amounts or any sinking fund or purchase fund installment with respect to, any debt security of such series, the trustee may withhold such notice if and so long as the issuer’s board of directors, its executive committee or a trust committee of directors and/or responsible officers of the trustee in good faith determine that the withholding of such notice is in the best interest of the holders of the debt securities of such series. In addition, in the case of any default of the character described in (4) of the second preceding paragraph, no such notice to holders will be given until at least 30 days after the default occurs. (Section 6.2)

If an Event of Default occurs and continues with respect to the debt securities of any series, the trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of the debt securities of such series by all appropriate judicial proceedings. (Section 5.3) Each indenture provides that, subject to the duty of the trustee during any default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the debt securities, unless such holders shall have offered to the trustee reasonable indemnity. (Section 6.1) Subject to the provisions for the indemnification of the trustee, and applicable law and certain other provisions of the applicable indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to debt securities of such series. (Section 5.12)

Modification and Waiver

The issuer and the trustee may modify or amend any of the indentures with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification of amendments. However, each affected holder must consent to certain modifications or amendments, including:

•	changes to the stated maturity of the principal of, or any premium or installment of interest on, or any additional amounts with respect to, any debt security; or

•	reductions of the principal amount of, or the rate (or modify the calculation of such principal amount or rate) of interest on, or any additional amounts with respect to, or any premium payable upon the redemption of, any debt security.

In addition, no supplemental indenture may directly or indirectly modify or eliminate the subordination provisions of the subordinated indentures in any manner which might terminate or impair the subordination of the subordinated debt securities to Senior Indebtedness (as defined under “–Subordination of Subordinated Debt Securities Issued by PartnerRe”) without the prior written consent of the holders of the Senior Indebtedness. (Section 9.7 of the subordinated indentures)

The issuer and the trustee may modify or amend any of the indentures and debt securities of any series without the consent of any holder in order to, among other things:

•	provide for the issuer’s successor pursuant to a consolidation, amalgamation, merger or sale of assets;

•	provide for a successor trustee with respect to debt securities of all or any series;

•	cure any ambiguity, defect or inconsistency;

•	make any other provisions with respect to matters or questions arising under any indenture which will not adversely affect the interests of the holders of debt securities of any series; or

•	make any other change that does not materially adversely affect the interests of the holders of any debt securities then outstanding under the applicable indenture. (Section 9.1)

The holders of at least a majority in principal amount of debt securities of any series may, on behalf of the holders of all debt securities of that series, waive compliance by the issuer with certain restrictive provisions of the applicable indenture. (Section 10.6) The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive any past default and its consequences under the applicable indenture with respect to debt securities of that series, except a default:

•	in paying principal, premium, interest or any additional amounts with respect to debt securities of that series; or

•	in respect of a covenant or provision of the applicable indenture that cannot be modified or amended without the consent of the holder of each debt security of any series. (Section 5.13)

Under each indenture, the issuer is required to furnish the trustee annually a statement as to its performance of certain of its obligations under that indenture and as to any default in such performance. The issuer is also required to deliver to the trustee, within five days after its occurrence, written notice of any Event of Default or any event which after notice or lapse of time or both would constitute an Event of Default. (Section 10.7)

Discharge, Defeasance and Covenant Defeasance

The issuer may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the trustee, in trust, funds in U.S. dollars or in the Foreign Currency in which such debt securities are payable in an amount sufficient to pay the entire indebtedness on such debt securities with respect to principal and any premium, interest and additional amounts to the date of such deposit (if such debt securities have become due and payable) or to the maturity thereof, as the case may be. (Section 4.1)

Each indenture provides that, unless the provisions of Section 4.2 thereof are made inapplicable to debt securities of or within any series pursuant to Section 3.1 thereof, the issuer may elect to either:

•	to defease and be discharged from any and all obligations with respect to such debt securities (except for, among other things, the obligation of the issuer to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on such debt securities and other obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency with respect to such debt securities and to hold moneys for payment in trust) (“defeasance”); or

•	to be released from its obligations with respect to such debt securities under certain covenants as described in the related prospectus supplement, and any omission to comply with such obligations will not constitute a default or an Event of Default with respect to such debt securities (“covenant defeasance”).

Defeasance or covenant defeasance, as the case may be, will be conditioned upon the irrevocable deposit by the issuer with the trustee, in trust, of an amount in U.S. dollars or in the Foreign Currency in which such debt securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of, any premium and interest on, and any additional amounts with respect to, such debt securities on the scheduled due dates. (Section 4.2)

Such a trust may only be established if, among other things:

•	the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under or any material agreement or instrument to which the issuer is a party or by which it is bound;

•	no Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to the debt securities to be defeased will have occurred and be continuing on the date of establishment of such a trust after giving effect to such establishment and, with respect to defeasance only, no bankruptcy proceeding will have occurred and be continuing at any time during the period ending on the 91st day after such date;

•	with respect to registered securities and any bearer securities for which the place of payment is within the United States, the issuer has delivered to the trustee an opinion of counsel (as specified in each indenture) to the effect that the holders of such debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by the issuer, a Revenue Ruling published by the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the applicable indenture; and

•	with respect to defeasance, the issuer has delivered to the trustee an officers’ certificate as to solvency and the absence of intent of preferring holders over other creditors. (Section 4.2)

“Foreign Currency” means any currency, currency unit or composite currency, including, without limitation, the euro, issued by the government of one or more countries other than the United States of America or by any recognized confederation or association of such governments. (Section 1.1)

“Government Obligations” means debt securities which are (1) direct obligations of the United States of America or the government or the governments which issued the Foreign Currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government or governments which issued the Foreign Currency in which the debt securities of such series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government or governments, which, in the case of clauses (1) and (2), are not callable or redeemable at the option of the issuer or issuers thereof, and will also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of or any other amount with respect to any such Government Obligation held by such custodian for the account of the holder of such depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian with respect to the Government Obligation or the specific payment of interest on or principal of or any other amount with respect to the Government Obligation evidenced by such depository receipt. (Section 1.1)

If after the issuer has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series, (1) the holder of a debt security of that series is entitled to, and does, elect pursuant to Section 3.1 of the applicable indenture or the terms of such debt security to receive payment in a currency other than that in which such deposit has been made in respect of such debt security, or (2) a Conversion Event (as defined below) occurs in respect of the Foreign Currency in which such deposit has been made, the indebtedness represented by such debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of, any premium and interest on, and any additional amounts with respect to, such debt security as such debt security becomes due out of the proceeds yielded by converting the amount or other properties so deposited in respect of such debt security into the currency in which such debt security becomes payable as a result of such election or such Conversion Event based on (a) in the case of payments made pursuant to clause (1) above, the applicable market exchange rate for such currency in effect on the second business day prior to such payment date, or (b) with respect to a Conversion Event, the applicable market exchange rate for such Foreign Currency in effect (as nearly as feasible) at the time of the Conversion Event. (Section 4.2)

“Conversion Event” means the cessation of use of (1) a Foreign Currency both by the government of the country or countries which issued such Foreign Currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community or (2) any currency unit or composite currency for the purposes for which it was established. (Section 1.1)

If the issuer effects covenant defeasance with respect to any of its debt securities and such debt securities are declared due and payable because of the occurrence of any Event of Default other than an Event of Default with respect to any covenant as to which there has been covenant defeasance, the amount in such Foreign Currency in which such debt securities are payable, and Government Obligations on deposit with the trustee, will be sufficient to pay amounts due on such debt securities at the time of the stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such Event of Default. However, the issuer would both remain liable to make payment of such amounts due at the time of acceleration.

Subordination of Subordinated Debt Securities Issued by PartnerRe

Our subordinated debt securities will, to the extent set forth in our subordinated indenture, be subordinate in right of payment to the prior payment in full of all Senior Indebtedness (as defined below in this section) of ours, whether outstanding at the date of our subordinated indenture or thereafter incurred. (Section 16.1 of our subordinated indenture) Holders of our Senior Indebtedness will first be entitled to receive payment in full of all amounts due on our Senior Indebtedness before the holders of our subordinated debt securities are entitled to receive payment on account of principal, premium, interest or any additional amounts on our subordinated debt securities, if certain events occur. These events include:

•	any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to us or to our creditors, as such, or to our assets; or

•	any voluntary or involuntary liquidation, dissolution or other winding up of ours, whether or not involving insolvency or bankruptcy; or

•	any assignment for the benefit of creditors or any other marshalling of assets and liabilities of ours.

(Section 16.3 of our subordinated indenture)

If we are liquidated or become insolvent, holders of our Senior Indebtedness and holders of other obligations of ours that are not subordinated to our Senior Indebtedness may recover more, ratably, than the holders of our subordinated debt securities.

Subject to the payment in full of all Senior Indebtedness of ours, the rights of the holders of our subordinated debt securities will be subrogated to the rights of the holders of our Senior Indebtedness to receive payments or distributions of cash, property or securities of ours applicable to such Senior Indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, our subordinated debt securities have been paid in full. (Section 16.4 of our subordinated indenture)

No payment of principal of or any premium or interest on or any additional amounts with respect to our subordinated debt securities, or payments to acquire such securities (other than pursuant to their conversion), may be made if:

•	any Senior Indebtedness of ours is not paid when due and any applicable grace period with respect to such default has ended and such default has not been cured or waived or ceased to exist, or

•	if the maturity of any Senior Indebtedness of ours has been accelerated because of a default.

(Section 16.2 of our subordinated indenture)

Our subordinated indenture does not limit or prohibit us from incurring additional Senior Indebtedness, which may include Indebtedness that is senior to our subordinated debt securities, but subordinate to our other obligations. The senior debt securities issued by us will constitute Senior Indebtedness under our subordinated indenture.

For purposes of this section, the term “Senior Indebtedness” means all Indebtedness of ours outstanding at any time, except:

•	our subordinated debt securities;

•	Indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such Indebtedness is subordinated to or ranks equally with our subordinated debt securities or any other Indebtedness ranking pari passu with our subordinated debt securities;

•	Indebtedness of ours to, or guaranteed on behalf of, a subsidiary of ours, or any officer, director or employee of ours or any subsidiary of ours;

•	interest accruing after the filing of a petition initiating any bankruptcy, insolvency or other similar proceeding unless such interest is an allowed claim enforceable against us in a proceeding under federal or state bankruptcy laws;

•	trade accounts payable;

•	liability for income, franchise, real estate or other taxes owed or owing;

•	any Indebtedness, including all other debt securities and guarantees in respect of those debt securities, initially issued to (x) PartnerRe Capital Trust I by PartnerRe Finance I, (y) the Capital Trusts or (z) any other trust, partnership or other entity affiliated with us which is a financing vehicle of ours or any affiliate of ours in connection with an issuance by such entity of preferred securities or other securities which are similar to the preferred securities described under “Description of the Trust Preferred Securities” below; and

•	contract adjustment payments payable to holders of our PEPS Units.

Such Senior Indebtedness will continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness. (Sections 1.1 and 16.8 of our subordinated indenture)

Our subordinated indenture provides that the foregoing subordination provisions, insofar as they relate to any particular issue of our subordinated debt securities, may be changed prior to such issuance. Any such change would be described in the related prospectus supplement.

Subordination of the Subordinated Debt Securities Issued by PartnerRe Finance

Subordinated debt securities issued by PartnerRe Finance will, to the extent set forth in the subordinated indenture of PartnerRe Finance, be subordinate in right of payment to the prior payment in full of all Senior Indebtedness (as defined below in this section) of PartnerRe Finance, whether outstanding at the date of such subordinated indenture or thereafter incurred. (Section 16.1 of the PartnerRe Finance subordinated indenture) Holders of Senior Indebtedness of PartnerRe Finance will first be entitled to receive payment in full of all amounts due or to become due on or in respect of all such Senior Indebtedness, or provision will be made for such payment in cash, before the holders of the subordinated debt securities of PartnerRe Finance are entitled to receive or retain any payment on account of principal, premium, interest, or any additional amounts with respect to, such subordinated debt securities, if certain events occur. These events include:

•	any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to PartnerRe Finance or to its creditors, as such, or to its assets; or

•	any voluntary or involuntary liquidation, dissolution or other winding up of PartnerRe Finance, whether or not involving insolvency or bankruptcy; or

•	any assignment for the benefit of creditors or any other marshalling of assets and liabilities of PartnerRe Finance.

(Section 16.3 of the PartnerRe Finance subordinated indenture)

If PartnerRe Finance is liquidated or becomes insolvent, holders of Senior Indebtedness of PartnerRe Finance and holders of other obligations of PartnerRe Finance that are not subordinated to such Senior Indebtedness may recover more, ratably, than the holders of subordinated debt securities of PartnerRe Finance.

Subject to the payment in full of all Senior Indebtedness of PartnerRe Finance, the rights of the holders of subordinated debt securities of PartnerRe Finance will be subrogated to the rights of the holders of such Senior Indebtedness to receive payments or distributions of cash, property or securities of PartnerRe Finance applicable to such Senior Indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, such subordinated debt securities have been paid in full. (Section 16.4 of the PartnerRe Finance subordinated indenture)

No payment of principal of or any premium or interest on or any additional amounts with respect to the subordinated debt securities of PartnerRe Finance, or payments to acquire such securities (other than pursuant to their conversion), may be made if:

•	any Senior Indebtedness of PartnerRe Finance is not paid when due and any applicable grace period with respect to such default has ended and such default has not been cured or waived or ceased to exist, or

•	if the maturity of any Senior Indebtedness of PartnerRe Finance has been accelerated because of a default.

(Section 16.2 of the PartnerRe Finance subordinated indenture)

The PartnerRe Finance subordinated indenture does not limit or prohibit PartnerRe Finance from incurring additional Senior Indebtedness, which may include Indebtedness that is senior to its subordinated debt securities, but subordinate to PartnerRe Finance other obligations. The senior debt securities issued by PartnerRe Finance will constitute Senior Indebtedness under the PartnerRe Finance subordinated indenture.

For purposes of this section, the term “Senior Indebtedness” means all Indebtedness of PartnerRe Finance outstanding at any time, except:

•	the subordinated debt securities issued by PartnerRe Finance;

•	Indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such Indebtedness is subordinated to or ranks equally with such subordinated debt securities or any other Indebtedness ranking pari passu with such subordinated debt securities;

•	Indebtedness of PartnerRe Finance to, or guaranteed on behalf of, a subsidiary of PartnerRe Finance, or any officer, director or employee of PartnerRe Finance or any of its subsidiaries;

•	interest accruing after the filing of a petition initiating any bankruptcy, insolvency or other similar proceeding unless such interest is an allowed claim enforceable against PartnerRe Finance in a proceeding under federal or state bankruptcy laws;

•	trade accounts payable;

•	liability for income, franchise, real estate or other taxes owed or owing; and

•	any Indebtedness, including all other debt securities and guarantees in respect of those debt securities, initially issued to (a) the Capital Trusts or (b) any other trust, partnership or other entity affiliated with PartnerRe Finance which is a financing vehicle of PartnerRe Finance or any of its affiliates in connection with an issuance by such entity of preferred securities or other securities which are similar to the preferred securities described under “Description of the Trust Preferred Securities” below.

Such Senior Indebtedness will continue to be Senior Indebtedness of PartnerRe Finance and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness. (Section 1.1 and 16.8 of the PartnerRe Finance subordinated indenture)

The PartnerRe Finance subordinated indenture provides that the foregoing subordination provisions, insofar as they relate to any particular issue of subordinated debt securities by PartnerRe Finance, may be changed prior to such issuance. Any such change would be described in the related prospectus supplement.

Subordination of the Junior Subordinated Debt Securities

The junior subordinated debt securities issued by PartnerRe Finance will, to the extent set forth in the applicable junior subordinated indenture, be subordinate in right of payment to the prior payment in full of all Senior Indebtedness (as defined below in this section) of PartnerRe Finance, whether outstanding at the date of the applicable junior subordinated indenture or thereafter incurred. (Section 16.1 of the junior subordinated indenture) Holders of Senior Indebtedness of PartnerRe Finance will first be entitled to receive payment in full of all amounts due or to become due on or in respect of all such Senior Indebtedness, or provision will be made for such payment in cash, before the holders of the junior subordinated debt securities are entitled to receive or retain any payment on account of principal, premium, interest or any additional amounts with respect to, junior subordinated debt securities if certain events occur. These events include:

•	any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to PartnerRe Finance or to its creditors, as such, or to its assets; or

•	any voluntary or involuntary liquidation, dissolution or other winding up of PartnerRe Finance, whether or not involving insolvency or bankruptcy; or

•	any assignment for the benefit of creditors or any other marshalling of assets and liabilities of PartnerRe Finance.

(Section 16.3 of the junior subordinated indenture)

If PartnerRe Finance is liquidated or becomes insolvent, holders of Senior Indebtedness of PartnerRe Finance and holders of other obligations of PartnerRe Finance that are not subordinated to such Senior Indebtedness may recover more, ratably, than the holders of junior subordinated debt securities.

Subject to the payment in full of all Senior Indebtedness of PartnerRe Finance, the rights of the holders of junior subordinated debt securities will be subrogated to the rights of the holders of such Senior Indebtedness to receive payments or distributions of cash, property or securities of PartnerRe Finance applicable to such Senior Indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, junior subordinated debt securities have been paid in full. (Section 16.4 of the junior subordinated indenture)

No payment of principal (including redemption and sinking fund payments) or any premium or interest on or any additional amounts with respect to the junior subordinated debt securities, or payments to acquire such securities (other than pursuant to their conversion), may be made if:

•	any Senior Indebtedness of PartnerRe Finance is not paid when due and any applicable grace period with respect to such default has ended and such default has not been cured or waived or ceased to exist, or

•	if the maturity of any Senior Indebtedness of PartnerRe Finance has been accelerated because of a default.

(Section 16.2 of the junior subordinated indenture)

The junior subordinated indenture does not limit or prohibit PartnerRe Finance from incurring additional Senior Indebtedness, which may include Indebtedness that is senior to the junior subordinated debt securities, but subordinate to other obligations of PartnerRe Finance.

For purposes of this section, the term “Senior Indebtedness” means all Indebtedness of PartnerRe Finance outstanding at any time, except:

•	the junior subordinated debt securities;

•	Indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that such Indebtedness is subordinated to or ranks equally with the junior subordinated debt securities or any other Indebtedness ranking pari passu with the junior subordinated debt securities;

•	Indebtedness of PartnerRe Finance to, or guaranteed on behalf of, a subsidiary of PartnerRe Finance or any officer, director or employee of PartnerRe Finance or any subsidiary of PartnerRe Finance;

•	interest accruing after the filing of a petition initiating any bankruptcy, insolvency or other similar proceeding unless such interest is an allowed claim enforceable against PartnerRe Finance in a proceeding under federal or state bankruptcy laws;

•	trade accounts payable;

•	liability for income, franchise, real estate or other taxes owed or owing; and

•	any Indebtedness, including all other debt securities and guarantees in respect of those debt securities, initially issued to a Capital Trust.

Such Senior Indebtedness will continue to be Senior Indebtedness of PartnerRe Finance and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness. (Section 1.1 and 16.8 of the junior subordinated indenture)

The junior subordinated indenture provides that the foregoing subordination provisions, insofar as they relate to any particular issue of junior subordinated debt securities, may be changed prior to such issuance. Any such change would be described in the related prospectus supplement.

New York Law to Govern

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in that state. (Section 1.13 of the senior indentures and the subordinated indentures and 1.14 of the junior subordinated indenture)

Information Concerning the Trustee

Either PartnerRe or PartnerRe Finance may from time to time borrow from, maintain deposit accounts with and conduct other banking transactions with JPMorgan Chase Bank and its affiliates in the ordinary course of business. JPMorgan Chase Bank is also acting as administrative agent under our credit facilities.

Under each indenture, JPMorgan Chase Bank is required to transmit annual reports to all holders regarding its eligibility and qualifications as trustee under the applicable indenture and related matters. (Section 7.3)

CERTAIN PROVISIONS OF THE JUNIOR SUBORDINATED DEBT SECURITIES

ISSUED TO THE CAPITAL TRUSTS

Option to Extend Interest Payment Date

Unless provided otherwise in the related prospectus supplement, PartnerRe Finance will have the right at any time and from time to time during the term of any series of junior subordinated debt securities issued to a Capital Trust to defer payment of interest for such number of consecutive interest payment periods as may be specified in the related prospectus supplement. This right to extend is subject to the terms, conditions and covenants, if any, specified in this prospectus and such prospectus supplement. However, PartnerRe Finance may not defer such interest payments beyond the stated maturity of the junior subordinated debt securities.

Option to Extend Maturity Date

Unless provided otherwise in the related prospectus supplement, PartnerRe Finance will have the right to change the stated maturity of the principal of the junior subordinated debt securities issued to a Capital Trust upon the liquidation of such Capital Trust and the exchange of the junior subordinated debt securities for the preferred securities of such Capital Trust. PartnerRe Finance may also extend the stated maturity of the principal of the junior subordinated debt securities. However, at the time such election to change or extend the stated maturity is made and at the time such election commences:

•	no event of default on the junior subordinated debt securities has occurred and is continuing;

•	such Capital Trust is not in arrears on payments of distributions on its preferred securities and no deferred distributions have accumulated;

•	the junior subordinated debt securities are, and immediately after such extension will be, rated at least investment grade by either Standard & Poor’s Ratings Services, Moody’s Investors Service, Inc. or another nationally recognized statistical rating organization; and

•	the extended stated maturity is no later than the 49th anniversary of the initial issuance of the preferred securities of such Capital Trust.

If PartnerRe Finance exercises its right to liquidate such Capital Trust and exchange the junior subordinated debt securities for the preferred securities of such Capital Trust as described above, any changed stated maturity of the principal of the junior subordinated debt securities shall be no earlier than the date that is 15 years after the initial issue date of the preferred securities and no later than the date 30 years (plus an extended term of up to an additional 19 years if the conditions described above are satisfied) after the initial issue date of the preferred securities of such Capital Trust. (Section 3.13 of the junior subordinated indenture)

Redemption

Except as otherwise provided in the related prospectus supplement, if an Investment Company Event or a Tax Event (each, a “Special Event”) shall occur and be continuing, PartnerRe Finance may, at its option, redeem such junior subordinated debt securities, in whole but not in part, at any time within 90 days of the occurrence of the Special Event, at a redemption price equal to 100% of the principal amount of such junior subordinated debt securities then outstanding plus accrued and unpaid interest to the date fixed for redemption. (Section 11.8 of the junior subordinated indenture)

For purposes of the junior subordinated indenture, “Investment Company Event” means, in respect of a Capital Trust, the receipt by such Capital Trust of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a written change in the interpretation or application of law or regulation by any legislative body, court or governmental agency or regulatory authority, there is more than an insubstantial risk that such Capital Trust is or will be considered an investment company, or a company controlled by an investment company, that is required to be registered under the Investment Company Act, which change becomes effective on or after the date of original issuance of the preferred securities of such Capital Trust. (Section 1.1 of the junior subordinated indenture)

“Tax Event” means, in respect of a Capital Trust, the receipt by such Capital Trust or PartnerRe Finance of an opinion of counsel, rendered by an independent law firm experienced in such matters, to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulation thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations (including any change in interpretation or application of law or regulation by any applicable taxing authority), which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the preferred securities of such Capital Trust, there is more than an insubstantial risk that:

•	such Capital Trust is or will be, within 90 days of delivery of such opinion of counsel, subject to United States federal income tax with respect to income received or accrued on the corresponding series of junior subordinated debt securities;

•	interest payable by PartnerRe Finance on such junior subordinated debt securities is not or will not be, within 90 days of delivery of such opinion of counsel, deductible by PartnerRe Finance, in whole or in part, for United States federal income tax purposes; or

•	such Capital Trust is or will be, within 90 days of delivery of such opinion of counsel, subject to more than a de minimis amount of other taxes, duties or other governmental charges. (Section 1.1 of the junior subordinated indenture)

Certain Covenants

PartnerRe and PartnerRe Finance will each covenant, as to the junior subordinated debt securities issued to a Capital Trust in connection with the issuance of preferred securities and common securities by such Capital Trust, that if:

(1)	any event occurs, of which PartnerRe Finance has actual knowledge that (A) with the giving of notice or lapse of time or both, would constitute an Event of Default under the junior subordinated indenture and (B) in respect of which PartnerRe Finance shall not have taken reasonable steps to cure;

(2)	PartnerRe shall be in default with respect to its payment of obligations under the preferred securities guarantee relating to such preferred securities; or

(3)	PartnerRe Finance shall have given notice of its election to defer interest payments on the junior subordinated debt securities as provided in the junior subordinated indenture and shall not have rescinded such notice, or such election, shall be continuing, it will not, and will not permit any of its subsidiaries to:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its outstanding capital stock; or

•

make any payment of principal, interest, premium, if any, on or repay, repurchase or redeem any debt security of PartnerRe or PartnerRe Finance, as the case may be, that ranks equal to or junior in interest to the junior subordinated debt securities or the related guarantee, as the case may be, or make any guarantee payments with respect to any guarantee by PartnerRe or PartnerRe Finance, as the case may be, of the debt securities of any subsidiary of PartnerRe or PartnerRe Finance, as the case may be, if such guarantee ranks equal to or junior in interest to the junior subordinated debt securities or the guarantee in respect thereof, as the case may be, except in each case for the transactions described in the immediately following sentence.

Notwithstanding the preceding sentence and regardless of whether any event described in clauses (1)-(3) above shall have occurred or be continuing, PartnerRe shall not be restricted from making or effecting the following dividends, distributions, redemptions, purchases, declarations, payments, exchanges and conversions:

•	dividends or distributions in the common shares or options or other rights to acquire the common shares of PartnerRe;

•	redemptions or purchases of any rights outstanding under a shareholder rights plan of PartnerRe, or the declaration of a dividend of such rights or the issuance of shares under such plan in the future;

•	payments under any preferred securities guarantee of PartnerRe;

•	purchases of common shares related to the issuance of common shares under any of PartnerRe’s benefit plans for its directors, officers or employees;

•	the purchase of fractional shares resulting from a reclassification of the capital stock of PartnerRe;

•	the exchange or conversion of any class or series of the capital stock of PartnerRe (or any of its subsidiary’s) for another class or series of the capital stock of PartnerRe (or any of its subsidiary’s) or of any class or series of its (or any of its subsidiary’s) indebtedness pursuant to the terms of the capital stock or indebtedness as originally issued; and

•	the purchase of fractional interests in shares of the capital of PartnerRe (or any of its subsidiary’s) stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged.

(Section 10.9 of the junior subordinated indenture)

If PartnerRe Finance issues the junior subordinated debt securities to a Capital Trust in connection with the issuance of preferred securities and common securities of such Capital Trust, for so long as such junior subordinated debt securities remain outstanding, PartnerRe Finance will also covenant:

•	to maintain directly or indirectly 100% ownership of the common securities of such Capital Trust; provided, however, that any permitted successor of PartnerRe Finance under the junior subordinated indenture may succeed to its ownership of such common securities;

•	not to voluntarily dissolve, wind-up or liquidate such trust, except in connection with the distribution of its junior subordinated debt securities to the holders of preferred securities and common securities in liquidation of such Capital Trust, the redemption of all of the preferred securities and common securities of such Capital Trust, or certain mergers, consolidations or amalgamations, each as permitted by the restated trust agreement of such Capital Trust; and

•	to cause such Capital Trust to remain classified as a grantor trust for United States federal income tax purposes.

(Section 10.12 of the junior subordinated indenture)

Direct Action Right Upon Certain Events of Default

If an Event of Default with respect to junior subordinated debt securities issued to a Capital Trust has occurred and is continuing and such event is attributable to a default in the payment of interest or principal on the related junior subordinated debt securities on the date such interest or principal is otherwise payable, a holder of preferred securities of such Capital Trust may institute a legal proceeding directly against PartnerRe Finance and/or against PartnerRe, as guarantor, which is referred to in this prospectus as a “Direct Action,” for enforcement of payment to such holder of the principal of or interest on such related junior subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the related preferred securities of such holder. PartnerRe Finance and PartnerRe may not amend the applicable junior subordinated indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the preferred securities of such trust. In addition, so long as PartnerRe is a guarantor of the obligations of PartnerRe Finance and the Capital Trusts and a Direct Action may be brought directly against PartnerRe, PartnerRe Finance and the Capital Trusts are not subject to the information reporting requirements of the Exchange Act. If the right to bring a Direct Action is removed, PartnerRe Finance and each Capital Trust may become subject to the reporting obligations under the Exchange Act. PartnerRe Finance will have the right under the applicable junior subordinated indenture to set-off any payment made to such holder of preferred securities by it, in connection with a Direct Action. (Section 3.12 of the junior subordinated indenture) The holders of preferred securities will not be able to exercise directly any other remedy available to the holders of the related junior subordinated debt securities. For more information on the reporting obligations of PartnerRe, PartnerRe Finance and the Capital Trusts, see “Where You Can Find More Information”.

The holders of the preferred securities would not be able to exercise directly any remedies other than those set forth in the preceding paragraph available to the holders of the junior subordinated debt securities unless there shall have been an event of default under the applicable restated trust agreement. See “Description of the Trust Preferred Securities—Events of Default; Notice.” (Section 5.8 of the junior subordinated indenture)

DESCRIPTION OF THE DEBT SECURITIES GUARANTEES

Concurrently with any issuance by PartnerRe Finance of its senior debt securities, we will execute and deliver a senior debt securities guarantee for the benefit of the holders from time to time of such senior debt securities. JPMorgan Chase Bank will act as indenture trustee under the senior debt securities guarantee for the purposes of compliance with the Trust Indenture Act. The senior debt securities guarantee will be qualified as an indenture under the Trust Indenture Act. Similarly, concurrently with any issuance by PartnerRe Finance of its subordinated debt securities, we will execute and deliver a subordinated debt securities guarantee for the benefit of the holders from time to time of such subordinated debt securities. JPMorgan Chase Bank will act as indenture trustee under the subordinated debt securities guarantee for the purposes of compliance with the Trust Indenture Act. The subordinated debt securities guarantee will be qualified as an indenture under the Trust Indenture Act. Concurrently with any issuance by PartnerRe Finance of its junior subordinated debt securities to any of the Capital Trusts, we will execute and deliver a junior subordinated debt securities guarantee for the benefit of the holders from time to time of such junior subordinated debt securities. JPMorgan Chase Bank will act as indenture trustee under the junior subordinated debt securities guarantees for the purposes of compliance with the Trust Indenture Act. The junior subordinated debt securities guarantees will be qualified as indentures under the Trust Indenture Act.

The following summary sets forth the material terms and provisions of our guarantee of PartnerRe Finance’s senior debt securities, subordinated debt securities and junior subordinated debt securities. The following summary of certain provisions of the guarantees is not complete. You should read the forms of guarantee and the Trust Indenture Act for more complete information regarding the provisions of the guarantees, including the definitions of some of the terms used below. The forms of guarantee have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part and are incorporated by reference in this summary. Whenever we refer to particular sections or defined terms of the guarantees, such sections or defined terms are incorporated herein by reference, and the statement in connection with which such reference is made is qualified in its entirety by such reference. The indenture trustee, as guarantee trustee under each guarantee, will hold the applicable guarantee for the benefit of the holders of the related debt securities.

General

We will fully and unconditionally guarantee all obligations of PartnerRe Finance under the applicable indenture and the related debt securities. Unless otherwise provided in a prospectus supplement, each guarantee will be an unsecured obligation of PartnerRe, and the guarantees of PartnerRe Finance’s subordinated and junior subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of our Senior Indebtedness.

Since PartnerRe is a holding company, its rights and the rights of its creditors, including the holders of PartnerRe Finance debt securities who are creditors of PartnerRe by virtue of the guarantees and shareholders to participate in any distribution of the assets of any subsidiary upon such subsidiary’s liquidation or reorganization or otherwise would be subject to prior claims of the subsidiary’s creditors, except to the extent that PartnerRe may itself be a creditor with recognized claims against the subsidiary. The right of creditors of PartnerRe, including the holders of PartnerRe Finance debt securities who are creditors of PartnerRe by virtue of the guarantees to participate in the distribution of the stock owned by PartnerRe in certain of its subsidiaries, including PartnerRe’s insurance subsidiaries, may also be subject to approval by certain insurance regulatory authorities having jurisdiction over such subsidiaries.

PartnerRe will make all payments of principal of and premium, if any, interest and any other amounts on, or in respect of, PartnerRe Finance’s debt securities without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments, or governmental charges of whatever nature imposed or levied by or on behalf of Bermuda or such other jurisdiction in which any of our successors under the applicable guarantee may be organized (a “taxing jurisdiction”) or any political subdivision or taxing authority thereof or therein, unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by (x) the laws (or any regulations or rulings promulgated thereunder) of a taxing jurisdiction or any political subdivision or taxing authority thereof or therein or (y) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in a taxing jurisdiction or any political subdivision thereof). If a withholding or deduction at source is required, PartnerRe will, subject to certain limitations and exceptions described below, pay to the holder of any such debt security any such additional amounts as may be necessary so that every net payment of principal, premium, if any, interest or any other amount made to such holder, after the withholding or deduction, will not be less than the amount provided for in such debt security and the applicable indenture to be then due and payable.

PartnerRe will not be required to pay any additional amounts for or on account of:

(1)	any tax, fee, duty, assessment or governmental charge of whatever nature which would not have been imposed but for the fact that such holder (a) was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the relevant taxing jurisdiction or any political subdivision thereof or otherwise had some connection with the relevant taxing jurisdiction other than by reason of the mere ownership of, or receipt of payment under, such debt security, (b) presented such debt security for payment in the relevant taxing jurisdiction or any political subdivision thereof, unless such debt security could not have been presented for payment elsewhere, or (c) presented such debt security for payment more than 30 days after the date on which the payment in respect of such debt security became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to such additional amounts if it had presented such debt security for payment on any day within that 30-day period;

(2)	any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(3)	any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder or the beneficial owner of such debt security to comply with any reasonable request by PartnerRe Finance addressed to the holder within 90 days of such request (a) to provide information concerning the nationality, residence or identity of the holder or such beneficial owner or (b) to make any declaration or other similar claim or satisfy any information or reporting requirement, which is required or imposed by statute, treaty, regulation or administrative practice of the relevant taxing jurisdiction or any political subdivision thereof as a precondition to exemption from all or part of such tax, assessment or other governmental charge; or

(4)	any combination of items (1), (2) and (3).

In addition, PartnerRe will not pay additional amounts with respect to any payment of principal of, or premium, if any, interest or any other amounts on, any such debt security to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such debt security but only to the extent such payment would be required by the laws of the relevant taxing jurisdiction (or any political subdivision or relevant taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had it been the holder of the debt security. (Section 10.4 of the PartnerRe Finance indentures)

Waiver of Events of Default

The holders of not less than a majority of the outstanding principal amount of PartnerRe Finance’s senior debt securities or subordinated debt securities, as the case may be, may, by vote, on behalf of all such holders, waive any past event of default of PartnerRe and its consequences on any of its payment or other obligations under the senior or subordinated debt securities guarantee agreement, as applicable.

The holders of a majority in liquidation preference of the preferred securities issued by a Capital Trust may, by vote, on behalf of all holders, waive any past event of default of PartnerRe and its consequences on any of its payment or other obligations under the junior subordinated debt securities guarantee agreement.

Amendments

The senior debt securities guarantee and the subordinated debt securities guarantee may only be amended in writing with the prior approval of the holders of not less than a majority of the outstanding principal amount of the applicable debt securities. In addition, certain amendments affecting the obligations of PartnerRe may only be made in writing with the prior approval of each holder.

The junior subordinated debt securities guarantees may only be amended in writing with the prior approval of the holders of at least a majority in liquidation preference of the then outstanding preferred securities issued by the applicable Capital Trust. In addition, certain amendments affecting the obligations of PartnerRe may only be made in writing with the prior approval of each holder of the then outstanding preferred securities issued by the applicable Capital Trust.

No consent of the holders of PartnerRe Finance’s senior, subordinated or junior subordinated debt securities, as the case may be, is required to amend the applicable guarantee in a way that does not adversely affect in any material respect the rights of such holders.

DESCRIPTION OF THE WARRANTS TO PURCHASE COMMON SHARES OR PREFERRED SHARES

PartnerRe Ltd. may offer warrants to purchase common shares or preferred shares from time to time. The following statements with respect to the common share warrants and preferred share warrants are summaries of, and subject to, the detailed provisions of a share warrant agreement to be entered into by us and a share warrant agent to be selected at the time of issue. The particular terms of any warrants offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered securities, will be described in the prospectus supplement.

General

The share warrants, evidenced by share warrant certificates, may be issued under the share warrant agreement independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from such other offered securities. If share warrants are offered, the related prospectus supplement will describe the designation and terms of the share warrants, including without limitation the following:

•	the offering price, if any;

•	the designation and terms of the common shares or preferred shares purchasable upon exercise of the share warrants;

•	if applicable, the date on and after which the share warrants and the related offered securities will be separately transferable;

•	the number of common shares or preferred shares purchasable upon exercise of one share warrant and the initial price at which such shares may be purchased upon exercise;

•	the date on which the right to exercise the share warrants shall commence and the date on which such right shall expire;

•	a discussion of certain United States federal income tax considerations;

•	the call provisions, if any;

•	the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;

•	the antidilution provisions of the share warrants; and

•	any other material terms of the share warrants.

The common shares or preferred shares issuable upon exercise of the share warrants will, when issued in accordance with the share warrant agreement, be fully paid and nonassessable.

Exercise of Share Warrants

Share warrants may be exercised by surrendering to the share warrant agent the share warrant certificate with the form of election to purchase on the reverse thereof duly completed and signed by the warrantholder, or its duly authorized agent, indicating the warrantholder’s election to exercise all or a portion of the share warrants evidenced by the certificate. The signature to be guaranteed by a bank or trust company, by a broker or dealer which is a member of the National Association of Securities Dealers, Inc. or by a member of a national securities exchange. Surrendered share warrant certificates shall be accompanied by payment of the aggregate exercise price of the share warrants to be exercised, as set forth in the related prospectus supplement, in lawful money of the United States, unless otherwise provided in the related prospectus supplement. Upon receipt by the share warrant agent, the share warrant agent will requisition from the transfer agent for the common shares or the preferred shares, as the case may be, for issuance and delivery to or upon the written order of the exercising warrantholder, a certificate representing the number of common shares or preferred shares purchased. If less than all of the share warrants evidenced by any share warrant certificate are exercised, the share warrant agent shall deliver to the exercising warrantholder a new share warrant certificate representing the unexercised share warrants.

Antidilution and Other Provisions

The exercise price payable and the number of common shares or preferred shares purchasable upon the exercise of each share warrant and the number of share warrants outstanding will be subject to adjustment in certain events. The adjustment events will include the issuance of a stock dividend to holders of common shares or preferred shares or a combination, subdivision or reclassification of common shares or preferred shares. In lieu of adjusting the number of common shares or preferred shares purchasable upon exercise of each share warrant, we may elect to adjust the number of share warrants. No adjustment in the number of shares purchasable upon exercise of the share warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. We may, at our option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of share warrants, but we will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, in case of our consolidation, merger, or sale or conveyance of our property as an entirety or substantially as an entirety, the holder of each outstanding share warrant shall have the right to the kind and amount of shares of stock and other securities and property (including cash) receivable by a holder of the number of common shares or preferred shares into which such share warrants were exercisable immediately prior thereto.

No Rights as Shareholders

Holders of share warrants will not be entitled, by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of our directors or any other matter, or to exercise any rights whatsoever as our shareholders.

DESCRIPTION OF THE WARRANTS TO PURCHASE DEBT SECURITIES

PartnerRe Ltd. may offer warrants to purchase debt securities from time to time. The following statements with respect to the debt warrants are summaries of, and subject to, the detailed provisions of a debt warrant agreement to be entered into by us and a debt warrant agent to be selected at the time of issue. The particular terms of any warrants offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered securities, will be described in the prospectus supplement.

General

The debt warrants, evidenced by debt warrant certificates, may be issued under the debt warrant agreement independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from such other offered securities. If debt warrants are offered, the related prospectus supplement will describe the designation and terms of the debt warrants, including without limitation the following:

•	the offering price, if any;

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

•	if applicable, the date on and after which the debt warrants and the related offered securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of one debt warrant and the price at which such principal amount of debt securities may be purchased upon exercise;

•	the date on which the right to exercise the debt warrants shall commence and the date on which such right shall expire;

•	a discussion of certain United States federal income tax considerations;

•	whether the warrants represented by the debt warrant certificates will be issued in registered or bearer form;

•	the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;

•	the antidilution provisions of the debt warrants; and

•	any other material terms of the debt warrants.

Warrantholders will not have the right to receive the payment of principal of, any premium or interest on, or any additional amounts with respect to, the debt securities. Warrantholders will not have the right to enforce any of the covenants of the debt securities or the applicable indenture except as otherwise provided in the applicable indenture.

Exercise of Debt Warrants

Debt warrants may be exercised by surrendering the debt warrant certificate at the office of the debt warrant agent, with payment in full of the exercise price, as set forth in the related prospectus supplement. Warrantholders must also complete and execute the form of election to purchase on the reverse side of the debt warrant certificate. The signature(s) must be guaranteed by a bank or trust company, by a broker or dealer which is a member of the National Association of Securities Dealers, Inc. or by a member of a national securities exchange. Upon the exercise of debt warrants, we will issue the debt securities in authorized denominations in accordance with the instructions of the exercising warrantholder. If less than all of the debt warrants evidenced by the debt warrant certificate are exercised, we will issue a new debt warrant certificate for the remaining number of debt warrants.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES

Each Capital Trust will be governed by the terms of the applicable restated trust agreement. Under each such trust agreement, a Capital Trust may issue, from time to time, only one series of preferred securities. The preferred securities will have the terms set forth in the applicable restated trust agreement or made a part of such restated trust agreement by the Trust Indenture Act, and described in the related prospectus supplement. These terms will mirror the terms of the junior subordinated debt securities issued by PartnerRe Finance and purchased by such Capital Trust using the proceeds from the sale of its preferred securities and its common securities. The junior subordinated debt securities issued by PartnerRe Finance to each Capital Trust will be guaranteed by PartnerRe on a subordinated basis and are referred to as the “corresponding junior subordinated debt securities” relating to such Capital Trust.

The following summary sets forth the material terms and provisions of the restated trust agreements and the preferred securities to which any prospectus supplement relates. This summary is not complete. You should read the forms of restated trust agreement and the Trust Indenture Act for complete information regarding the terms and provisions of restated trust agreements and of the preferred securities, including the definitions of some of the terms used below. The forms of restated trust agreement are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. Whenever we refer to particular sections or defined terms of a restated trust agreement, such sections or defined terms are incorporated herein by reference, and the statements in connection with which such reference is made is qualified in its entirety by such reference.

Issuance, Status and Guarantee of Preferred Securities

Under the terms of the restated trust agreement for each Capital Trust, the Administrative Trustees will issue the preferred securities on behalf of such Capital Trust. The preferred securities will represent preferred beneficial interests in the Capital Trust. The holders of the preferred securities will be entitled to a preference in certain circumstances to distributions and amounts payable on redemption or liquidation over the common securities of such Capital Trust. Holders of preferred securities will also be entitled to other benefits under the corresponding restated trust agreement. The preferred securities of a Capital Trust will rank equally, and payments will be made on the preferred securities pro rata, with the common securities of such Capital Trust except as described under “Subordination of Common Securities.” The Property Trustee will hold legal title to the corresponding junior subordinated debt securities in trust for the benefit of the holders of the related preferred securities and common securities. In this prospectus we refer to the common securities and the preferred securities of each Capital Trust as the “trust securities” of such Capital Trust.

PartnerRe will issue a guarantee agreement for the benefit of the holders of each Capital Trust’s preferred securities. Under each preferred securities guarantee, we will guarantee on a subordinated basis payment of distributions on the related preferred securities and amounts payable on redemption or liquidation of such preferred securities. Our guarantee will be only to the extent that the related Capital Trust has funds on hand to make such payments. See “Description of the Trust Preferred Securities Guarantees.”

Distributions

Distributions on the preferred securities will be cumulative, will accumulate from the original issue date and will be payable on the dates and at the rates specified in the related prospectus supplement. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months unless otherwise specified in the related prospectus supplement. Distributions to which holders of preferred securities are entitled will accumulate additional distributions at the rate per annum if and as specified in the related prospectus supplement. (Section 4.1) References to “distributions” include any such additional distributions unless otherwise stated.

PartnerRe Finance has the right under the applicable junior subordinated indenture to defer the payment of interest at any time or from time to time on any series of corresponding junior subordinated debt securities for a period which will be specified in the related prospectus supplement. This right is subject to the terms, conditions and covenants specified in this prospectus and such prospectus supplement. The deferral of interest payments may not extend beyond the stated maturity of the corresponding junior subordinated debt securities. See “Certain Provisions of the Junior Subordinated Debt Securities Issued to the Capital Trusts.” If PartnerRe Finance extends the payment of interest on the junior subordinated debt securities, the Capital Trust which issued such preferred securities would defer distributions on the corresponding preferred securities during any such extension period. Any deferred preferred securities would continue to accumulate additional distributions at the rate per annum set forth in the prospectus supplement. (Section 4.1)

The funds of each Capital Trust available for distribution to holders of its preferred securities will be limited to payments under the corresponding junior subordinated debt securities in which the Capital Trust will invest the proceeds from the issuance and sale of its trust securities. If neither PartnerRe Finance nor PartnerRe, as guarantor, makes interest payments on those corresponding junior subordinated debt securities, the Property

Trustee will not have funds available to pay distributions on the related preferred securities. The payment of distributions is guaranteed by us on a limited basis as set forth herein under “Description of the Trust Preferred Securities Guarantees.”

The Capital Trust will pay distributions to the holders of the preferred securities as they appear on the register of such Capital Trust on the relevant record dates. Subject to any applicable laws and regulations and the provisions of the applicable restated trust agreement, as long as the preferred securities remain in book-entry form, the record dates will be one day prior to the relevant distribution dates and each distribution payment will be made as described under “Global Preferred Securities.” If any preferred securities are not in book-entry form, the relevant record date for such preferred securities will be the date 15 days prior to the relevant distribution date, as specified in the related prospectus supplement. (Section 4.1)

Redemption or Exchange

Mandatory Redemption. When PartnerRe Finance repays or redeems any corresponding junior subordinated debt securities, whether at stated maturity or upon earlier redemption, the Property Trustee will apply the proceeds from such repayment or redemption to redeem, on a pro rata basis, preferred securities and common securities having an aggregate stated liquidation amount equal to the aggregate principal amount of the corresponding junior subordinated debt securities so repaid or redeemed. The Property Trustee must apply the proceeds upon not less than 30 nor more than 60 days notice to holders of trust securities. The redemption price per trust security will be equal to the stated liquidation amount plus accumulated and unpaid distributions to the date of redemption, plus the related amount of premium, if any, and any additional amounts paid by PartnerRe Finance or by us upon the concurrent repayment or redemption of the corresponding junior subordinated debt securities. (Section 4.2)

If less than all of any series of corresponding junior subordinated debt securities are to be repaid or redeemed on a redemption date, then the proceeds from such repayment or redemption shall be allocated to the redemption pro rata of the related preferred securities and the common securities. (Section 4.2)

PartnerRe Finance will have the right to redeem any series of corresponding junior subordinated debt securities:

•	at any time, in whole but not in part as described under “Certain Provisions of the Junior Subordinated Debt Securities Issued to the Capital Trusts—Redemption” above, or

•	as may be otherwise specified in the applicable prospectus supplement.

Special Event Redemption or Distribution of Corresponding Junior Subordinated Debt Securities. If a Special Event relating to the preferred securities and common securities of a Capital Trust shall occur and be continuing, PartnerRe Finance has the right to redeem the corresponding junior subordinated debt securities, in whole but not in part, and thereby cause a mandatory redemption of such preferred securities and common securities, in whole but not in part, at the redemption price within 90 days following the occurrence of the Special Event. At any time, PartnerRe Finance has the right to dissolve such Capital Trust and after satisfaction of the liabilities of creditors of such Capital Trust as provided by applicable law, cause such corresponding junior subordinated debt securities to be distributed to the holders of such preferred securities and common securities in liquidation of the Capital Trust. If PartnerRe Finance does not elect to redeem the corresponding junior subordinated debt securities upon the occurrence of a Special Event, the applicable preferred securities will remain outstanding. If a Tax Event has occurred and is continuing, Additional Sums may be payable on the corresponding junior subordinated debt securities. “Additional Sums” means the additional amounts necessary so that the amount of distributions then due and payable by a Capital Trust on the outstanding preferred securities and common securities of the Capital Trust is not reduced as a result of any additional taxes, duties and other governmental charges to which such Capital Trust has become subject as a result of a Tax Event. (Section 1.1)

Except with respect to certain other circumstances, on and after the date on which junior subordinated debt securities are distributed to holders of preferred securities and common securities in connection with the dissolution and liquidation of a Capital Trust as a result of an early termination event:

•	the trust securities will no longer be deemed to be outstanding;

•	certificates representing a like amount of junior subordinated debt securities will be issued to the holders of trust securities certificates, upon surrender of such certificates to the administrative trustees or their agent for exchange;

•	PartnerRe Finance will use its reasonable efforts to have the junior subordinated debt securities listed or traded on such stock exchange, interdealer quotation system and/or other self-regulatory organization as the preferred securities are then listed or traded;

•	any trust securities certificates not so surrendered for exchange will be deemed to represent a like amount of junior subordinated debt securities, accruing interest at the rate provided for in the applicable junior subordinated indenture from the last distribution date on which a distribution was made on such trust securities certificates until such certificates are so surrendered (and until such certificates are so surrendered, no payments of interest or principal will be made to holders of trust securities certificates with respect to such junior subordinated debt securities); and

•	all rights of securityholders holding trust securities will cease, except the right of such securityholders to receive junior subordinated debt securities upon surrender of trust securities certificates.

(Section 9.4(d))

An early termination event, within the meaning of this section, means:

•	certain events relating to the dissolution or bankruptcy of PartnerRe Finance or PartnerRe, as guarantor;

•	the written direction of the property trustee to dissolve a Capital Trust and exchange its trust securities for junior subordinated debt securities;

•	the redemption of the trust securities in connection with the redemption of all junior subordinated debt securities; or

•	a court order to dissolve a Capital Trust.

There can be no assurance as to the market prices for the preferred securities or the corresponding junior subordinated debt securities that may be distributed in exchange for preferred securities if a dissolution and liquidation of a Capital Trust were to occur. Accordingly, the preferred securities that you may purchase, or the corresponding junior subordinated debt securities that you may receive on dissolution and liquidation of a Capital Trust, may trade at a discount to the price that you paid to purchase the preferred securities.

Redemption Procedures

The applicable Capital Trust may redeem preferred securities on each redemption date at the redemption price with the applicable proceeds from the contemporaneous redemption of the corresponding junior subordinated debt securities. The applicable Capital Trust may redeem preferred securities and the redemption price shall be payable on each redemption date only to the extent that the related Capital Trust has funds on hand available for the payment of such redemption price. See also “—Subordination of Common Securities.”

When notice of redemption is given and funds deposited as required, all rights of the holders of such preferred securities so called for redemption will cease and such preferred securities will cease to be outstanding. However, the holders of such preferred securities will continue to have the right to receive the redemption price as well as any cash distributions and any accumulated or additional distributions, if any, that are payable under the applicable restated trust agreement, but without interest. If payment of the redemption price for preferred securities called for redemption is improperly withheld or refused and not paid either by a Capital Trust or by us pursuant to the preferred securities guarantee as described under “Description of the Trust Preferred Securities Guarantees,” distributions on such preferred securities will continue to accrue. The distributions will accrue at the then applicable rate, from the redemption date originally established by such Capital Trust for such preferred securities to the date such redemption price is actually paid. In this case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

Subject to applicable law (including, without limitation, United States federal securities law), we or our subsidiaries (including PartnerRe Finance) may at any time and from time to time purchase outstanding preferred securities by tender, in the open market or by private agreement.

The relevant Capital Trust will pay the redemption price on the preferred securities to the applicable recordholders as they appear on the register for such preferred securities on the relevant record date. Subject to any applicable laws and regulations and the provisions of the applicable restated trust agreement, as long as the preferred securities remain in book-entry form, the record date shall be one day prior to the relevant redemption date. If any preferred securities are not in book-entry form, the record date for such preferred securities shall be the date 15 days prior to the relevant redemption date. If a Capital Trust redeems less than all of the preferred securities and common securities issued by it on a redemption date, then the aggregate liquidation amount of such preferred securities and common securities to be redeemed shall be allocated pro rata to the preferred securities and the common securities based upon the relative liquidation amounts of such classes.

Unless the Capital Trust, PartnerRe Finance or us each defaults in payment of the redemption price on the corresponding junior subordinated debt securities, on and after the redemption date, interest will cease to accrue on such subordinated debt securities called for redemption. Distributions will also cease to accrue on the related preferred securities called for redemption. (Section 4.2)

Subordination of Common Securities

Payment of distributions on, and the redemption price of, each Capital Trust’s preferred securities and common securities, as applicable, shall be made pro rata based on the liquidation amount of such preferred securities and common securities. However, if on any distribution date or redemption date an event of default under the corresponding junior subordinated debt securities occurs and continues, no payment of any distribution on, or redemption price of, any of such Capital Trust’s common securities, and no other payment on account of the redemption, liquidation or other acquisition of such common securities, shall be made unless payment in full in cash of all accumulated and unpaid distributions on all of such Capital Trust’s outstanding preferred securities for all distribution periods terminating on or prior to the liquidation date, or in the case of payment of the redemption price the full amount of such redemption price on all of such Capital Trust’s outstanding preferred securities then called for redemption, shall have been made or provided for, and all funds immediately available to the Property Trustee shall first be applied to the payment in full in cash of all distributions on, or redemption price of, such Capital Trust’s preferred securities then due and payable. Distributions include additional amounts such as accrued interest and amounts to be paid by PartnerRe Finance or us in respect of certain taxes, assessments or other governmental charges imposed on holders.

If any Event of Default under a restated trust agreement resulting from an event of default under the corresponding junior subordinated debt securities occurs, the holder of the applicable Capital Trust’s common securities will be deemed to have waived any right to act with respect to any such Event of Default under the applicable restated trust agreement until the effect of all such Events of Default with respect to such preferred securities have been cured, waived or otherwise eliminated. Until any such Events of Default under the applicable restated trust agreement with respect to the preferred securities have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of such preferred securities and not on behalf of the holder of the Capital Trust’s common securities, and only the holders of such preferred securities will have the right to direct the Property Trustee to act on their behalf. (Section 4.3)

Liquidation Distribution Upon Dissolution of a Capital Trust

Each restated trust agreement states that each Capital Trust shall automatically dissolve upon expiration of its term and shall dissolve automatically on the first to occur of:

•	the bankruptcy, dissolution or liquidation of PartnerRe or PartnerRe Finance;

•	PartnerRe Finance gives written direction to the Property Trustee to dissolve such Capital Trust and distribute to the holders of its trust securities corresponding junior subordinated debt securities having an aggregate principal amount equal to the aggregate stated liquidation amount of the trust securities;

•	the redemption of all of the Capital Trust’s trust securities in connection with the redemption of all the junior subordinated debt securities; or

•	the entry of an order for the dissolution of the Capital Trust by a court of competent jurisdiction.

(Section 9.2)

If an early dissolution occurs as described in first, second and fourth clauses above or upon the date designated for automatic dissolution of a Capital Trust, the Capital Trustees of the Capital Trust shall liquidate the Capital Trust by distributing to the holders of such trust securities corresponding junior subordinated debt securities having an aggregate principal amount equal to the aggregate stated liquidation amount of the trust securities. This distribution will be made after satisfaction of liabilities to creditors of such Capital Trust as provided by applicable law. However, if the Property Trustee determines that such distribution is impractical, such holders will be entitled to receive out of the assets of the Capital Trust available for distribution to holders, after satisfaction of liabilities to creditors of such Capital Trust as provided by applicable law, an amount equal to, in the case of holders of preferred securities, the aggregate of the liquidation amount plus accumulated and unpaid distributions thereon to the date of payment (such amount being the “Liquidation Distribution”). If such Liquidation Distribution can be paid only in part because such Capital Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then, subject to the next succeeding sentence, the amounts payable directly by such Capital Trust on its preferred securities shall be paid on a pro rata basis. Holders of such Capital Trust’s common securities will be entitled to receive distributions upon any such liquidation pro rata with the holders of its preferred securities, except that if an event of default under the corresponding junior subordinated debt securities has occurred and is continuing, the preferred securities shall have a priority over the common securities. (Section 9.4)

Events of Default; Notice

The occurrence of an event of default relating to the corresponding junior subordinated debt securities described under “Description of the Debt Securities—Events of Default”) above, shall constitute a “Debenture Event of Default” under each restated trust agreement with respect to the applicable preferred securities.

Within five business days after the occurrence of any Debenture Event of Default actually known to the Property Trustee, the Property Trustee shall transmit notice of such Debenture Event of Default to the holders of the applicable Capital Trust’s preferred securities, the Administrative Trustees and to PartnerRe Finance, as depositor, unless such Debenture Event of Default shall have been cured or waived. PartnerRe Finance, as depositor, and the Administrative Trustees are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under each restated trust agreement. (Sections 8.15 and 8.16)

If a Debenture Event of Default has occurred and is continuing, the preferred securities shall have a preference over the common securities upon dissolution of such Capital Trust as described above under “—Liquidation Distribution Upon Dissolution of a Capital Trust.” The existence of a Debenture Event of Default under the restated trust agreements does not entitle the holders of preferred securities to accelerate the maturity of the preferred securities.

Removal of Capital Trustees

Unless a Debenture Event of Default has occurred and is continuing, any Capital Trustee of either Capital Trust may be removed at any time by the holder of the common securities of such Capital Trust. If a Debenture Event of Default under the corresponding junior subordinated debt securities has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed at such time by the holders of a majority in liquidation amount of the outstanding preferred securities. The holders of the preferred securities of such Capital Trust will not have the right to vote to appoint, remove or replace the Administrative Trustees. The voting rights to appoint, remove or replace the Administrative Trustees are vested exclusively in the holder of the common securities. No resignation or removal of a Capital Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the applicable restated trust agreement. (Section 8.10)

Co-Trustees and Separate Property Trustee

Unless a Debenture Event of Default has occurred and is continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the property of either Capital Trust may at the time be located, the holder of the common securities of such Capital Trust and the Administrative Trustees shall have power to appoint one or more persons approved by the Property Trustee either to act as a co-trustee, jointly with the Property Trustee, of all or any part of the property of such Capital Trust, or, to the extent required by law, to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the applicable restated trust agreement. In case a Debenture Event of Default has occurred and is continuing, the Property Trustee alone shall have power to make such appointment. (Section 8.9)

Mergers, Consolidations, Amalgamations or Replacements of the Capital Trusts

A Capital Trust may not merge with or into, convert into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other entity, except as described below or as described in “Liquidation Distribution Upon Dissolution of a Capital Trust.” A Capital Trust may, at the request of PartnerRe Finance, with the consent of only the Administrative Trustees of such Capital Trust and without the consent of the holders of its preferred securities, merge with or into, convert into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any state, provided, that:

•	such successor entity either expressly assumes all of the obligations of such Capital Trust with respect to the preferred securities or substitutes for the preferred securities other securities having substantially the same terms as the preferred securities so long as such successor securities rank the same as the preferred securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

•	PartnerRe Finance expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the corresponding junior subordinated debt securities;

•	the successor securities are listed or traded, or any successor securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the preferred securities are then listed or traded, if any;

•	such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the preferred securities (including any successor securities) to be downgraded by any nationally recognized statistical rating organization;

•	such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities (including any successor securities) in any material respect;

•	such successor entity has a purpose substantially identical to that of the Capital Trust;

•	prior to such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, PartnerRe Finance has received an opinion from independent counsel experienced in such matters to the effect that (a) such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities (including any successor securities) in any material respect, and (b) following such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Capital Trust nor any successor entity will be required to register as an “investment company” under the Investment Company Act; and

•	PartnerRe Finance or any permitted successor or assignee owns all of the common securities of such successor entity and PartnerRe guarantees the obligations of such successor entity under the successor securities at least to the extent provided by the preferred securities guarantee.

However, a Capital Trust may not, except with the consent of holders of 100% in liquidation amount of its preferred securities, consolidate, amalgamate, merge with or into, convert into or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if it would cause such Capital Trust or the successor entity to be classified as other than a grantor trust for federal income tax purposes or cause any other material adverse tax consequences to the holders of the preferred securities.

Voting and Preemptive Rights

Except as provided below and under “Description of the Trust Preferred Securities Guarantees—Amendments and Assignment” and as otherwise required by law and the applicable restated trust agreement, the holders of the preferred securities will have no voting rights. Holders of the preferred securities have no preemptive or similar rights. (Section 6.1)

Amendment of Restated Trust Agreements

Each restated trust agreement may be amended from time to time by PartnerRe Finance and the Capital Trustees, without the consent of the holders of the trust securities to:

•	cure any ambiguity;

•	correct or supplement any provisions in such restated trust agreement that may be inconsistent with any other provision;

•	make any other provisions with respect to matters or questions arising under such restated trust agreement, which shall not be inconsistent with the other provisions of such restated trust agreement; or

•	modify, eliminate or add to any provisions of such restated trust agreement to such extent as shall be necessary to ensure that the Capital Trust will be classified for United States federal income tax purposes as a grantor trust at all times that any trust securities are outstanding or to ensure that the Capital Trust will not be required to register as an “investment company” under the Investment Company Act,

However, in the case of the first three clauses above such action shall not adversely affect in any material respect the interests of any holder of trust securities. Any amendments of a restated trust agreement shall become effective when notice of the amendment is given to the holders of trust securities of the applicable Capital Trust.

Each restated trust agreement may be amended by PartnerRe Finance and the Capital Trustees with the consent of holders representing not less than a majority (based upon liquidation amounts) of the outstanding trust securities, and receipt by the Capital Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Capital Trustees in accordance with such amendment will not affect the Capital Trust’s status as a grantor trust for United States federal income tax purposes or the Capital Trust’s exemption from status of an “investment company” under the Investment Company Act. However, without the consent of each holder of trust securities of such Capital Trust, such restated trust agreement may not be amended to:

•	change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date; or

•	restrict the right of a holder of trust securities to institute suit for the enforcement of any such payment on or after such date.

(Section 10.2)

So long as any corresponding junior subordinated debt securities are held by the Property Trustee, the Capital Trustees shall not:

•	direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or executing any trust or power conferred on the Property Trustee with respect to such corresponding junior subordinated debt securities;

•	waive any past default that is waivable under Section 5.13 of the applicable junior subordinated indenture (as described in “Description of the Debt Securities—Modification and Waiver”);

•	exercise any right to rescind or annul a declaration that the principal of all the junior subordinated debt securities shall be due and payable; or

•	consent to any amendment, modification or termination of the junior subordinated indenture or such corresponding junior subordinated debt securities, where consent shall be required,

without, in each case, obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding preferred securities.

Global Preferred Securities

The preferred securities of a Capital Trust may be issued in whole or in part in the form of one or more global preferred securities that will be deposited with, or on behalf of, the depositary identified in the prospectus supplement.

The specific terms of the depositary arrangement with respect to the preferred securities of a Capital Trust will be described in the related prospectus supplement.

Unless otherwise specified in the applicable prospectus supplement, the restated trust agreement of each Capital Trust will provide that the global preferred securities will be exchanged for preferred securities in definitive form in accordance with the instructions of the depositary, if:

•	PartnerRe Finance advises the Capital Trustees in writing that the depositary is no longer willing or able to act as depositary and PartnerRe Finance fails to appoint a qualified successor within 90 days;

•	PartnerRe Finance at its option advises the Capital Trustees in writing that it elects to terminate the book-entry system through the depositary; or

•	after the occurrence of a Debenture Event of Default under the corresponding junior subordinated debt securities, owners of preferred securities representing at least a majority of liquidation amount of such preferred securities advise the Property Trustee in writing that the continuation of a book-entry system through the depositary is no longer in their best interests.

Payment and Paying Agency

Payments on the preferred securities will be made to the depositary, which will credit the relevant accounts at the depositary on the applicable distribution dates. If any Capital Trust’s preferred securities are not held by the depositary, payments will be made by check mailed to the address of the holder entitled to such payments as such address shall appear on the register of such Capital Trust. Unless otherwise specified in the applicable prospectus supplement, the paying agent shall initially be the Property Trustee. The paying agent shall be permitted to resign as paying agent upon 30 days’ written notice to PartnerRe Finance, the Administrative Trustees and the Property Trustee. If the Property Trustee shall no longer be the paying agent, the Administrative Trustees shall appoint a successor to act as paying agent. Any successor shall be a bank or trust company acceptable to the Property Trustee and PartnerRe Finance. (Section 5.9)

Registrar and Transfer Agent

The initial registrar and transfer agent for the preferred securities will be designated by PartnerRe Finance and specified in the applicable prospectus supplement. PartnerRe Finance has the right to change the registrar and transfer agent for the preferred securities at any time in its sole discretion.

Registration of transfers of preferred securities will be effected without charge by or on behalf of each Capital Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Capital Trusts will not be required to register or cause to be registered the transfer of their preferred securities after such preferred securities have been called for redemption. (Section 5.4)

Administrative Trustees

The Administrative Trustees are authorized and directed to conduct the affairs of and to operate the respective Capital Trusts in such a way that such Capital Trust will not be deemed to be an “investment company” required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States federal income tax purposes and so that the corresponding junior subordinated debt securities will be treated as PartnerRe Finance’s indebtedness for United States federal income tax purposes. In this connection, PartnerRe Finance and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of each Capital Trust or each restated trust agreement, that PartnerRe Finance and the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the related preferred securities.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES GUARANTEES

Concurrently with any issuance by a Capital Trust of its preferred securities, we will execute and deliver a preferred securities guarantee for the benefit of the holders from time to time of such preferred securities. JPMorgan Chase Bank will act as indenture trustee under the preferred securities guarantees for the purposes of compliance with the Trust Indenture Act. The preferred securities guarantees will be qualified as indentures under the Trust Indenture Act.

The following summary sets forth the material terms and provisions of the preferred securities guarantees. The following summary of certain provisions of the preferred securities guarantees is not complete. You should read the preferred securities guarantees and the Trust Indenture Act for more complete information regarding the provisions of the preferred securities guarantees, including the definitions of some of the terms used below. The preferred securities guarantees have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. Whenever we refer to particular sections or defined terms of a preferred securities guarantee, such sections or defined terms are incorporated herein by reference, and the statement in connection with which such reference is made is qualified in its entirety by such reference. Reference in this summary to preferred securities means such Capital Trust’s preferred securities to which a preferred securities guarantee relates. The Guarantee Trustee will hold each preferred securities guarantee for the benefit of the holders of the related Capital Trust’s preferred securities.

General

We will irrevocably and unconditionally agree to pay in full on a subordinated basis, to the extent described in this prospectus, to the holders of the preferred securities of such Capital Trust, the Guarantee Payments (as defined below) (without duplication of amounts paid by or on behalf of the applicable Capital Trust) regardless of any defense, right of setoff or counterclaim that such Capital Trust may have or assert other than the defense of payment. The following payments with respect to preferred securities, to the extent not paid by or on behalf of the applicable Capital Trust (the “Guarantee Payments”), will be subject to the related preferred securities guarantee:

•	any accrued and unpaid distributions required to be paid on such preferred securities, to the extent that such Capital Trust has funds on hand available for payment at such time;

•	the redemption price, including all accrued and unpaid distributions to the redemption date, with respect to any preferred securities called for redemption, to the extent that such Capital Trust has funds on hand available for payment at such time; and

•	upon a voluntary or involuntary dissolution, winding up or liquidation of such Capital Trust (unless the corresponding junior subordinated debt securities are distributed to holders of such preferred securities), the lesser of (a) the Liquidation Distribution, to the extent such Capital Trust has funds available for payment at such time and (b) the amount of assets of such Capital Trust remaining available for distribution to holders of preferred securities.

Our obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by us to the holders of the applicable preferred securities or by causing the related Capital Trust to pay such amounts to such holders. (Section 5.1)

Each preferred securities guarantee will be an irrevocable and unconditional guarantee on a subordinated basis of the applicable Capital Trust’s payment obligations under its preferred securities, but will apply only to the extent that such Capital Trust has funds sufficient to make such payments. (Sections 1.1, 5.1) Each preferred securities guarantee is, to that extent, a guarantee of payment and not a guarantee of collection. (Section 5.5)

If PartnerRe Finance does not make interest payments on the corresponding junior subordinated debt securities held by a Capital Trust, and if we do not make such payments under the junior subordinated debt securities guarantee, the Capital Trust will not be able to pay distributions on the preferred securities and will not have funds legally available for payment. Each preferred securities guarantee will rank subordinate and junior in right of payment to all Senior Indebtedness of ours (including all debt securities). See “—Status of the Preferred Securities Guarantees.”

Because we are a holding company, our rights and the rights of our creditors (including the holders of preferred securities who are creditors of ours by virtue of the preferred securities guarantee) and shareholders, to participate in any distribution of assets of any subsidiary upon such subsidiary’s liquidation or reorganization or otherwise would be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary. The right of creditors of ours (including the holders of preferred securities who are creditors of ours by virtue of the preferred securities guarantee) to participate in the distribution of stock owned by us in certain of our subsidiaries may also be subject to approval by certain insurance regulatory authorities having jurisdiction over such subsidiaries. Except as otherwise provided in the applicable prospectus supplement, the preferred securities guarantees do not limit our ability to incur or issue other secured or unsecured debt, whether under an indenture or otherwise.

PartnerRe will make all payments of principal of and premium, if any, interest and any other amounts on, or in respect of, the junior subordinated debt securities without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments, or governmental charges of whatever nature imposed or levied by or on behalf of Bermuda or such other jurisdiction in which any of our successors under the preferred securities guarantees may be organized (a “taxing jurisdiction”) or any political subdivision or taxing authority thereof or therein, unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by (x) the laws (or any regulations or rulings promulgated thereunder) of a taxing jurisdiction or any political subdivision or taxing authority thereof or therein or (y) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in a taxing jurisdiction or any political subdivision thereof). If a withholding or deduction at source is required, PartnerRe will, subject to certain limitations and exceptions described below, pay to the holder of any such junior subordinated debt security any such additional amounts as may be necessary so that every net payment of principal, premium, if any, interest or any other amount made to such holder, after the withholding or deduction, will not be less than the amount provided for in such junior subordinated debt security and the junior subordinated indenture to be then due and payable.

PartnerRe will not be required to pay any additional amounts for or on account of:

(1)	any tax, fee, duty, assessment or governmental charge of whatever nature which would not have been imposed but for the fact that such holder (a) was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the relevant taxing jurisdiction or any political subdivision thereof or otherwise had some connection with the relevant taxing jurisdiction other than by reason of the mere ownership of, or receipt of payment under, such junior subordinated debt security, (b) presented such junior subordinated debt security for payment in the relevant taxing jurisdiction or any political subdivision thereof, unless such junior subordinated debt security could not have been presented for payment elsewhere, or (c) presented such junior subordinated debt security for payment more than 30 days after the date on which the payment in respect of such junior subordinated debt security first became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to such additional amounts if it had presented such junior subordinated debt security for payment on any day within that 30-day period;

(2)	any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(3)	any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder or the beneficial owner of such junior subordinated debt security to comply with any reasonable request by PartnerRe Finance addressed to the holder within 90 days of such request (a) to provide information concerning the nationality, residence or identity of the holder or such beneficial owner or (b) to make any declaration or other similar claim or satisfy any information or reporting requirement, which is required or imposed by statute, treaty, regulation or administrative practice of the relevant taxing jurisdiction or any political subdivision thereof as a precondition to exemption from all or part of such tax, assessment or other governmental charge; or

(4)	any combination of items (1), (2) and (3).

In addition, PartnerRe will not pay additional amounts with respect to any payment of principal of, or premium, if any, interest or any other amounts on, any such junior subordinated debt security to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such junior subordinated debt security but only to the extent such payment would be required by the laws of the relevant taxing jurisdiction (or any political subdivision or relevant taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had it been the holder of the junior subordinated debt security.

Our obligations described herein and in any accompanying prospectus supplement, through the applicable preferred securities guarantee, the applicable restated trust agreement, the applicable junior subordinated indenture and any supplemental indentures thereto and the applicable junior subordinated debt securities guarantee agreement, taken together, constitute a full, irrevocable and unconditional guarantee by us of payments due on the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the applicable Capital Trust’s obligations under its preferred securities. See “The Capital Trusts,” “Description of the Trust Preferred Securities,” and “Description of the Debt Securities.”

Status of the Preferred Securities Guarantees

Each preferred securities guarantee will constitute an unsecured obligation of ours and will rank subordinate and junior in right of payment to all of our Senior Indebtedness (as defined above in “Description of Debt Securities—Subordination of Subordinated Debt Securities Issued by PartnerRe”). (Section 6.2)

Each preferred securities guarantee will rank equally with all other similar preferred securities guarantees issued by us on behalf of holders of preferred securities of any trust, partnership or other entity affiliated with us which is a financing vehicle of ours. Each preferred securities guarantee will constitute a guarantee of payment and not of collection. This means that the guaranteed party may institute a legal proceeding directly against us to enforce its rights under the preferred securities guarantee without first instituting a legal proceeding against any other person or entity. Each preferred securities guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the applicable Capital Trust or upon distribution to the holders of the preferred securities of the corresponding junior subordinated debt securities. None of the preferred securities guarantees places a limitation on the amount of additional Indebtedness that may be incurred by us. We expect from time to time to incur additional Indebtedness that will rank senior to the preferred securities guarantees.

Amendments and Assignment

Except with respect to any changes which do not materially adversely affect the rights of holders of the related preferred securities (in which case no vote will be required), and any changes to the terms of our guarantee under each preferred securities guarantee and certain of our covenants described under “Certain Provisions of the Junior Subordinated Debt Securities Issued to the Capital Trusts—Certain Covenants” (which may only be amended in writing with the prior approval of each holder of such preferred securities then outstanding), no preferred securities guarantee may be amended without the prior approval of the holders of not less than a majority in liquidation preference of all such then outstanding preferred securities. (Section 8.2) All guarantees and agreements contained in each preferred securities guarantee shall bind our successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the related preferred securities then outstanding.

Events of Default

An event of default under a preferred securities guarantee will occur upon our failure to perform any of our payment obligations under the preferred securities guarantee. The holders of not less than a majority in aggregate liquidation amount of the related preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee in respect of such preferred securities guarantee or to direct the exercise of any trust or power conferred upon the indenture trustee under such preferred securities guarantee. (Section 5.4)

If the indenture trustee fails to enforce a preferred securities guarantee, any holder of the related preferred securities may institute a legal proceeding directly against us to enforce its rights under such preferred securities guarantee without first instituting a legal proceeding against the applicable Capital Trust, the indenture trustee or any other person or entity. (Section 5.4)

We, as guarantor, are required to file annually with the indenture trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the applicable preferred securities guarantee. (Section 2.4)

Termination of the Preferred Securities Guarantees

Each preferred securities guarantee will terminate and be of no further force and effect upon:

•	full payment of the redemption price of all the related preferred securities,

•	the distribution of the corresponding junior subordinated debt securities to the holders of such preferred securities or

•	upon full payment of the amounts payable upon liquidation of the related Capital Trust. Each preferred securities guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related preferred securities must restore payment of any sums paid with respect to such preferred securities or such preferred securities guarantee.

(Section 7.1)

New York Law to Govern

Each preferred securities guarantee will be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and performed in that state. (Section 8.5)

DESCRIPTION OF THE SHARE PURCHASE CONTRACTS AND THE SHARE PURCHASE UNITS

We may issue share purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of common shares at a future date or dates. We may fix the price per share and the number of common shares at the time we issue the share purchase contracts or we may also fix the price per share and the number of common shares by reference to a specific formula set forth in the share purchase contracts. We may issue the share purchase contracts separately or as a part of share purchase units consisting of a share purchase contract and, as security for the holder’s obligations to purchase the shares under the share purchase contracts, either:

•	senior debt securities or subordinated debt securities of ours or PartnerRe Finance;

•	preferred shares;

•	debt obligations of third parties, including U.S. Treasury securities; or

•	preferred securities of a Capital Trust.

The share purchase contracts may require us to make periodic payments to the holders of the share purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The share purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid share purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original share purchase contract.

The applicable prospectus supplement will describe the terms of any share purchase contracts or share purchase units and, if applicable, prepaid share purchase contracts. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to:

•	the share purchase contracts;

•	the collateral arrangements and depositary arrangements, if applicable, relating to such share purchase contracts or share purchase units; and

•	if applicable, the prepaid share purchase contracts and the document pursuant to which such prepaid share purchase contracts will be issued.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, purchase units, warrants, debt securities, preferred shares, common shares, preferred securities or any combination of such securities, including guarantees of any of such securities. The applicable prospectus supplement will describe:

•	the terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

We, PartnerRe Finance and/or each of the Capital Trusts may sell offered securities in any one or more of the following ways from time to time:

•	through agents;

•	through underwriters or dealers; or;

•	directly to a limited number of purchasers or a single purchaser, including our affiliates.

The prospectus supplement with respect to the offered securities will set forth the terms of the offering of the offered securities, including:

•	the name or names of any underwriters, dealers or agents and the respective amount of the offered securities underwritten or purchased by each of them;

•	the purchase price of the offered securities and the proceeds to us, PartnerRe Finance and/or a Capital Trust from such sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any delayed delivery arrangements;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which such offered securities may be listed.

Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The distribution of the offered securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Offered securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us, PartnerRe Finance and/or a Capital Trust to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the offered securities so offered and sold.

If offered securities are sold by means of an underwritten offering, we, PartnerRe Finance and/or a Capital Trust will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters in connection with sales of the offered securities. The offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale.

Our offered securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. Unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent. The underwriters will be obligated to purchase all of the offered securities of a series if they purchase any of such offered securities.

We, PartnerRe Finance and/or a Capital Trust may grant to the underwriters options to purchase additional offered securities, to cover over-allotments, if any, at the public offering price (with additional underwriting discounts or commissions), as may be set forth in the prospectus supplement relating thereto. If we, PartnerRe Finance and/or a Capital Trust grants any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement relating to such offered securities.

If a dealer is utilized in the sales of offered securities, we, PartnerRe Finance and/or a Capital Trust will sell such offered securities to the dealer as principal. The dealer may then resell such offered securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter as such term is defined in the Securities Act, of the offered Securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms (“remarketing firms”), acting as principals for their own accounts or as agents for us, PartnerRe Finance and/or a Capital Trust. Any remarketing firm will be identified and the terms of its agreements, if any, with us, PartnerRe Finance and/or a Capital Trust and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as such term is defined in the Securities Act, in connection with the offered securities remarketed thereby.

Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements entered into with us, PartnerRe Finance and/or a Capital Trust to indemnification by us, PartnerRe Finance and/or a Capital Trust against certain civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

We, PartnerRe Finance and/or a Capital Trust may authorize underwriters or other persons acting as agents to solicit offers by certain institutions to purchase offered securities from us, PartnerRe Finance and/or such Capital Trust, pursuant to contracts providing for payments and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us, PartnerRe Finance and/or such Capital Trust. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

Disclosure in the prospectus supplement of the use by us, PartnerRe Finance and/or a Capital Trust of delayed delivery contracts will include the commission that underwriters and agents soliciting purchases of the securities under delayed contracts will be entitled to receive in addition to the date when we will demand payment and delivery of the securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that are described in the prospectus supplement.

Each series of offered securities will be a new issue and, other than the common shares, the PEPS Units and the Series C Preferred Shares, each of which are listed on the New York Stock Exchange, will have no established trading market. We, PartnerRe Finance and/or a Capital Trust may elect to list any series of offered securities on an exchange, and in the case of the common shares, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, neither we, PartnerRe Finance and/or such Capital Trust shall be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the offered securities.

Underwriters, dealers, agents and remarketing firms may be customers of, engage in transactions with, or perform services for, us and our subsidiaries (including PartnerRe Finance) in the ordinary course of business.

LEGAL OPINIONS

Certain legal matters with respect to United States and New York law with respect to the validity of certain of the offered securities will be passed upon for us by Davis Polk & Wardwell, New York, New York. Certain legal matters with respect to Delaware law with respect to the validity of certain of the offered securities will be passed upon for us by Richards, Layton & Finger, Wilmington, Delaware. Certain legal matters with respect to Bermuda law will be passed upon for us by Ms. Christine Patton, General Counsel of PartnerRe. Additional legal matters may be passed on for PartnerRe, any underwriters, dealers or agents by counsel which we will name in the applicable prospectus supplement.

EXPERTS

The financial statements and the related financial statement schedules incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche, independent auditors, as stated in their reports, which are incorporated herein by reference (which reports express an unqualified opinion and include an explanatory paragraph relating to the Company’s change in method of accounting for goodwill, derivative instruments and hedging activities, Mandatorily Redeemable Preferred Securities and Trust Preferred Securities), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

General

We have filed with the Securities and Exchange Commission or, the Commission a registration statement on Form S-3 under the Securities Act of 1933, as amended, relating to the common shares, preferred shares, debt securities, debt securities guarantees, depositary shares, warrants, share purchase contracts, share purchase units, trust preferred securities and preferred securities guarantees described in this prospectus. This prospectus is a part of the registration statement, but the registration statement also contains additional information and exhibits.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Accordingly, we file annual, quarterly and special reports and other information with the Commission. You may read and copy any document that we file at the Commission’s public reference rooms at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our filings with the Commission subsequent to June 2001 are also available to you free of charge at the Commission’s website at http://www.sec.gov.

Additionally, our common shares, our 8% Premium Equity Participating Security Units, the 7.90% Preferred Securities of PartnerRe Capital Trust I, a Delaware trust of which we own all of the common securities, and our 6.75% Series C Cumulative Redeemable Preferred Shares are each listed on the New York Stock Exchange, so our reports can also be inspected at the offices of the New York Stock Exchange located at 20 Broad Street, 17th Floor, New York, New York 10005.

PartnerRe Finance II or PartnerRe Finance

There are no separate financial statements of PartnerRe Finance in this prospectus. We do not believe the financial statements would be helpful to the holders of the debt securities of PartnerRe Finance because:

•	we, a reporting company under the Exchange Act, own indirectly all of the outstanding capital stock of PartnerRe Finance;

•	PartnerRe Finance has no independent operations or proposals to engage in any activity other than issuing debt securities and applying the proceeds as described in “Use of Proceeds;” and

•	the obligations of PartnerRe Finance under the senior, subordinated or junior subordinated debt securities issued by it will be fully and unconditionally guaranteed by us. See “Description of the Debt Securities Guarantees.”

PartnerRe Finance is not currently subject to the information reporting requirements of the Exchange Act and will not become subject to the requirements upon the effectiveness of the registration statement that contains this prospectus.

Capital Trust II and Capital Trust III or, the Capital Trusts

There are no separate financial statements of the Capital Trusts in this prospectus. We do not believe the financial statements would be helpful to the holders of the preferred securities of either of the Capital Trusts because:

•	we, a reporting company under the Exchange Act, will directly or indirectly own all of the voting securities of each Capital Trust;

•	each Capital Trust has no independent operations or proposals to engage in any activity other than issuing securities representing undivided beneficial interests in the assets of such Capital Trust and investing the proceeds in junior subordinated debt securities issued by PartnerRe Finance which will be guaranteed by us; and

•	the obligations of each Capital Trust under the preferred securities issued by it will be guaranteed by us. See “Description of the Trust Preferred Securities Guarantees.”

Neither Capital Trust II nor Capital Trust III is currently subject to the information reporting requirements of the Exchange Act and neither of them will become subject to the requirements upon the effectiveness of the registration statement that contains this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly and special reports, proxy statements and other information with the Commission. The Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the Commission, modifies or replaces this information. All documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of an offering (including any documents filed after the date of this prospectus and prior to the effectiveness of the Registration Statement) shall be deemed to be incorporated by reference into this prospectus.

We incorporate by reference the following previously filed documents:

(1)	our Annual Report on Form 10-K for the year ended December 31, 2003 (file no. 001-14536);

(2)	our Current Report on Form 8-K filed with the Commission on September 29, 2003 (“Risk Factors”) (file no. 001-14536);

(3)	the description of our common shares set forth in our registration statements filed under the Exchange Act on Form 8-A on October 4, 1993 (file no. 000-22530) and October 24, 1996 (file no. 001-14536), including any amendment or report for the purpose of updating such description;

(4)	the description of our 5.61% Series B Cumulative Redeemable Preferred Shares set forth in our registration statement filed under the Exchange Act on Form 8-A on November 14, 2001 (file no. 001-14536), including any amendment or report for the purpose of updating such description;

(5)	the description of our 8% Premium Equity Participating Security Units set forth in our registration statement filed under the Exchange Act on Form 8-A on November 14, 2001 (file no. 001-14536), including any amendment or report for the purpose of updating such description;

(6)	the description of the 7.90% Preferred Securities of PartnerRe Capital Trust I set forth in a registration statement filed by us and PartnerRe Capital Trust I under the Exchange Act on Form 8-A on November 14, 2001 (file no. 001-14536), including any amendment or report for the purpose of updating such description; and

(7)	the description of our 6.75% Series C Cumulative Redeemable Preferred Shares set forth in our registration statement filed under the Exchange Act on Form 8-A on May 2, 2003 (file no. 001-14536), including any amendment or report for the purpose of updating such description.

You may request free copies of these filings (other than the exhibits) by writing or telephoning us at the following address:

96 Pitts Bay Road

Pembroke HM 08

Bermuda

Attention: General Counsel

Telephone: (441) 292-0888

Fax: (441) 292-6080

ENFORCEMENT OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL SECURITIES LAWS

We are a Bermuda company. In addition, certain of our directors and officers as well as certain of the experts named in this prospectus, reside outside the United States, and all or a substantial portion of our assets and their assets are located outside the United States. Therefore, it may be difficult for investors to effect service of process within the United States upon those persons or to recover against us or those persons on judgments of courts in the United States, including judgments based on civil liabilities provisions of the United States federal securities laws.

The United States and Bermuda do not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. Also, there is doubt as to whether the courts of Bermuda would enforce (1) judgments of United States courts based on the civil liability provisions of the United States federal securities laws obtained in actions against us or our directors and officers, and (2) original actions brought in Bermuda against us or our officers and directors based solely upon the United States federal securities laws. A Bermuda court may, however, impose civil liability on us or our directors or officers in a suit brought in the Supreme Court of Bermuda provided that the facts alleged constitute or give rise to a cause of action under Bermuda law. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under the U.S. federal securities laws, would not be allowed in Bermuda courts to the extent that they are contrary to public policy.

               Shares

PartnerRe Ltd.

% Series D Cumulative Redeemable Preferred Shares

PROSPECTUS SUPPLEMENT

November     , 2004

Citigroup	UBS Investment Bank	Wachovia Securities

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Bear, Stearns & Co. Inc.

Credit Suisse First Boston

JPMorgan

Lehman Brothers